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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on July 13, 2018

Registration No. 333-225668

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GERMAN AMERICAN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	35-1547518 (IRS Employer Identification Number)

711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Schroeder
Chairman and Chief Executive Officer
German American Bancorp, Inc.
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jeremy E. Hill Bradley C. Arnett Bingham Greenebaum Doll LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 (317) 635-8900	R. James Straus Alan K. MacDonald Frost Brown Todd LLC 400 West Market Street 32nd Floor Louisville, Kentucky 40202 (502) 589-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon the effective time of the merger described in the accompanying proxy statement/prospectus.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definition of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Excha nge Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐	Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the Commission, acting under Section 8(a), determines.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED JULY 13, 2018 SUBJECT TO COMPLETION

PROSPECTUS OF GERMAN AMERICAN BANCORP, INC.
FOR UP TO 2,045,772 SHARES OF COMMON STOCK AND
PROXY STATEMENT OF FIRST SECURITY, INC.

         First Security, Inc. (which we refer to as "First Security") proposes to merge with and into German American Bancorp, Inc. (which we refer to as "German American"). At the effective time of the proposed merger, each outstanding share of First Security's common stock would be converted into the right to receive:

  •
  0.7982 shares of German American common stock (or cash in lieu of fractional share interests), and

  •
  a cash payment of $12.00 (subject to reduction to the extent that First Security's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payment" on page 54)

         Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive German American common stock as consideration for all or a portion of your shares of First Security common stock, the implied value of the stock consideration that you will receive will depend on the market price of German American common stock when you receive your shares of German American common stock. On May 21, 2018, the last business day prior to the public announcement of the merger, the closing price of a share of German American common stock was $35.57, which based on the of 0.7982 exchange ratio and $12.00 per share cash consideration, represented an implied value of $40.39 per share of First Security common stock. On [    •    ], 2018, the most recent practicable trading day before this proxy statement/prospectus was finalized, the closing price of a share of German American common stock was $[    •    ], which based on the of 0.7982 exchange ratio and $12.00 per share cash consideration, represented an implied value of $[    •    ] per share of First Security common stock. You should obtain current market prices for shares of German American common stock which is listed on the NASDAQ Global Select Market under the symbol "GABC."

         First Security will hold a special meeting of its shareholders to vote on the merger agreement proposal at its principal office located at 313 Frederica Street, Owensboro, Kentucky, on September 7, 2018, at 9:00 a.m., local time. Your vote is important, because your failure to vote will have the same effect as your voting against the merger agreement proposal. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the attached proxy statement/prospectus.

         First Security's board of directors unanimously recommends that you vote "FOR" the merger.

         This proxy statement/prospectus describes the special meeting, the merger agreement proposal, the German American shares to be issued in the merger, the manner of calculation of the number of German American shares to be issued and the amount of cash to be paid for each First Security common share in the merger, and other related matters. Please carefully read this entire document, including "Risk Factors" beginning on page 25, for a discussion of the risks relating to the merger agreement proposal and the German American common shares. Information about German American is included in this document and in documents that German American has filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION," on page 83.

         Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The common shares of German American are traded on the NASDAQ Global Select Market under the symbol "GABC," and the common shares of First Security are quoted on the OTCQX Market under the symbol "FIIT."

         All information in this proxy statement/prospectus concerning German American and its subsidiaries has been provided by German American, and all information in this proxy statement/prospectus concerning First Security has been provided by First Security.

         You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals to First Security's shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

         You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date below, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of German American shares as contemplated by the merger agreement shall create any implication to the contrary.

This proxy statement/prospectus is dated [    •    ], 2018, and it is first being mailed to First Security, Inc.
shareholders on or about [    •    ], 2018.

AVAILABLE INFORMATION

        As permitted by the rules of the Securities and Exchange Commission (the "SEC"), this proxy statement/prospectus incorporates important information about German American from other documents that are not included or delivered with this document. You may request, either orally or in writing, a copy of the documents incorporated by reference by German American in this proxy statement/prospectus without charge by requesting them in writing or by telephone from German American at the following addresses and telephone number:

  German American Bancorp, Inc.
  711 Main Street, Box 810
  Jasper, Indiana 47547-0810
  Attention: Terri Eckerle
  Telephone: (812) 482-1314

        If you would like to request documents, please do so by Friday, August 31, 2018, in order to receive them before First Security's special meeting.

        You also can obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "WHERE YOU CAN FIND MORE INFORMATION," on page 83.

Notice of Special Meeting of Shareholders to be held September 7, 2018

        A special meeting of shareholders of First Security, Inc., a Kentucky corporation ("First Security"), will be held at 9:00 a.m., local time, on September 7, 2018 at First Security's principal office located at 313 Frederica Street, Owensboro, Kentucky. Any adjournments or postponements of the special meeting will be held at the same location unless otherwise announced at the conclusion of the adjourned or postponed meeting session.

        At the special meeting, you will be asked:

          1.     to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 22, 2018 (which we refer to as "the merger agreement"), which has been entered into by and among First Security, German American Bancorp, Inc., First Security Bank, Inc., and German American Bank (including the related plan of merger in the form that is attached to the merger agreement), and thereby to approve the transactions contemplated by the merger agreement, including the merger of First Security into German American Bancorp, Inc.;

          2.     to approve one or more adjournments of the special meeting (upon the motion of any shareholder of record entitled to vote on the merger proposal duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger; and

          3.     to transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

        The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger in detail, and includes a copy of the merger agreement (which includes the plan of merger) attached as Annex A. We urge you to read these materials carefully. The proxy statement/prospectus (and Annex A) forms a part of this notice.

        Shareholders of First Security have dissenters' rights with respect to the merger under the Kentucky Business Corporation Act. Shareholders who assert their dissenters' rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Kentucky law. A copy of Subtitle 13 of the Kentucky Business Corporation Act is attached as Annex C to the accompanying proxy statement/prospectus.

        The board of directors of First Security unanimously recommends that First Security shareholders vote "FOR" (1) the proposal to approve the merger agreement, and (2) the proposal to approve adjournments.

        The board of directors of First Security has fixed the close of business on July 26, 2018 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Approval of the merger agreement proposal requires the affirmative vote of (i) at least a majority of the issued and outstanding shares of First Security voting common stock, and (ii) at least a majority of the outstanding shares of First Security non-voting common stock. Approval of the adjournment proposal requires that more shares of First Security voting common stock be voted in favor of the proposal than are voted against it.

        To ensure your representation at the special meeting, please follow the voting procedures described in the accompanying proxy statement/prospectus. Submitting your proxy will not prevent you from voting in person. Your proxy may be revoked at any time before it is voted.

        If you have any questions or need assistance voting your shares, please contact the undersigned at (270) 663-4668.

By Order of the Board of Directors
Michael F. Beckwith, President and Chief Executive Officer Owensboro, Kentucky [•], 2018

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address some commonly-asked questions regarding the proposed merger and the special meeting. These questions and answers may not address all the questions that may be important to you as one of First Security's shareholders. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus.

Q:
What am I being asked to vote on? What is the proposed transaction?

A:
You are being asked to vote on a proposal to approve a merger agreement (including the related plan of merger) between First Security, Inc. (which we refer to as "First Security") and German American Bancorp, Inc. (which we refer to as "German American"), and the transactions contemplated by the merger agreement, including the merger of First Security with and into German American. We refer to this proposal as the "merger agreement proposal." As a result of the merger contemplated by the merger agreement proposal, First Security will cease to exist and First Security's bank subsidiary, First Security Bank, Inc. (which we refer to as "First Security Bank"), will merge into German American's bank subsidiary (which is named "German American Bank").

  You are also being asked to vote:

  •
  to approve one or more adjournments of the special meeting that will be convened to consider approving the merger agreement proposal (upon the motion of any shareholder of record entitled to vote thereon duly made and seconded) if necessary to permit further solicitation of proxies in favor of the merger agreement proposal, which we refer to as the "adjournment proposal;" and

  •
  on such other matters that may be properly presented at the special meeting or any adjournment or postponement of the special meeting. First Security's Board is not aware of any such other matters.

Q:
What will I be entitled to receive in the merger?

A:
If the merger is completed, and you continue through the effective time of the merger to hold your shares of First Security common stock (other than Dissenting Shares as described below), you will be entitled to receive for (or in respect of) each of those shares of First Security common stock both:

•
0.7982 shares of German American common stock (and cash in lieu of any fractional share interests), and

•
a cash payment of $12.00 (subject to reduction to the extent that First Security's consolidated common shareholder's equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payments" on page 54).

  It is currently expected that the former shareholders of First Security as a group will receive approximately [    •    ]% of the outstanding shares of German American immediately after the merger.

  Shares held in employee accounts by the First Security, Inc. 401k and Employee Stock Ownership Plan (the "KSOP") immediately prior to the effective time of the merger (other than Dissenting Shares), will be entitled to receive a cash payment equal to $40.00 for each share of First Security common stock.

Q:
Am I entitled to "dissenters' rights" (sometimes also called "appraisal rights")?

A:
Yes. The shareholders of First Security have dissenters' rights with respect to the merger as described in the section entitled "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" beginning on page 64 of this proxy statement/prospectus. Shares of First Security common stock that are issued and outstanding immediately prior to the effective time of the merger and which are held by persons who have properly exercised, and not withdrawn or waived, their dissenters' rights ("Dissenting Shares") in accordance with the Kentucky Business Corporation Act ("KBCA") will not be converted into the right to receive the merger consideration described in the preceding answer. Instead, those holders will be entitled to receive, in lieu of the merger consideration, payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until those holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA.

Q:
Why do First Security and German American want to merge?

A:
First Security's board of directors believes that the offer of 0.7982 shares of German American common stock plus $12.00 in cash for each share of First Security common stock is attractive from a financial perspective, and that the proposed merger will provide First Security shareholders with substantial benefits in light of German American's financial strength, the stock price performance and greater liquidity of its shares, and the prospects for the combined company. First Security's board of directors also believes that the merger presents a more certain opportunity to enhance shareholder value for First Security's shareholders than remaining independent.

  German American believes that expanding its operations in the complementary geographic market areas where First Security operates offers financial and strategic benefits to German American and First Security as a combined company.

  To review the reasons for the merger in more detail, see "THE MERGER—German American's Reasons for the Merger" on page 40 and "THE MERGER—First Security's Reasons for the Merger and Recommendation of its Board of Directors" on page 38.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of First Security voting common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

  Castle Creek Capital Partners V, L.P. ("Castle Creek"), the sole holder of First Security's non-voting common stock, has agreed to approve the merger and is expected to do so by written consent. Accordingly, quorum requirements relating to the First Security non-voting common stock at the special meeting will not apply.

Q:
What vote is required to adopt the proposals at the special meeting?

A:
Approval of the merger agreement proposal requires the affirmative vote of (i) at least a majority of the issued and outstanding shares of First Security voting common stock, and (ii) at least a majority of the outstanding shares of First Security non-voting common stock. We refer to First Security's voting common and non-voting common stock in this proxy/statement prospectus, collectively, as the "First Security common stock." Abstentions (and broker non-votes, if any) will have the same effect as shares voted "AGAINST" the merger agreement proposal.

  Approval of the adjournment proposal requires the holders of more shares of First Security voting common stock voting in favor of the proposal than voting against the proposal. Abstentions and broker non-votes will not be treated as "no" votes and, therefore, will have no effect on that proposal.

  As stated above, Castle Creek, in its capacity as the sole holder of First Security's non-voting common stock, has agreed to approve the merger and is expected to do so by written consent.

  As discussed under "THE SPECIAL MEETING—Voting Agreement with First Security Directors" and "THE SPECIAL MEETING—Voting and Support Agreements with Certain First Security Shareholders," the directors and certain principal shareholders of First Security are parties to voting agreements with German American pursuant to which such parties have agreed to vote all shares of First Security common stock beneficially owned by them in favor of the merger agreement proposal. As of the record date, these parties beneficially owned and were entitled to vote an aggregate of [    •    ] shares of First Security voting common stock at the special meeting, or [    •    ]% of the outstanding voting shares.

Q:
Who is entitled to vote at the First Security special meeting?

A:
Holders of shares of First Security voting common stock at the close of business on July 26, 2018, which is the record date, are entitled to vote on the proposal to approve the merger agreement and the adjournment proposal at the First Security special meeting. As of the record date, [    •    ] shares of First Security voting common stock were outstanding and entitled to vote.

Q:
How many shares do First Security's directors and executive officers control?

A:
As of the record date for the special meeting, First Security's directors and executive officers (in the aggregate) have the sole or shared right to vote approximately [    •    ] of the outstanding shares of First Security voting common stock, or approximately [    •    ]% of those shares then outstanding. See "THE SPECIAL MEETING—Beneficial Ownership of First Security Common Stock by Certain Shareholders" on page 31.

Q:
When and where is the First Security special meeting?

A:
The special meeting of First Security shareholders is scheduled to take place at First Security's principal office, located at 313 Frederica Street, Owensboro, Kentucky, at 9:00 a.m., local time, on September 7, 2018.

Q:
If I plan to attend the First Security special meeting in person, should I still grant my proxy?

A:
Yes. Whether or not you plan to attend the First Security special meeting, you should grant your proxy as described in this proxy statement/prospectus. The failure of a First Security shareholder to vote in person or by proxy will have the same effect as a vote "AGAINST" approval of the merger agreement and related plan of merger.

Q:
What is the recommendation of the First Security board of directors?

A:
The First Security board of directors has determined that the merger agreement (including the plan of merger attached as Appendix A to that agreement) and the merger contemplated by the merger agreement are advisable, fair to, and in the best interests of, First Security and its shareholders. The First Security board of directors unanimously recommends that you vote "FOR" (1) approval of the merger agreement proposal; and (2) approval of the adjournment proposal.

Q:
What do I need to do now to vote my shares of First Security?

A:
After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote by completing, signing, dating and returning the proxy card or voting form that accompanies this proxy statement/prospectus in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:
If my shares are held in "street name" by my broker, will they automatically vote my shares for me?

A:
No. Your broker will not be able to vote your shares of First Security common stock on the proposal to adopt the merger agreement or the proposal for adjournment of the special meeting unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to adopt the merger agreement or the proposal to adjourn the special meeting, your shares will not be voted. This will have the effect of voting "AGAINST" the adoption of the merger agreement, and will not be counted for purposes of the adjournment proposal. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:
How do I vote shares held in the KSOP (i.e., First Security's 401k and Employee Stock Ownership Plan)?

A:
Under the terms of the KSOP, which is maintained by First Security for its employees and the employees of its subsidiaries, each KSOP participant instructs the KSOP trustee how to vote the shares of First Security common stock allocated to his or her account under the KSOP. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant's shares in accordance with the shareholder's instructions. If an instruction card is returned with no specific instructions as to how to vote at the special meeting, the trustee will vote the shares in favor of both the merger proposal and the adjournment proposal. With respect to the shares held in the KSOP but not allocated to any participant's account, and any shares allocated to an account for which the trustee receives no voting instructions, the trustee will vote those shares in the same proportion as KSOP participants have instructed the trustee to vote their shares on each of the merger proposal and the adjournment proposal, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act.

Q:
May I change or revoke my vote after submitting a proxy?

A:
Yes. If you have not voted through your broker, you can change your vote by:

•
providing written notice of revocation to the Secretary of First Security, which must be filed with the Secretary by the time the special meeting begins;

•
submitting a new proxy card (any earlier proxies will be revoked automatically); or

•
attending the special meeting and voting in person. Any earlier proxy will be revoked.

  However, simply attending the special meeting without voting will not revoke your proxy.

  If you have instructed a broker to vote your shares, you must follow your broker's directions to change your vote.

Q:
What are the material U.S. federal income tax consequences of the merger to me?

A:
German American and First Security expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"))

  for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

  •
  First Security shareholders generally will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

  •
  First Security shareholders will not recognize gain (or loss) as a result of receiving shares of German American common stock in the merger.

  To review the tax consequences of the merger to First Security shareholders in greater detail, please see the section "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" beginning on page 79. Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
When is the merger expected to be completed?

A:
We will try to complete the merger as soon as possible. Before that happens, the merger agreement (including the plan of merger) must be approved by First Security's shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote at least a majority of the issued and outstanding shares of First Security voting common stock in favor of the merger agreement proposal at the scheduled shareholders meeting (without the need for any adjournment) and we obtain the other necessary approvals in a timely fashion, we hope to close the merger effective October 1, 2018. Prior to that date, German American would file the necessary documents with the appropriate offices of the State of Indiana and the Commonwealth of Kentucky to cause the mergers to become effective. Those documents would specify an "effective time" of the merger of 12:01 a.m. (Eastern time) on October 1, 2018.

Q:
Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, dissenting shareholders must not represent twenty percent (20%) or more of the outstanding shares of First Security common stock, and other customary closing conditions must be satisfied (or waived, if applicable). To review the conditions of the merger in more detail, see "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page 60.

Q:
Should I send in my stock certificates now?

A:
No. You SHOULD NOT send in any stock certificates now. If the merger is approved and completed, transmittal materials, with instructions for their completion, will be provided to all shareholders of First Security under separate cover. Only then should you send the stock certificates in accordance with those instructions.

Q:
Who can answer my other questions?

A:
If you have more questions about the merger, or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Michael F. Beckwith, President and CEO, First Security, Inc., 313 Frederica Street, Owensboro, Kentucky 42301, telephone (270) 663-4668.

SUMMARY

        The following summary, together with the section of the proxy statement/prospectus entitled "Questions and Answers," highlight selected information contained in this proxy statement/prospectus. It may not contain all of the information that might be important in your consideration of the merger agreement and the proposed merger. We encourage you to carefully read this proxy statement/prospectus (including the documents that are annexed to this document and listed in the Table of Contents) in their entirety before voting. See "WHERE YOU CAN FIND MORE INFORMATION" on page 83.

        In this proxy statement/prospectus, the term "First Security" refers to First Security, Inc., the term "German American" refers to German American Bancorp, Inc., the terms "we" or "us" or "our" refer to First Security and German American, the term "merger agreement" refers to that certain Agreement and Plan of Reorganization, dated as of May 22, 2018, as it may be amended from time to time, among German American, First Security, and their banking subsidiaries, a copy of which is attached as Annex A to this proxy statement/prospectus, the term "merger" refers to the merger of First Security with and into German American pursuant to the merger agreement, and the term "shares" refers to the shares of common stock of German American or First Security (as applicable in context). Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

Information about the Companies

German American Bancorp, Inc. (page 69)
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314

        German American, an Indiana corporation, is a bank holding company based in Jasper, Indiana. German American (through its bank subsidiary) operates 58 banking offices in 20 contiguous southern Indiana counties and one adjacent northern Kentucky county. German American also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.). As of March 31, 2018, German American had total assets of approximately $3.1 billion, total loans of approximately $2.2 billion, and total deposits of approximately $2.5 billion.

First Security, Inc. (page 70)
313 Frederica Street
Owensboro, Kentucky 42301
(270) 663-4668

        First Security, a Kentucky corporation, is a financial services holding company based in Owensboro, Kentucky. First Security operates 11 retail banking offices through its wholly owned subsidiary, First Security Bank, Inc., in Owensboro, Bowling Green, Franklin and Lexington, Kentucky and in Evansville and Newburgh, Indiana. As of March 31, 2018, First Security had total assets of approximately $586 million, total loans of approximately $409 million, and total deposits of approximately $458 million.

The Merger and the Merger Agreement (pages 36 and 52)

        First Security's merger into German American is governed by the merger agreement, and the related plan of merger that is an exhibit to the merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, First Security will be merged with and into German American with German American surviving the merger and First Security ceasing to exist. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.

What First Security Shareholders Will Receive as a Result of the Merger (page 53)

        If the merger is completed, each share of First Security common stock that you own of record immediately before the effective time of the merger (other than Dissenting Shares and shares held by the KSOP) will be converted at the effective time into the right to receive 0.7982 shares of German American common stock and a cash payment of $12.00. Cash will be paid in lieu of any fractional German American share interests, and the cash payment per share is subject to reduction to the extent that First Security's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing. See "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payments" on page 54).

        Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive German American common stock as consideration for all or a portion of your shares of First Security common stock, the implied value of the stock consideration that you will receive will depend on the market price of German American common stock when you receive your shares. On [    •    ], 2018, the most recent practicable trading day before this proxy statement/prospectus was finalized, the closing price of a share of German American common stock was $[    •    ], which based on the of 0.7982 exchange ratio and $12.00 per share cash consideration, represented an implied value of $[    •    ] per share of First Security common stock. It is currently expected that the former shareholders of First Security as a group will receive approximately [    •    ]% of the outstanding shares of German American immediately after the merger.

Board of Directors of German American (and its Bank Subsidiary) Following Completion of the Merger (page 63)

        After completion of the merger, German American will appoint one (1) person who is currently a member of the First Security board of directors (chosen by German American after consultation with First Security) to the German American board of directors. As of the date of this proxy statement/prospectus, it has not yet been determined which First Security director will be appointed to the German American board of directors. The board of directors of German American and of its banking subsidiary will otherwise be the same as the boards of directors of such companies immediately prior to the effective time of the merger. Information about the current German American directors and executive officers can be found in German American's Annual Report on Form 10-K for its year ended December 31, 2017, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

Recommendation of First Security Board of Directors (page 58)

        The First Security board of directors has approved and adopted the merger agreement and the proposed merger. The First Security board believes that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is advisable and fair to, and in the best interests of, First Security and its shareholders, and therefore unanimously recommends that First Security shareholders vote "FOR" the: (1) approval of the merger agreement proposal; and (2) approval of the adjournment proposal. In reaching this decision, First Security's board of directors considered many factors, which are described in the section captioned "THE MERGER—First Security's Reasons for the Merger and Recommendation of its Board of Directors" beginning on page 38. Because of the wide variety of factors considered, First Security's board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Opinion of First Security's Financial Advisor (page 40)

        At the May 22, 2018 meeting of the board of directors of First Security, a representative of Raymond James & Associates, Inc. ("Raymond James") rendered Raymond James's oral opinion, which was subsequently confirmed by delivery of a written opinion to the First Security board dated May 22, 2018, as to the fairness, as of such date, from a financial point of view, to the holders of First Security's outstanding common stock, of the consideration to be received by such common shareholders pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of Raymond James, dated May 22, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex B to this proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the board of directors of First Security (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration was fair, from a financial point of view, to the holders of First Security's common stock as of the date of the opinion. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the First Security board or any holder of First Security's common stock as to how such board, such holders of First Security's common stock or any other person should vote or otherwise act with respect to the merger or any other matter.

Regulatory Approvals (page 50)

        Under the terms of the merger agreement, the merger cannot be completed until German American and First Security and their bank subsidiaries have received the necessary regulatory approvals for the merger of First Security and German American and the merger of their bank subsidiaries. Filings have been made with all regulatory authorities that are believed by German American and First Security to have authority to grant such approvals, and such filings are under consideration by such authorities but have not yet been approved as of the date of this proxy statement/prospectus.

Conditions to Completion of the Merger (page 60)

        The completion of the merger is subject to the fulfillment of a number of conditions, including:

  •
  approval of the merger agreement by the holders of at least a majority of each of First Security's issued and outstanding voting and non-voting common shares;

  •
  dissenting shares must not represent twenty percent (20%) or more of the outstanding shares of First Security common stock;

  •
  approval of the transaction by the appropriate regulatory authorities; and

  •
  the representations and warranties made by the parties in the merger agreement must be true in all material respects as of the closing date of the merger, except for such changes as have not had, and cannot reasonably be expected to have, a "material adverse effect" as defined in the merger agreement.

Termination (page 62)

        The merger agreement may be terminated by mutual consent of German American and First Security at any time before articles of merger are filed with the Indiana Secretary of State and the Kentucky Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or First Security may terminate the merger agreement prior to the filing of the articles of merger if, among other things, any of the following occur:

  •
  the closing of the merger has not occurred by February 1, 2019;

  •
  First Security's shareholders do not adopt the merger agreement at the special meeting by the requisite vote;

  •
  there is a material breach by the other party of any representation or warranty contained in the merger agreement (other than those breaches that together with other breaches arising after the date of the merger agreement, do not have a "material adverse effect" on such other party as defined by the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach);

  •
  there is a breach by the other party in any material respect of any of its covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach; or

  •
  certain adverse regulatory determinations.

        In addition, German American may terminate the merger agreement if First Security breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within forty-five (45) days after the first communication between First Security or First Security Bank and the third party and does not provide German American with written notice of such termination.

Termination Fee (page 63)

        If (i) First Security breaches its notice obligations related to an acquisition transaction, or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within forty-five (45) days after the first communication between First Security or First Security Bank and the third party and does not provide German American with written notice of such termination or (ii) First Security's board of directors should fail to include its recommendation to shareholders of First Security that they vote in favor of the merger at the special meeting, or should withdraw its recommendation following First Security's receipt of a proposal from another party to engage in a business combination, and, in either case, the merger agreement is terminated as a result, then First Security would owe German American a termination fee of $3,000,000.

Interests of Officers and Directors in the Merger That are Different From Yours (page 49)

        In considering the recommendation of the board of directors of First Security to adopt the merger agreement, you should be aware that executive officers and directors of First Security have (or had) employment and other compensation agreements or plans that give them (or gave them) interests in connection with the merger that may be different from, or in addition to, their interests as First Security shareholders. These current or former interests and agreements include:

  •
  the accelerated vesting of all outstanding unvested stock options held by First Security directors and executive officers, and the agreement by German American to pay cash in cancellation of each unexercised option upon completion of the merger in an amount equal to $40.00 (subject to reduction in certain circumstances) less the applicable exercise price and tax withholding. If none of the outstanding options were to be exercised before closing, option cancellation payments to First Security directors and executive officers would total approximately $751,842;

  •
  the Bonus and Change in Control Termination Agreement with Mr. Beckwith that provides for payment to him upon a change in control of First Security, subject to certain limitations. Under this agreement, Mr. Beckwith would be entitled to receive a change in control benefit in the amount of $450,000, if the merger transaction closes. In addition, the agreement also provides that Mr. Beckwith is entitled to receive (whether or not the merger closes) a bonus payment in the amount of $500,000 on or before the earlier of (i) the closing of the merger, or (ii) March 15, 2019.

  •
  the closing of the merger is conditioned upon German American entering into an employment agreement with Mr. Beckwith, which will become effective upon the effective time of the merger. To induce Mr. Beckwith to enter into this at-will employment relationship, German American will pay Mr. Beckwith a lump sum payment of $125,000 on each of the first and second anniversaries of the merger effective date, subject to Mr. Beckwith's continued employment;

  •
  that one person who is currently a member of the First Security board of directors will be appointed to the German American board of directors, and that all independent directors currently serving on the First Security Bank board of directors, other than the director appointed to German American's board, will be appointed to a newly created Regional Advisory Board of German American, and each will be entitled to receive compensation from German American for their services on these boards. As of the date of this proxy statement/prospectus, it has not yet been determined which First Security director will be appointed to the German American board of directors; and

  •
  rights of First Security officers and directors to indemnification and directors' and officers' liability insurance.

Certain Differences in Shareholder Rights (page 72)

        When the merger is completed, First Security shareholders, whose rights are governed by Kentucky law and First Security's articles of incorporation and bylaws, will become German American shareholders and their rights will be governed by Indiana law, and by German American's articles of incorporation and bylaws. Certain differences in the rights of First Security shareholders in respect of their shares will result.

Dissenters' Rights of Appraisal (page 64)

        If the merger agreement is approved and the merger is consummated, each shareholder of First Security who dissents from the merger will have the right to be paid the "fair value" of his or her shares of First Security common stock in cash, provided that the shareholder complies with Subtitle 13, Chapter 271B, Title XXIII of the Kentucky Revised Statutes. See "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" and Annex C.

Prohibition on First Security's Solicitation of Other Offers and Having Discussions with Potential Acquirors (page 58)

        The merger agreement prohibits First Security from soliciting offers from any other party that might also be interested in acquiring First Security, and from discussing a potential proposal with (including providing information to) any interested third party that might (despite the lack of any solicitation by First Security) reach out to it with regard to such an alternative proposal to the merger with German American, except to the extent such discussions may be required under fiduciary duties applicable to the First Security directors under Kentucky law.

Dividends and Distributions (page 51)

        Under the terms of the merger agreement, prior to the closing of the merger, First Security is prohibited from declaring or paying any cash dividend or other distribution to First Security shareholders, except First Security's quarterly cash dividend in an amount not to exceed $0.17 per share; provided, however, First Security and German American will coordinate First Security's dividend schedule for the quarter in which the merger closing occurs so that First Security's shareholders do not receive dividends for shares of both German American common stock and First Security common stock for the same calendar quarter.

Material U.S. Federal Income Tax Consequences of the Merger (page 79)

        German American and First Security expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, as a result of the merger:

  •
  First Security shareholders will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

  •
  First Security shareholders will not recognize gain (or loss) as a result of their receiving shares of German American common stock in the merger.

See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" on page 79 for a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of First Security common stock.

        Because individual circumstances may differ, each shareholder should, at their own expense, consult such shareholder's tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of German American shares in light of such shareholder's particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans.

Special Meeting

Date, Time and Place (page 29)

        The special meeting of First Security shareholders is scheduled to be held at First Security's principal office located at 313 Frederica Street, Owensboro, Kentucky 42301, at 9:00 a.m., local time, on September 7, 2018. At the First Security special meeting, you will be asked:

          1.     to consider and vote upon a proposal to approve the merger agreement and related plan of merger and thereby approve the transactions contemplated by the merger agreement, including the merger of First Security into German American;

          2.     to approve one or more adjournments of the special meeting if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger; and

          3.     to vote upon such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

Record Date (page 29)

        Only First Security shareholders of record as of the close of business on July 26, 2018, are entitled to notice of, and to vote at, the First Security special meeting and any adjournments or postponements of the First Security special meeting. As of the close of business on the record date, there were [    •    ] shares of First Security voting common stock outstanding and entitled to vote at the meeting, held by approximately [    •    ] holders of record.

        Castle Creek Capital Partners V, L.P. ("Castle Creek") beneficially owned all 571,147 shares of First Security's non-voting common stock outstanding as of the record date. Castle Creek has agreed to vote all the non-voting common stock in favor of the merger and is expected to do so by written consent.

Attending in Person (page 34)

        All First Security shareholders of record as of the record date for the special meeting may attend the special meeting. WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card, which will indicate your vote upon the matters to be considered. If you do attend the special meeting and desire to vote in person, you may do so by withdrawing your proxy at that time prior to voting your shares.

How to Vote (page 34)

        First Security shareholders may vote their shares at the special meeting:

          In Person:     by attending the special meeting and voting their shares in person; or

          By Mail:     by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.

        First Security's board of directors is asking for your proxy. Giving the First Security board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the merger agreement proposal and the other proposals to be voted upon at the special meeting, or abstain from voting. All shares represented by a valid proxy received prior to the special meeting will be voted in accordance with the instructions provided by the shareholder. If you sign and return the enclosed proxy but provide no voting instructions, the shares represented by the proxy will be voted "FOR" the merger proposal, "FOR" the adjournment proposal, and as the named proxy holders may determine in their discretion with respect to any other matters that may properly come before the special meeting.

        The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters that may properly come before the special meeting. As of the date of this proxy statement/prospectus, the First Security board of directors knows of no such amendment or variation or of any matters expected to come before the special meeting that are not referred to in the accompanying Notice of Special Meeting.

        Shareholders who hold their shares in "street name," meaning the name of a broker, bank or trust company, or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy or voting instruction from the record holder to vote their shares at the special meeting.

Changing or Revoking a Proxy (page 35)

        Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (i) filing with First Security's Secretary, Mary L. Moorhouse (313 Frederica Street, Owensboro, Kentucky 42301), a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequent proxy relating to the same shares, or (iii) attending the special meeting and voting in person. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker, bank or trust company, or other nominee who is the record holder, you must follow the instruction of your broker, bank or trust company, or other nominee to revoke a previously given proxy.

Quorum (page 30)

        The presence, in person or by proxy, of shareholders holding at least a majority of the issued and outstanding shares of First Security voting common stock entitled to vote on the record date will constitute a quorum for the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

        The sole holder of First Security's non-voting common stock, Castle Creek, has agreed to approve the merger and is expected to do so by written consent. Accordingly, quorum requirements relating to the non-voting common stock are not expected to apply at the special meeting.

Required Votes to Approve the Proposals (page 30)

        To approve the merger agreement, holders of a majority of the issued and outstanding shares of both First Security's voting common stock and non-voting common stock, voting as separate voting groups, must vote in favor of the proposal.

        As of July 26, 2018, the record date for the meeting, there were [    •    ] shares of First Security voting common stock outstanding and entitled to vote. Approval of the merger agreement requires the affirmative vote of holders of at least [    •    ] of the shares of voting common stock.

        Castle Creek, as the sole holder of First Security's non-voting common stock, has agreed to approve the merger and is expected to do so by written consent.

        German American's shareholders are not required to approve the merger or merger agreement.

        The adjournment proposal will be approved if more shares of First Security voting common stock are voted in favor of the proposal than are voted against it.

Treatment and Effect of Abstentions (page 34)

        Shares of First Security as to which a shareholder abstains will be treated as being present at the special meeting for purposes of determining whether a quorum of shares is present at the special meeting. Because approval of the merger and the adoption of the merger agreement and plan of merger requires the affirmative vote of a majority of the shares of First Security issued and outstanding as of the record date, abstentions and broker non-votes (if any) will have the same effect as a vote "AGAINST" the adoption of the merger agreement and plan of merger and the approval of the merger.

        If you are a beneficial owner of shares of First Security held by a broker or its nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions. If you do not provide instructions to your broker for the adjournment proposal, your shares will not be voted, and will not be counted for that proposal.

Voting Agreement with First Security Directors (page 33)

        Each member of the board of directors of First Security has entered into a voting agreement with German American to cause all First Security common stock owned of record or beneficially by each of them to be voted in favor of the merger agreement proposal. See "THE SPECIAL MEETING—Voting Agreement with First Security Directors" on page 33. As of the record date, the First Security directors and their affiliates had the power to vote an aggregate of [    •    ] shares of First Security voting common stock, representing [    •    ]% of the outstanding voting shares. The shares that the board and affiliates have the power to vote include 5,844 shares of First Security common stock issued as restricted shares to key employees under the First Security, Inc. 2012 Long Term Incentive Plan and held in escrow.

Voting and Support Agreements with Certain First Security Shareholders (page 33)

        German American entered into voting and support agreements with certain of First Security's principal shareholders pursuant to which those shareholders have agreed to vote all shares of First Security common stock beneficially owned by them in favor of the merger. See "THE SPECIAL MEETING—Voting and Support Agreements with Certain First Security Shareholders" on page 33. As of the record date, the shareholders subject to voting and support agreements beneficially owned and were entitled to vote an aggregate of [    •    ] shares of First Security voting common stock at the special meeting, or [    •    ]% of the outstanding voting shares.

        The total number of shares of First Security voting common stock subject to voting agreements with directors and principal shareholders is [    •    ], which represents [    •    ]% of outstanding voting shares as of the record date.

Cost of Solicitation of Proxies (page 35)

        The cost of soliciting proxies related to the special meeting will be borne by First Security. In addition to solicitation by mail, directors, officers, and employees of First Security may solicit proxies for the special meeting from First Security's shareholders personally or by telephone, the Internet, or other electronic means. However, First Security's directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, First Security will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of First Security's common stock.

Risk Factors (page 25)

        In evaluating the merger, the merger agreement and the shares of German American to be received in connection with the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled "RISK FACTORS."

Historical and Equivalent Per Share Stock Market Data

        Shares of German American are listed on NASDAQ's Global Select Market under the symbol "GABC." Shares of First Security common stock are quoted on the OTCQX Market under the symbol "FIIT." The following table presents quotation information for German American common stock and for First Security common stock on May 21, 2018, the business day before the merger was publicly announced, which is the last day on which German American shares traded preceding the public

announcement of the proposed merger, and on [    •    ], 2018, the most recent practicable date prior to the mailing of this proxy statement/prospectus.

	German American Common Stock			First Security Common Stock
(Dollars Per Share)
	High	Low	Close	High	Low	Close
May 21, 2018	$35.76	$35.29	$35.57	$27.10	$27.10	$27.10
[•], 2018	[•]	[•]	[•]	[•]	[•]	[•]

        The following table sets forth the closing price of German American common stock and First Security common stock on May 21, 2018, and on [    •    ], 2018, and the equivalent per share price of First Security common stock, which we determined by (a) multiplying the price of German American shares as of the indicated date by the exchange ratio (0.7982) and (b) adding to that result the $12.00 cash amount (assuming no reduction in accordance with the merger agreement) that is payable by German American in connection with the merger agreement proposal as merger consideration. The equivalent per share price of First Security common stock shows the implied value to be received in the merger by First Security shareholders who receive German American common stock in exchange for a share of First Security common stock on these dates.

	German American Common Stock Closing Price	First Security Common Stock Closing Price	First Security Equivalent Per Share Price
May 21, 2018	$35.57	$27.10	$40.39
[•], 2018	[•]	[•]	[•]

        We suggest you obtain a current market quotation for German American common stock. We expect that the market price of German American common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the exchange ratio is fixed (except for customary anti-dilution adjustments) and the market price of German American common stock is subject to fluctuation, the value of the shares of German American common stock that First Security shareholders will receive in the merger may increase or decrease prior to and after the merger.

Comparative Per Share Data

        The following table shows historical information about German American's and First Security's earnings per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information, we have assumed that the two companies had been combined throughout the periods shown in the table. The pro forma information reflects the "acquisition" method of accounting. The financial information presented under "Pro Forma" was compiled assuming 1,978,531 shares of German American common shares are issued to First Security shareholders, which assumes 2,478,741 shares of First Security common stock will be exchanged for German American shares at the closing of the merger. The assumed number of First Security shares represents the sum of 2,296,831 shares of First Security common stock outstanding on May 21, 2018, plus 209,450 shares of First Security common stock issuable upon conversion of convertible subordinated notes, less 27,540 shares of First Security common stock held in the KSOP, and assumes that there are no dissenters.

        German American and First Security present this information to reflect the value of shares of German American common stock that First Security shareholders will receive in the merger for each share of First Security common stock exchanged.

        We expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

        The information in the following table is based on historical financial information of First Security and German American. The information with respect to German American is included in or derived from its annual and quarterly reports previously filed with the SEC. Certain historical financial information of German American has been incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 83 for a description of documents that we incorporate by reference into this document and how to obtain copies of them. First Security does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC to be incorporated by reference.

	German American Historical	First Security Historical	Pro forma(1)
Net income per share
Three months ended March 31, 2018
Basic	$0.51	$0.32	$0.51
Diluted	$0.51	$0.32	$0.51
Twelve months ended December 31, 2017
Basic	$1.77	$0.96	$1.76
Diluted	$1.77	$0.96	$1.76
Cash dividends per share
Three months ended March 31, 2018	$0.15	$0.17	$0.15
Twelve months ended December 31, 2017	$0.52	$0.68	$0.52
Book value per share
At March 31, 2018	$15.85	$26.40	$17.37
At December 31, 2017	$15.90	$26.13	$17.42

(1)
See "UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA" beginning on page 20 of this proxy statement/prospectus for certain supporting information.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables set forth certain summary historical consolidated financial data for each of our companies. The financial data at and for each of the five years in the period ended December 31, 2017 is derived from each of German American's and First Security's respective audited financial statements (which data and financial statements are presented for each company on a consolidated basis). The financial data at and for the three months ended March 31, 2018 and March 31, 2017 is derived from the unaudited financial statements of German American and First Security and, in the opinion of each such company's management, its respective statements and data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information at and for those dates. Ratios for the three months ended March 31, 2018 and March 31, 2017 are annualized.

        The following tables also set forth certain summary unaudited pro forma consolidated financial information for German American and First Security reflecting the merger. The pro forma disclosures are being presented to provide additional information in support of the pro forma data included under the "Comparative Per Share Data" section of this SUMMARY. As a result, this condensed pro forma presentation is not intended to comply with the disclosure requirements under Article 11 of Regulation S-X. The income statement information presented gives effect to the merger as if it occurred on the first day of the first pro forma period presented. The balance sheet information presented gives effect to the merger as if it occurred on March 31, 2018.

        The pro forma information reflects the purchase method of accounting, with First Security's assets and liabilities recorded at their estimated fair values as of March 31, 2018. The actual fair value adjustments to the assets and the liabilities of First Security will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of German American's management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

        As stated previously, we expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses (as compared to the sum of expenses from each company while operating separately) and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

        This selected financial data is only a summary and you should read it in conjunction with German American's consolidated financial statements and related notes incorporated into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 83 for a description of documents that we incorporate by reference into this document and how to obtain copies of such documents. First Security does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC to be incorporated by reference.

GERMAN AMERICAN
FIVE YEAR SUMMARY OF SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
Summary of Operations
Interest income	$29,145	$27,033	$111,030	$103,365	$81,620	$80,386	$75,672
Interest expense	3,535	2,308	11,121	8,461	6,068	6,047	7,155

Net interest income	25,610	24,725	99,909	94,904	75,552	74,339	68,517
Provision for loan losses	350	500	1,750	1,200	—	150	350

Net interest income after provision for loan losses	25,260	24,225	98,159	93,704	75,552	74,189	68,167
Non-interest income	9,492	8,188	31,854	32,013	27,444	23,937	23,615
Non-interest expense	20,455	19,036	77,803	76,587	61,326	57,713	54,905

Net income before income tax	14,297	13,377	52,210	49,130	41,670	40,413	36,877
Income tax expense	2,484	3,821	11,534	13,946	11,606	12,069	11,464

Net income	$11,813	$9,556	$40,676	$35,184	$30,064	$28,344	$25,413

Per Share Data
Net income
Basic	$0.51	$0.42	$1.77	$1.57	$1.51	$1.43	$1.32
Diluted	$0.51	$0.42	$1.77	$1.57	$1.51	$1.43	$1.32
Cash dividends	$0.15	$0.13	$0.52	$0.48	$0.45	$0.43	$0.40
Book value at end of period	$15.85	$14.88	$15.90	$14.42	$12.67	$11.54	$10.13
Selected Balance Sheet (End of Period Balances)
Total assets	$3,125,018	$2,933,144	$3,144,360	$2,955,994	$2,373,701	$2,237,099	$2,163,827
Total loans—net of unearned income	2,150,546	1,983,572	2,141,638	1,989,955	1,564,347	1,447,982	1,382,382
Total deposits	2,467,121	2,326,472	2,484,052	2,349,551	1,826,376	1,779,761	1,812,156
Total long-term debt	131,677	144,789	141,717	120,560	95,606	64,591	87,237
Total shareholders' equity	364,005	341,216	364,571	330,267	252,348	228,824	200,097
Selected Performance Ratios
Return on assets	1.51%	1.31%	1.35%	1.24%	1.33%	1.31%	1.25%
Return on equity	13.00%	11.39%	11.59%	10.94%	12.47%	13.21%	13.40%

 FIRST SECURITY
FIVE YEAR SUMMARY OF SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
Summary of Operations
Interest income	$5,516	$5,986	$23,535	$24,218	$23,767	$21,427	$19,404
Interest expense	1,425	1,255	5,344	4,884	4,763	4,857	5,244

Net interest income	4,091	4,731	18,191	19,334	19,004	16,570	14,160
Provision for loan losses	(105)	405	1,620	2,120	1,555	1,500	1,315

Net interest income after provision for loan losses	4,196	4,326	16,571	17,214	17,449	15,070	12,845
Non-interest income	724	1,225	3,676	4,317	4,355	4,068	3,147
Non-interest expense	4,063	4,459	17,225	17,390	15,813	14,630	14,515

Net income before income tax	857	1,092	3,022	4,141	5,991	4,508	1,477
Income tax expense	125	291	717	1,231	1,894	1,376	368

Net income	$732	$801	$2,305	$2,910	$4,097	$3,132	$1,109

Per Share Data
Net income
Basic	$0.32	$0.33	$0.96	$1.22	$1.72	$1.60	$1.40
Diluted	$0.32	$0.33	$0.96	$1.22	$1.70	$1.59	$1.40
Cash dividends	$0.17	$0.17	$0.68	$0.67	$0.67	$0.64	$0.63
Book value at end of period	$26.40	$26.18	$26.13	$25.83	$25.29	$24.25	$30.37
Selected Balance Sheet (End of Period Balances)
Total assets	$586,054	$606,702	$600,889	$639,423	$592,931	$546,345	$477,831
Total loans—net of unearned income	409,336	442,369	417,373	457,928	495,879	435,665	374,519
Total deposits	457,890	484,477	459,990	479,707	434,621	396,643	396,636
Total long-term debt	6,583	9,875	9,875	9,875	9,875	9,875	16,961
Total shareholders' equity	59,918	62,321	59,859	61,796	60,341	57,504	24,266
Selected Performance Ratios
Return on assets	0.51%	0.52%	0.38%	0.50%	0.72%	0.62%	0.25%
Return on equity	4.96%	5.23%	3.70%	4.71%	6.96%	6.23%	4.51%

GERMAN AMERICAN
UNAUDITED PRO FORMA SUMMARY OF SELECTED
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)
For the Three Months ended March 31, 2018

	German American Historical	First Security Historical	Pro Forma Adjustments(1)		Combined Pro Forma Amounts
Summary of Operations
Interest income	$29,145	$5,516	$720	(2)	$35,381
Interest expense	3,535	1,425	170	(3)	5,130

Net interest income	25,610	4,091	550		30,251
Provision for loan losses	350	(105)	—		245

Net interest income after provision for loan losses	25,260	4,196	550		30,006
Non-interest income	9,492	724	—		10,216
Non-interest expense	20,455	4,063	236	(4)	24,754

Net income before income tax	14,297	857	314		15,468
Income tax expense	2,484	125	83	(5)	2,692

Net income	$11,813	$732	$231		$12,776

Per Share Data
Net income
Basic	$0.51	$0.32	—		$0.51
Diluted	$0.51	$0.32	—		$0.51
Cash dividends	$0.15	$0.17	—		$0.15
Selected Performance Ratios
Return on assets	1.51%	0.51%	—		1.30%
Return on equity	13.00%	4.96%	—		11.79%

(1)
See Note 1 in "NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA" on page 23 for information relating to the determination of the purchase price and application of the purchase method of accounting in estimating the fair values of First Security's assets and liabilities as of the dates presented. The actual fair value adjustments to the assets and the liabilities of First Security will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed.

(2)
To record estimated accretion of fair value adjustments for securities and loan portfolios.

(3)
To record estimated amortization of fair value adjustment for time deposits.

(4)
To record estimated amortization of core deposit intangible.

(5)
To record estimated tax impact of purchase accounting adjustments.

 GERMAN AMERICAN
UNAUDITED PRO FORMA SUMMARY OF SELECTED
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

At March 31, 2018

	German American Historical	Adjusted German American Historical(1)	First Security Historical	Combined Pro-forma Amounts for German American(2)
Selected Balance Sheet
Total assets	$3,125,018	$3,300,559	$586,054	$3,921,430
Total loans—net of unearned income	2,150,546	2,269,840	409,336	2,671,044
Total deposits	2,467,121	2,642,396	457,890	3,098,586
Total long-term debt	131,677	131,677	6,583	161,677
Total shareholders' equity	364,005	364,005	59,918	433,391
Per Share Data
Book value	$15.85	$15.85	$26.40	$17.37

(1)
Gives effect to the acquisition, on May 18, 2018, by German American's banking subsidiary of five branch locations previously owned by MainSource Bank, a wholly-owned subsidiary of MainSource Financial Group, Inc.

(2)
See Note 1 in "NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA" on page 23 for information relating to the determination of the purchase price and application of the purchase method of accounting in estimating the fair values of First Security's assets and liabilities as of the dates presented. The actual fair value adjustments to the assets and the liabilities of First Security will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. The "Total long-term debt" reflects a $30 million senior debt facility to be obtained by German American in connection with the proposed merger.

 GERMAN AMERICAN
UNAUDITED PRO FORMA SUMMARY OF SELECTED
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

For the Twelve Months ended December 31, 2017

	German American Historical	First Security Historical	Pro Forma Adjustments(1)		Combined Pro Forma Amounts
Summary of Operations
Interest income	$111,030	$23,535	$2,880	(2)	$137,445
Interest expense	11,121	5,344	680	(3)	17,145

Net interest income	99,909	18,191	2,200		120,300
Provision for loan losses	1,750	1,620	—		3,370

Net interest income after provision for loan losses	98,159	16,571	2,200		116,930
Non-interest income	31,854	3,676	—		35,530
Non-interest expense	77,803	17,225	945	(4)	95,973

Net income before income tax	52,210	3,022	1,255		56,487
Income tax expense	11,534	717	333	(5)	12,584

Net income	$40,676	$2,305	$922		$43,903

Per Share Data
Net income
Basic	$1.77	$0.96	—		$1.76
Diluted	$1.77	$0.96	—		$1.76
Cash dividends	$0.52	$0.68	—		$0.52
Selected Performance Ratios
Return on assets	1.35%	0.38%	—		1.11%
Return on equity	11.59%	3.70%	—		10.12%

(1)
See Note 1 in "NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA" on page 23 for information relating to the determination of the purchase price and application of the purchase method of accounting in estimating the fair values of First Security's assets and liabilities as of the dates presented. The actual fair value adjustments to the assets and the liabilities of First Security will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed.

(2)
To record estimated accretion of fair value adjustments for securities and loan portfolios.

(3)
To record estimated amortization of fair value adjustment for time deposits.

(4)
To record estimated amortization of core deposit intangible.

(5)
To record estimated tax impact of purchase accounting adjustments.

NOTES TO UNAUDITED PRO FORMA SUMMARY OF
SELECTED CONSOLIDATED FINANCIAL DATA

Note 1—Determination and Allocation of Purchase Price

        German American has agreed to acquire each of the outstanding shares of First Security common stock (other than Dissenting Shares and shares of First Security common stock held by the KSOP) for (a) 0.7982 shares of German American common stock (or cash in lieu of fractional share interests), and (b) a cash payment of $12.00 (subject to reduction to the extent that First Security's consolidated common shareholders' equity is not at least equal to a certain level at the time of closing; see "THE MERGER AGREEMENT—Calculation of Possible Reduction in Cash Payments" on page 54).

        The KSOP, as a record holder of shares of First Security common stock immediately prior to the effective time of the merger, shall be entitled to receive from German American, for each share of First Security common stock then held of record by the KSOP, a cash payment equal to $40.00. Any option to acquire a share of First Security common stock outstanding at the effective time of the merger will be cancelled in exchange for a cash payment equal to (a) $40.00, less (b) the applicable exercise price, and less (c) any withholding taxes. The cash payment per outstanding share (including each KSOP share) and per outstanding option described above are also subject to reduction in the event the "Effective Time Book Value" (as defined below) of First Security falls below certain thresholds at the time of closing of the Merger.

        The table below assumes the issuance of 1,978,531 shares of German American common stock, which represents an assumed 2,478,741 shares of First Security common stock that will be exchanged for German American shares at the closing of the merger (which is the sum of the 2,296,831 shares of First Security common stock outstanding on May 21, 2018, plus 209,450 shares of First Security common stock issuable upon conversion of convertible subordinated notes, less 27,540 shares of First Security common stock held in the KSOP) multiplied by the exchange ratio of 0.7982.

Determination of Purchase Price
First Security shares outstanding	2,478,741
Exchange ratio	0.7982

German American stock issued	1,978,531
German American stock price at 5/21/2018	$35.57

Common stock consideration	$70,377

Cash consideration (from below)	$31,598

Total purchase price	$101,975

Cash Merger Consideration
Cash paid for shares outstanding
First Security shares outstanding	2,478,741
Cash consideration per share	$12.00

Cash paid for shares outstanding	$29,745

Cash paid for employee stock options
Outstanding employee stock options	56,700
Cash amount per share based upon (a) cash payment ($40.00), less (b) average exercise price ($26.74)	$13.26

Cash paid for employee stock options	$752

Cash paid for shares held by KSOP
Outstanding KSOP shares at 5/21/2018	27,540
Cash amount per share	$40.00

Cash paid for KSOP shares	1,101

Total cash consideration	$31,598

Allocation of Purchase Price
Total Purchase Price	$101,975
Allocated to:
Historical book value of First Security assets and liabilities	59,918
Conversion of all convertible debentures into common stock	6,583
First Security estimated transaction costs, net of tax	(2,642)

Adjusted book value of First Security	$63,859

Adjustments to record assets and liabilities at fair value:
Security portfolio adjustments	$(3,900)
Loan portfolio adjustments	(8,132)
Fixed asset adjustments	(1,200)
Time deposit adjustments	1,700
Core deposit intangible	5,200
Eliminate First Security's existing goodwill	(4,346)
Eliminate First Security's existing core deposit intangible	(452)

Net fair value adjustments	(11,130)
Tax effect of net fair value adjustments	2,338

After-tax net fair value adjustments	(8,792)

Total allocation of purchase price	$55,067
Goodwill	$46,908

RISK FACTORS

        In addition to the other information contained in this proxy statement/prospectus or in the documents incorporated herein by reference, including the matters addressed under the caption "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS" on page 28, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger agreement proposal. We have grouped these Risk Factors into two sections—Risks Related to the Merger (which are set forth only in this proxy statement/prospectus and are set forth in full text below), and Risks Related to German American (which are other risks related to German American and its shares that are not specifically related to the merger agreement proposal with First Security and which are separately described by the Risk Factors item, Item 1A, of German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2017, as may be updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into, and form a part of, this proxy statement/prospectus). We encourage you to review all these Risk Factors before determining how to vote on the merger agreement proposal.

Risks Related to the Merger

The value of the consideration to be received by First Security shareholders in the merger will fluctuate.

        If the merger is completed, First Security shareholders will receive a number of shares of German American common stock based on a fixed exchange ratio of 0.7982 shares of German American common stock for each share of First Security common stock. Because the market value of German American common stock may (and likely will) fluctuate, the value of the stock consideration you receive for your shares may also fluctuate. The market value of German American common stock could fluctuate for any number of reasons, including those specific to German American and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of German American common stock you will receive at the time you must vote your shares. The value of German American common stock on the closing date of the merger may be greater or less than the market price of German American common stock on the record date, on the date of this proxy statement/prospectus or on the date of the special meeting.

        We encourage you to obtain a current market quotation for German American common stock because the value of any German American shares you receive may be more or less than the value of such shares as of the date of this document.

First Security shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

        First Security shareholders currently have the right to vote in the election of the board of directors of First Security and on other matters affecting First Security. Upon the completion of the merger, each First Security shareholder will become a shareholder of German American and own a percentage of German American that is much smaller than the shareholder's percentage ownership of First Security. It is currently expected that the former shareholders of First Security as a group will not receive shares in the merger that constitute significantly more than [    •    ]% of the outstanding shares of German American immediately after the merger. Because of this, First Security shareholders may have less influence on the management and policies of German American than they now have on the management and policies of First Security.

German American may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, German American's ability to realize anticipated cost savings and to combine the businesses of its bank subsidiary with that of First Security Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of First Security Bank nor result in decreased revenues due to any loss of customers. If German American is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        German American and First Security have operated and, until the completion of the merger, will continue to operate, independently. Upon closing of the merger, German American will commence the process of integrating the operations of the two banks. It is possible that the integration process could result in the disruption of German American's or First Security's ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of German American to maintain relationships with First Security's customers and employees or to achieve the anticipated benefits of the merger.

The combined company expects to incur substantial expenses related to the merger.

        The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although German American and First Security have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both German American and First Security expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from the bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although the parties do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting German American's revenues, any of which might have a material adverse effect on German American following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The opinion of First Security's financial advisor delivered to the First Security board of directors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        The First Security board of directors received a written opinion from First Security's financial advisor on May 22, 2018. Subsequent changes in the operations and prospects of First Security or German American, general market and economic conditions and other factors that may be beyond the control of First Security or German American may significantly alter the value of First Security or the prices of the shares of German American common stock or First Security common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. See "THE MERGER AGREEMENT—Opinion of Financial Advisor to First Security" beginning on page 40.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions that must be fulfilled (unless waived in certain cases by the party entitled to the benefit of an unfulfilled condition) in order to complete the merger. Those conditions include: approval of the merger agreement by First Security shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, the continued accuracy of the representations and warranties by both parties, except for changes not having a "material adverse effect" as defined in the merger agreement, and the performance by both parties of their covenants and agreements, and the receipt by both parties of a tax opinion. There can be no assurance that the conditions to closing of the merger will be fulfilled or that the merger will be completed.

Termination of the merger agreement could negatively impact First Security.

        If the merger agreement is terminated, there may be various consequences, including:

  •
  First Security's businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to its management's focus on the merger, without realizing any of the anticipated benefits of completing the merger; and

  •
  the market price of First Security shares might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        If the merger agreement is terminated and First Security's board of directors seeks another merger or business combination, First Security shareholders cannot be certain that First Security will be able to find a party willing to offer equivalent or more attractive consideration than the consideration German American has agreed to provide in the merger.

        If the merger agreement is terminated under certain circumstances, First Security may be required to pay a termination fee of $3,000,000 to German American. See "THE MERGER AGREEMENT—Termination; Termination Fee" beginning on page 62.

First Security shareholders will have dissenters' rights in the merger.

        Dissenters' rights are statutory rights that, when applicable, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair cash value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The shareholders of First Security will have the rights accorded to dissenting shareholders under Subtitle 13, Chapter 271B, Title XXIII of the Kentucky Revised Statutes. The fair cash value determined through a judicial proceeding may be more or less than the consideration offered under the merger agreement. As a result, German American bears the risk that payments owed to dissenting shareholders may exceed the consideration outlined in this proxy statement/prospectus.

Risks Relating to German American

        You should also consider the other risk factors that may affect German American and its common shares that are not specifically related to the proposed merger with First Security. These other risk factors are set forth by German American from time to time under the caption "Risk Factors" in German American's filings with the SEC, including German American's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For information about how you may obtain this report and subsequent filings, or view them for free, and for additional information about German

American, please see the sources described in "WHERE YOU CAN FIND MORE INFORMATION" on page 83.

        The Risk Factors set forth relating to German American and its common shares that are disclosed under Item 1A of German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2017 are specifically incorporated by reference in this proxy statement/prospectus.

        These risks are not the only risks that German American faces. Additional risks not presently known to German American, or that German American currently views as immaterial, may also impair German American's business. If any of the risks described in German American's SEC filings or any additional risks actually occur, German American's business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of its securities could decline substantially and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document, including the documents attached to this document, may contain forward-looking statements, including forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like "believe", "continue", "pattern", "estimate", "project", "intend", "anticipate", "plan," "expect" and similar expressions or future or conditional verbs such as "will", "would", "should", "could", "might", "can", "may", or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger between German American and First Security, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the merger, as well as other statements of expectations regarding the merger, and other statements of German American's goals, intentions and expectations; statements regarding German American's business plan and growth strategies; statements regarding the asset quality of German American's loan and investment portfolios; and estimates of German American's risks and future costs and benefits, whether with respect to the merger or otherwise.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including among other things:

  •
  changes in general economic conditions in the areas in which German American and First Security operate and the risk that a renewed economic slowdown could adversely affect credit quality and loan originations;

  •
  German American's business may not be combined with First Security's business as successfully as planned, or such combination may take longer to accomplish than expected;

  •
  the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

  •
  governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

  •
  adverse governmental or regulatory policies may be enacted;

  •
  the interest rate environment may change, causing margins to compress and adversely affecting net interest income; and

  •
  competition from other financial services companies in our markets.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in German American's reports filed with the SEC, including German American's Annual Report on Form 10-K for its fiscal year ended December 31, 2017, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

        All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either German American or First Security or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither German American nor First Security undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE SPECIAL MEETING

        This proxy statement/prospectus is being provided to the shareholders of First Security in connection with the solicitation of proxies by the First Security board of directors for use at the special meeting and at any adjournment or postponement of the meeting. This proxy statement/prospectus provides the shareholders of First Security with information they need to know to be able to vote or instruct their vote to be cast at the First Security special meeting.

Date, Time and Place

        The special meeting of the holders of shares of First Security common stock will be held at 9:00 a.m., local time, on September 7, 2018, at First Security's principal office located at 313 Frederica Street, Owensboro, Kentucky.

Purpose of the Special Meeting

        At the special meeting, First Security shareholders will be asked to consider and vote on the following proposals:

  •
  to approve the merger agreement and related plan of merger and the transactions contemplated by the merger agreement;

  •
  to adjourn the special meeting of shareholders if necessary to permit further solicitation of proxies for approval of the merger agreement proposal; and

  •
  to conduct other business that properly comes before the First Security special meeting or any adjournment of the meeting.

        The First Security board of directors unanimously recommends that First Security shareholders vote "FOR" (1) the proposal to approve the merger agreement, and (2) the proposal to approve adjournments.

Record Date

        Only holders of record of First Security shares at the close of business on July 26, 2018, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any postponement or adjournments thereof. As of the record date, [    •    ] shares of First Security voting common stock were outstanding and entitled to vote at the meeting, held by approximately [    •    ] holders of record.

        Each share of First Security is entitled to one vote on each matter presented to the First Security shareholders. A complete list of First Security shareholders of record entitled to vote at the special meeting will be available for examination by any First Security shareholder for any purpose germane to the special meeting, at First Security's principal executive offices during normal business hours for a period of five (5) days before the special meeting. The list will also be available at the place of meeting for the duration thereof.

        Castle Creek Capital Partners V, L.P. ("Castle Creek") beneficially owned all 571,147 shares of First Security's non-voting common stock outstanding as of the record date. Castle Creek has agreed to vote all the non-voting common stock in favor of the merger and is expected to do so by written consent.

Quorum

        In order to carry on the business of the meeting, First Security must have a quorum. A quorum of First Security shareholders for purposes of the special meeting requires the presence, in person or represented by proxy, of at least a majority of the issued and outstanding shares of First Security voting common stock entitled to vote. Proxies properly executed and marked with a positive vote, a negative vote or an abstention will be considered to be present at the special meeting for purposes of determining whether a quorum is present for the transaction of all business at the special meeting.

        The sole holder of First Security's non-voting common stock, Castle Creek, has agreed to approve the merger and is expected to do so by written consent. Accordingly, quorum requirements relating to the non-voting common stock are not expected to apply at the special meeting.

Required Vote to Approve the Proposals

        To approve the merger agreement, holders of a majority of the issued and outstanding shares of both First Security's voting common stock and non-voting common stock, voting as separate voting groups, must vote in favor of the proposal.

        As of July 26, 2018, the record date for the meeting, there were [    •    ] shares of First Security voting common stock outstanding and entitled to vote. Approval of the merger agreement requires the affirmative vote of holders of at least [    •    ] of the shares of voting common stock.

        Castle Creek, as the sole holder of First Security's non-voting common stock, has agreed to approve the merger and is expected to do so by written consent.

        The adjournment proposal will be approved if more shares of First Security voting common stock are voted in favor of the proposal than are voted against it.

Beneficial Ownership of First Security Common Stock by Certain Shareholders

        The following table provides information, as of July 26, 2018, about each person known by First Security to own beneficially 5% or more of the [    •    ] shares of First Security's voting common stock outstanding as of that date.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class
Castle Creek Capital Partners V, L.P. 6051 El Tordo P.O. Box 1329 Rancho Santa Fe, CA 92067	169,597	(2)	[•]	%
Financial Opportunity Fund LLC (f/k/a FJ Capital Long/Short Equity Fund LLC), Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC and Bridge Equities X, LLC	162,702	(3)	[•]	%
Harry Roberts, Trustee The Roberts Family Dynasty Trust Dtd 12/30/2014 The Roberts Family Trust #1 Dtd 12/26/2012	167,463		[•]	%
Owensboro, Kentucky
Banc Fund VIII L.P. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	125,125		[•]	%

(1)
Unless other information is given, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Castle Creek is also the sole holder of all 571,147 shares of First Security's outstanding non-voting common stock.

(3)
Consists of: (A) 10,702 shares held by Financial Opportunity Fund LLC (f/k/a FJ Capital Long/Short Equity Fund LLC), of which limited liability company, FJ Capital Management LLC is the managing member, and (B) 143,419 shares held by Bridge Equities III, LLC, 1,716 shares held by Bridge Equities VIII, LLC, 2,574 shares held by Bridge Equities IX, LLC and 4,291 shares held by Bridge Equities X, LLC, for which Bridge Equities entities, FJ Capital Management LLC is a sub-investment advisor. The address for each of Financial Opportunity Fund LLC and FJ Capital Management, LLC is 1313 Dolley Madison Blvd., STE 306, McLean, VA 22101. The address for each of the Bridge Equities entities is 8171 Maple Lawn Blvd, Suite 375, Fulton, MD 20759. While FJ Capital Management LLC may be deemed to share voting or dispositive power over such shares, it disclaims any beneficial ownership.

        The following table sets forth certain information on each director of First Security, including the number and percent of shares of First Security common stock beneficially owned as of July 26, 2018. The table also includes information on the number of shares of First Security common stock beneficially owned by all directors and executive officers of First Security as a group and by First Security's executive officers who are not also directors. The calculation of the percentage of beneficial ownership has been based on [    •    ] shares outstanding of First Security voting common stock. We have deemed shares of First Security common stock subject to stock options that are currently exercisable or expected to be exercisable within 60 days of July 26, 2018 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Name	Common Stock Beneficially Owned as of July 26, 2018(1)		Percentage of Common Stock
Directors
Michael F. Beckwith	18,557	(2)	[•]	%
Steven M. Ford	29,145	(3)	[•]	%
Ellen Arvin Kennedy	1,500	(4)	*
Paul Martin	23,716	(5)	[•]	%
Lee A. Mitchell	107,625	(6)	[•]	%
R. Mitchell Settle	37,914	(7)	[•]	%
Gary Stewart	2,000	(8)	*
Total Directors	220,457		[•]	%
Other Executive Officers
Sarah Howard, Chief Financial Officer, Senior Vice President	2,765	(9)	*
Amy Jackson, Chief Operating Officer, Senior Vice President	4,291	(10)	*
Scott Powell, Chief Credit Officer, Executive Vice President	3,454	(11)	*
Total Other Executive Officers	10,510		*
Directors and Executive Officers as a Group (10 persons)	230,967		[•]	%

*
Under 1% of outstanding shares.

(1)
Unless otherwise indicated, each director and executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Amounts include shares beneficially owned by members of the immediate families of the directors and executive officers residing in their homes.

(2)
Of these shares, 7,188 are held by Mr. Beckwith directly, 1,369 are held by the KSOP, and 10,000 are subject to stock options granted under the First Security, Inc. 2012 Long Term Incentive Plan (the "First Security Incentive Plan").

(3)
Of these shares, 11,267 are held by Mr. Ford directly, 9,097 are held jointly by him and his spouse, 838 are held directly by his spouse, 318 are held by a family trust as to which Mr. Ford is the trustee and 7,625 are subject to options granted under the First Security Incentive Plan.

(4)
Of these shares, 500 are held by Ms. Kennedy directly and 1,000 are subject to stock options granted under the First Security Incentive Plan.

(5)
Of these shares, 16,091 are held by Mr. Martin directly and 7,625 are subject to stock options granted under the First Security Incentive Plan.

(6)
Of these shares, 53,945 are held by Mr. Mitchell directly, 5,201 are held by his wife, 37,500 are held in an irrevocable trust of his mother, 3,354 are held by him as custodian for his two children, and 7,625 are subject to stock options granted under the First Security Incentive Plan.

(7)
Of these shares, 30,289 are held in a revocable living trust as to which Mr. Settle and his spouse are trustees and 7,625 are subject to stock options granted under the First Security Incentive Plan.

(8)
Of these shares, 1,000 are held by Mr. Stewart directly and 1,000 are subject to stock options granted under the First Security Incentive Plan.

(9)
Of these shares, 200 are held by Ms. Howard directly, 565 are held by the KSOP and 2,000 are subject to stock options granted under the First Security Incentive Plan.

(10)
Of these shares, 220 are held by Ms. Jackson directly, 1,071 are held by the KSOP and 3,000 are subject to stock options granted under the First Security Incentive Plan.

(11)
Of these shares, 200 are held by Mr. Powell directly, 754 are held by the KSOP and 2,500 are subject to stock options granted under the First Security Incentive Plan.

        First Security has issued a total of 5,844 shares of its common stock as grants of restricted shares to key employees under the First Security Incentive Plan. The restricted shares are held in escrow until the 10th anniversary of the grant date, during which time First Security's board of directors has the power to vote the restricted shares under an irrevocable proxy granted by each grant recipient. First Security's board of directors intends to vote the 5,844 restricted shares in favor of the merger proposal.

Voting Agreement with First Security Directors

        Each member of the board of directors of First Security has entered into a voting agreement with German American to cause all First Security common stock he or she owns of record or beneficially to be voted in favor of the merger agreement proposal. As of the record date, the members of the First Security board of directors and their affiliates had the power to vote an aggregate of [    •    ] shares of First Security voting common stock, representing approximately [    •    ]% of the outstanding voting shares on that date. The shares that the board and affiliates have the power to vote include the 5,844 restricted shares discussed above under "Beneficial Ownership of First Security Common Stock by Certain Shareholders."

Voting and Support Agreements with Certain First Security Shareholders

        German American entered into voting and support agreements with each of (i) Castle Creek Capital Partners V, L.P. ("Castle Creek"), and (ii) Financial Opportunity Fund LLC, f/k/a FJ Capital Long/Short Equity Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC and Bridge Equities X, LLC (collectively, the "FOF/Bridge Funds") pursuant to which Castle Creek and the FOF/Bridge Funds have each agreed to vote all shares of First Security common stock they beneficially own in favor of the merger. As of the record date, Castle Creek and the FOF/Bridge Funds beneficially owned and were entitled to vote [    •    ] shares and [    •    ] shares, respectively, of First Security voting common stock at the special meeting, or [    •    ]% and [    •    ]%, respectively, of the outstanding voting shares on that date.

        The total number of shares of First Security voting common stock subject to the voting agreements with directors, Castle Creek and the FOF/Bridge Funds is [    •    ], which represents [    •    ]% of the outstanding shares of voting common stock on the record date.

        Castle Creek is the sole owner of the 571,147 shares of First Security's non-voting common stock outstanding as of the record date. Castle Creek has agreed to vote the non-voting common stock in favor of the merger and is expected to do so by written consent, and would thereby be precluded from asserting any appraisal or dissenters' rights under Kentucky law in connection with the merger.

Treatment of Abstentions

        Abstentions with respect to shares will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular proposal, but will not be counted as votes in favor of such proposal. Because approval of the merger and the adoption of the merger agreement requires the affirmative vote of a majority of the shares of First Security issued and outstanding, if a shareholder responds to the merger agreement proposal with an abstention, the abstention will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the approval of the merger. Since approval of the adjournment proposal only requires more shares to vote in favor of the proposal than against it at the special meeting, abstentions will not affect the approvals of that proposal.

        If you are a beneficial owner of First Security common stock held in the name of a broker or other nominee, you must instruct your nominee how to vote. Your nominee cannot vote your shares on your behalf without your instructions. If you do not provide instructions to your broker on the merger agreement proposal, then your shares will not be voted and will have the effect of a vote AGAINST the merger.

How to Vote; Voting of Proxies

        A shareholder may vote by proxy or in person at the meeting. First Security shareholders may vote their shares at the special meeting:

  •
  In Person: by attending the special meeting and voting their shares in person; or

  •
  By Mail: by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope.

        Every First Security shareholder's vote is important. Accordingly, each First Security shareholder who holds shares of record directly in that shareholder's name should sign, date and return the accompanying proxy card whether or not the shareholder plans to attend the special meeting in person.

        Giving a proxy means that a shareholder authorizes the persons named in the enclosed proxy card to vote the shareholder's shares at the special meeting in the manner the shareholder directs. First Security requests that shareholders intending to submit a proxy by mail complete and sign the accompanying proxy and return it to First Security as soon as possible in the enclosed postage-paid envelope. If the accompanying proxy is returned properly executed, the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

        If a shareholder's shares are held in "street name" by a bank or trust company, broker or other nominee that has provided a voting form, the shareholder should follow the instructions provided on such voting form.

        It is not expected that any matter not referred to in this proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies submitted to First Security will have discretion to vote on such matters in accordance with their best judgment.

        A First Security shareholder may receive more than one proxy statement/prospectus or proxy card. This duplication will occur if such shareholder's shares of common stock are registered in different names or are in more than one type of account maintained by Computershare, Inc., First Security's transfer agent. In order to have all its common stock voted, a First Security shareholder should sign and return all the proxy cards the shareholder receives.

        Do not send any stock certificates with your proxy cards. If the merger is approved and adopted by First Security shareholders at the special meeting, and the merger is closed, the exchange agent will mail transmittal forms with instructions for the surrender of share certificates for First Security common stock as soon as practicable after completion of the merger.

Revocability of Proxies

        A First Security shareholder has the power to change his or her vote at any time before the shareholder's shares are voted at the special meeting by (i) filing with First Security's Secretary, Mary L. Moorhouse (313 Frederica Street, Owensboro, Kentucky 42301), a written notice of revocation bearing a date later than the date of such proxy, (ii) submitting a subsequently dated proxy relating to the same shares, or (iii) attending the special meeting and voting in person. Attending the special meeting in person will not itself revoke a proxy.

        However, if a shareholder holds the shareholder's shares through a bank, broker or other nominee, the shareholder may revoke the shareholder's instructions only by informing the nominee in accordance with any procedures established by the nominee.

Solicitation of Proxies

        First Security's board of directors is soliciting proxies to be voted at the special meeting of First Security's shareholders. First Security will pay the costs and expenses of soliciting and obtaining proxies. Following the original mailing of this proxy statement/prospectus and other soliciting materials, First Security will request brokers, custodians, nominees and other record holders of First Security common stock to forward copies of this proxy statement/prospectus and other soliciting materials to persons for whom they hold shares of First Security common stock and to request authority for the exercise of proxies. In these cases, First Security will reimburse these holders for their reasonable expenses upon the request of the record holders. First Security also may use its directors, officers, and employees, who will not be specially compensated, to solicit proxies from First Security shareholders, either personally or by telephone or electronic mail.

PROPOSAL 1—THE MERGER

Background of the Merger

        During the past three years, the First Security board and its management have executed on a strategy to strengthen First Security Bank's operations to present an attractive franchise positioned for future growth. Toward this end, the First Security installed a new chief executive officer and executive team, which undertook initiatives to strengthen the compliance function, improve asset quality, change the credit culture, and address funding needs by focusing on core deposit growth.

        Periodically, the First Security board has undertaken planning initiatives to identify and evaluate strategies to maximize shareholder value. In July 2017, First Security invited a representative of Raymond James to its regularly scheduled board meeting to provide an update on the banking market as well as a review of First Security's strategic alternatives. A variety of strategies were considered including continued improvement in the First Security Bank's balance sheet, its earnings profile on a stand-alone basis, potential acquisition candidates, strategic mergers and a sale of the company. Following the meeting, the board concluded that First Security's optimal strategy would be to continue to execute on its business plan while opportunistically evaluating other alternatives as they presented themselves.

        From September 2017 to December 2017, representatives of Raymond James met periodically with the management team of German American to review opportunities to increase shareholder value, including acquisitions of other financial institutions. During these meetings, German American communicated its desire to expand into the Kentucky market via acquisitions and identified First Security as a potential acquisition partner.

        In December 2017, German American communicated to Raymond James its desire to pursue a potential business combination with First Security and asked to set up a meeting between the two companies' chief executive officers. When notified, First Security's President and Chief Executive Officer Michael F. Beckwith discussed the overture from German American and plans for the meeting with First Security Chairman Lee Mitchell.

        On January 11, 2018, Mr. Beckwith and a representative of Raymond James met with German American Chairman and Chief Executive Officer Mark A. Schroeder at German American's headquarters in Jasper, Indiana. They discussed the Kentucky banking market, how a transaction might be structured, board and personnel issues, and German American's strategy for expanding into the Kentucky market. The next day Mr. Beckwith reported on the meeting to Mr. Mitchell, who agreed that the discussions should continue.

        On January 17, 2018, the two companies entered into a mutual confidentiality agreement to further explore a possible business combination.

        From January 2018 through February 2018, Mr. Beckwith met with senior management of German American to discuss each company's operations and business plan, organizational structures, cultural issues, and how First Security might be integrated into German American. During the same period, Messrs. Beckwith and Mitchell discussed the recommendations of First Security's advisors for terminating a preexisting change-in-control agreement and restructuring Mr. Beckwith's compensation arrangements in a manner more favorable for First Security, Mr. Beckwith, and any party to a business combination.

        On February 27, 2018, members of German American' management team were granted access to an online data room to begin a due diligence review of First Security.

        During March 2018, Messrs. Beckwith and Schroeder spoke several times, discussing feedback from the meetings, German American's intention to engage an advisor on the proposed restructuring, as well as status and timing issues. On March 12, 2018, Messrs. Schroeder and Ewing toured the

Owensboro, Bowling Green and Franklin, Kentucky markets with Mr. Beckwith. In subsequent calls, Messrs. Beckwith and Schroeder continued to discuss the results of German American's due diligence review and the timing of a forthcoming non-binding indication of interest. The parties tentatively agreed on Mr. Beckwith's role and ongoing compensation. Executives of the two companies, together with representatives of their respective financial advisors, discussed operating budgets and other financial matters.

        On April 5, 2018, German American delivered a non-binding indication of interest to First Security. The indication proposed the following key terms:

  •
  First Security shares would be valued at $40.00 per share.

  •
  The merger consideration would be comprised of 70% German American shares and 30% cash ($12.00 per First Security share), subject to adjustment in certain circumstances. The exchange ratio for the stock portion would be fixed, based on a weighted average price of German American shares before the parties sign a definitive merger agreement.

  •
  The merger would be a tax-free reorganization.

  •
  Stock options would be cashed out for the difference between $40.00 per share and the option exercise price per share.

  •
  The cash portion of the merger consideration could be reduced if and to the extent that First Security did not maintain a minimum net worth at closing.

  •
  Mr. Beckwith would be named President of German American's new Kentucky Banking Division.

  •
  One First Security director would be considered for appointment to the German American board of directors.

  •
  A termination fee of $5 million would be payable if First Security terminated the definitive agreement in favor of a higher competing offer.

        On April 9, 2018, German American delivered a proposed exclusivity agreement providing that during a 45-day period from execution, First Security would work exclusively toward negotiating a definitive agreement with German American, terminate any discussions with any other party, and neither initiate nor encourage or solicit another party to make a competing offer.

        The following day, the First Security board met in Owensboro to review German American's indication of interest. Representatives of First Security's outside legal counsel, Frost Brown Todd LLC, reviewed the engagement letter proposal from Raymond James & Associates, the exclusivity proposal from German American, and the directors' fiduciary duties upon receipt of a substantive unsolicited business combination proposal. The board formally approved the engagement of Raymond James as its financial advisor. A representative of Raymond James reviewed the financial terms offered by German American. The board reviewed an analysis that assessed the likelihood, based on publicly available information and certain assumptions, that other banking organizations who might have possible interest in acquiring First Security would have the financial ability to pay more than German American. It also reviewed the proposal to restructure Mr. Beckwith's compensation arrangements. The First Security board then approved granting German American a 45-day exclusivity period and directed management and First Security's financial and legal advisors to proceed with the negotiation of a definitive agreement.

        On April 12, 2018, German American's legal counsel, Bingham Greenebaum Doll LLP, delivered a draft of a merger agreement. The parties' respective legal counsels spoke on April 13, 2018, to discuss the exclusivity agreement and to identify and discuss the material issues to be addressed in the merger agreement negotiations. German American and First Security signed the 45-day exclusivity agreement on April 18, 2018 and during the following weeks exchanged successive drafts of the merger agreement and ancillary agreements.

        On May 14, 2018, Mr. Beckwith contacted representatives of Castle Creek Capital Partners and FJ Capital Management to review the proposed transaction and to discuss the voting and support agreements which the funds they managed and First Security's directors would be asked by German American to sign.

        On May 22, 2018, the boards of directors of both First Security and German American met to review and approve the proposed merger agreement, which provided for merger consideration of 0.7982 German American shares plus $12.00 in cash for each First Security share. At the meeting, a representative of Raymond James orally delivered its opinion that the proposed merger consideration was fair from a financial perspective, and First Security's outside legal counsel reviewed director duties in evaluating a business combination proposal in a single bidder situation and the other terms of the proposed merger. The First Security board also approved a Bonus and Change in Control Termination Agreement with Mr. Beckwith. After their meetings, the parties executed the merger agreement and issued a joint press release announcing the transaction after the close of stock trading at end of the day.

First Security's Reasons for the Merger and Recommendation of its Board of Directors

        The First Security board considered several factors in concluding that the merger with German American is fair to, and in the best interests of, First Security and its shareholders. The First Security board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the First Security board included the following:

        The financial terms of the merger, including the merger consideration.    The merger consideration of 0.7982 German American shares plus $12.00 in cash per First Security share equated to $40.02 per First Security share based on the $35.10 closing price of German American stock on Friday, May 18, 2018. The indicated value represented a 48% premium over the $27.10 closing price of First Security stock on that date. The indicated value also represented 163% of the First Security's tangible book value per share as of March 31, 2018, and 37.7 times First Security's tax-adjusted earnings per share for the twelve months ending March 31, 2018. The First Security board believed these multiples compared favorably to recent transactions involving comparable financial institutions. First Security shareholders would own approximately 8% of the combined company, which would have approximately $4.0 billion in total assets and $3.2 billion in deposits.

        German American's financial and stock price performance.    German American is a high performing financial institution. German American has demonstrated strong financial performance in the areas of profitability, expense management and asset quality relative to comparable institutions. During the preceding three years, the trading price of German American stock has increased by 85.3%, compared to 55.4% for the NASDAQ Bank Index, and 27.4% for the S&P 500 Index.

        Prospects for the combined company.    As previously noted, the merger would create a combined company with approximately $4 billion in total assets and $3.2 billion in deposits. First Security shareholders would own an 8% stake in a combined company with increased operating scale and earnings power. The combined bank would have a substantial presence in Southern Indiana and Western Kentucky markets with substantially more financial resources than First Security. For example, the combined company would have the capacity to offer larger commercial loans, enabling it to compete more effectively for business customers in those markets.

        An assessment of First Security's strategic alternatives to the merger.    As described under "Background of the Merger" above, the First Security board believes the merger presents a more certain opportunity to enhance shareholder value for First Security shareholders than remaining independent. The board considered First Security's strategic plan and how long it would take First Security to achieve a return for its shareholders through organic growth and cost-effective acquisitions comparable to the immediate 48% premium indicated by the merger consideration. Organic growth alone would not likely sustain First Security's desired growth objectives, and the First Security board believed that a strategy of growth through acquisitions was a less certain and less attractive option than the merger, due to the limited acquisition opportunities in the current environment and the challenges inherent in integrating operations. The First Security board also considered whether another financial institution would be likely to place the same value on the First Security franchise as does German American, noting that the Owensboro and other Kentucky markets where First Security operates fit well with German American's business strategy, and First Security's Owensboro operations are close to German American's headquarters in Jasper, Indiana.

        Impact on community, customers and employees.    The merger would result in a market expansion for German American, which the First Security board believed would present meaningful opportunities for First Security officers and employees within the German American organization. The First Security board viewed German American's philosophy and culture to be similar in most respects to First Security's own philosophy and focus, and believed First Security customers would find the community-oriented banking services provided by German American to be comparable to, or more extensive than, the services they currently enjoy.

        Support from significant shareholders.    In addition to the individual First Security directors who agreed to enter into support agreements, Castle Creek Capital Partners V, L.P. and four funds managed by FJ Capital Management LLC, which (as of May 22, 2018) together held 18.7% of First Security's common shares and 38.9% of its outstanding capital shares, agreed to enter into agreements to support and vote in favor of the merger, as more fully described below under "Voting and Support Agreements with Certain First Security Shareholders."

        Greater liquidity.    German American common shares trade on the Nasdaq Global Select Market, with an annual average daily trading volume of more than 43,000 shares during the prior three months, compared to the infrequent daily trading of First Security shares. Owning shares in an institution with a substantially larger market capitalization is expected to provide greater liquidity to shareholders who need or desire to sell their shares.

        Opinion of Raymond James & Associates.    First Security's financial advisor Raymond James & Associates delivered to the First Security board of directors a written opinion dated May 22, 2018, as to the fairness, from a financial point of view, of the merger consideration to the shareholders of First Security as of the date of the opinion, as more fully described below under "Opinion of Financial Advisor to First Security."

        Based on its consideration of the preceding factors, and in light of any other factors that individual directors considered as appropriate, the First Security board of directors unanimously approved the merger, determined that the merger consideration is fair to First Security shareholders, and recommended that First Security shareholders approve the merger. In view of the variety of factors considered in connection with its evaluation of the merger, the First Security board of directors did not find it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching its conclusions. In addition, individual directors may have given different weight to different factors.

        The First Security board of directors unanimously recommends that First Security shareholders vote "FOR" (1) the proposal to approve the merger agreement, and (2) the proposal to approve adjournments.

German American's Reasons for the Merger

        In deciding to approve the merger with First Security, German American's board of directors considered a number of factors, including:

  •
  the expected benefit to German American's existing and future banking customers resulting from the expansion of its banking operations in First Security's banking footprint, as well as the opportunity for future operating efficiencies as a result of the combination of First Security and German American;

  •
  the strength of First Security Bank's community banking orientation and the quality of its management, employees and board leadership;

  •
  the results of management's review of the business, operations, earnings, and financial condition, including capital levels and asset quality of First Security;

  •
  the fairness of the terms of the proposed merger to German American from a financial point of view; and

  •
  management's belief, based on historical information with respect to First Security Bank's business, earnings, operations, financial condition, prospects, capital levels and asset quality, that the combined banking company has the ability to thrive and grow in the attractive market of southwestern Indiana and in three key Kentucky markets (Owensboro, Bowling Green and Lexington).

        The foregoing discussion of the information and factors considered by the German American board of directors is not intended to be exhaustive, but includes the material factors considered by the German American board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the German American board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The German American board of directors considered all these factors as a whole, including discussions with, and questioning of, German American's management and German American's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        For the reasons set forth above, the German American board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of German American and its shareholders, and unanimously approved and adopted the merger agreement.

Opinion of Financial Advisor to First Security

        First Security retained Raymond James & Associates, Inc. ("Raymond James") as its financial advisor on April 10, 2018. Pursuant to that engagement, the board of directors of First Security requested that Raymond James deliver its opinion as to the fairness, from a financial point of view, to the holders of First Security's common stock of the merger consideration. Raymond James is a nationally recognized investment banking firm. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Raymond James's opinion was approved by an opinion committee of Raymond James.

        At the May 22, 2018, meeting of the First Security board, a representative of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to such board dated May 22, 2018, that, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, as of such date, the merger consideration to be received by the holders of First Security's common stock pursuant to the merger agreement, was fair, from a financial point of view, to such holders of First Security's common stock. For the purposes of its opinion, Raymond James assumed, with First Security's consent, that the merger consideration had a value of $40.02 per share.

        The full text of the written opinion of Raymond James is attached as Annex B to this document and is incorporated by reference herein. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. First Security's common shareholders are urged to read the opinion carefully in its entirety. Raymond James's opinion speaks only as of the date of such opinion. Raymond James's opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

        Raymond James provided its opinion for the information of the First Security board of directors (solely in each director's capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of First Security's common stock was fair, from a financial point of view, to such holders of First Security's common stock as of the date of such opinion. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion did not constitute a recommendation to the First Security board or to any holder of First Security common stock as to how the First Security board, such holders of First Security common stock or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James did not express any opinion as to the likely trading range of German American common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of German American at that time. Raymond James also did not express any opinion as to the trading price of German American common stock relative to its historical or future financial condition or results of operations.

        In connection with its review of the merger and the preparation of its opinion, Raymond James, among other things:

  •
  reviewed the financial terms and conditions as stated in the draft of the merger agreement dated May 18, 2018 (the most recent draft then made available to Raymond James);

  •
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of First Security made available to Raymond James by First Security, including, but not limited to, financial projections prepared by the management of First Security relating to First Security for the fiscal quarters ending June 30, 2018 through December 31, 2018, and the fiscal years ending December 31, 2019 through December 31, 2022, as approved for Raymond James's use by First Security (the "Projections");

  •
  reviewed First Security's recent public filings and certain other publicly available information regarding First Security;

  •
  reviewed German American's recent public filings and certain other publicly available information regarding German American;

  •
  reviewed financial, operating and other information regarding First Security and the industry in which it operates;

  •
  reviewed the financial and operating performance of First Security and those of selected public companies that Raymond James deemed to be relevant;

  •
  considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

  •
  reviewed the current and historical market prices and trading volume for German American's common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors, as Raymond James deemed appropriate; and

  •
  discussed with members of the senior management of First Security and German American certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

        With First Security's consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of First Security or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of First Security or German American. Raymond James rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of First Security or German American. Raymond James did not make an independent evaluation of the adequacy of the allowance for loan losses of First Security or German American, or the combined entity after the merger, and has not reviewed any individual credit files relating to First Security or German American. Raymond James assumed, with First Security's consent, that the respective allowances for loan losses for First Security and German American were adequate to cover such losses and will be, adequate on a pro forma basis for the combined entity. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with First Security's consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of First Security, and Raymond James relied upon First Security to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James's review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. For the purposes of Raymond James's analysis, with First Security's consent, Raymond James has assumed the conversion to common shares of all of First Security's convertible subordinated debt. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or First Security that would be material to its analysis or opinion.

        Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James provided advice to First Security with respect to the merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of First Security's common stock as of the date of the opinion. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the First Security board to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It was assumed that such opinions, counsel or interpretations have been or would be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of the First Security board, on the fact that First Security has been assisted by legal, accounting and tax advisors and Raymond James had, with the consent of the First Security board, relied upon and assumed the accuracy and completeness of the assessments by First Security and its advisors as to all legal, accounting and tax matters with respect to First Security and the merger, including without limitation that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        In formulating its opinion, Raymond James considered only the merger consideration to be received by the holders of First Security's common stock and did not consider nor express an opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of First Security's officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of First Security's common stock or otherwise. Raymond James was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors, or other constituencies of First Security, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of the Company's or any other party's security holders or other constituencies vis-à-vis any other class or group of First Security's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of First Security or German American or the ability of First Security or German American to pay their respective obligations when they come due.

        The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Accordingly, Raymond James believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or potentially misleading view of the process underlying its analyses and opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 18, 2018, and is not necessarily indicative of current market conditions.

Material Financial Analyses

        The following summarizes the material financial analyses reviewed by Raymond James with the First Security board at its meeting on May 22, 2018, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to First Security or the contemplated merger.

        Selected Companies Analysis.    Raymond James analyzed the relative valuation multiples of twenty-two (22) publicly-traded bank holding companies, banks, and thrifts headquartered in the

Midwest with similar operating characteristics to First Security. The selected companies that Raymond James deemed relevant included the following:

• Guaranty Federal Bancshares, Inc.	• West Shore Bank Corporation
• Westbury Bancorp, Inc.	• First Bancorp of Indiana, Inc.
• United Bancshares, Inc.	• Andover Bancorp, Inc.
• Town and Country Financial Corp.	• FNBH Bancorp, Inc.
• IF Bancorp, Inc.	• First Bancshares, Inc.
• Central Federal Corp.	• First Robinson Financial Corp.
• Bancorp of Southern Indiana Inc.	• HCB Financial Corp.
• Consumers Bancorp, Inc.	• First Federal of Northern Michigan Bancorp, Inc.
• Northern States Financial Corp	• West End Indiana Bancshares Inc.
• Sturgis Bancorp Inc.	• Equitable Financial Corp.
• Royal Financial, Inc.	• Century Financial Corp.

        Raymond James calculated various financial multiples for each selected public company, including: price per share at close on May 18, 2018 compared to (i) tangible book value ("TBV") per share at March 31, 2018 and (ii) LTM Adjusted Earnings per share ("EPS") for the most recent LTM period reported. Raymond James calculated last-twelve-months earnings adjusting 2017Q4 pre-tax earnings at 2017Q3 effective tax rate ("LTM Adjusted Earnings") for earnings multiples and earnings related ratios of First Security and its selected comparable companies. Additionally, Raymond James adjusted earnings of subchapter S corporations for taxes using a 35% tax rate. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for First Security implied by the merger consideration. Earnings per share are based on current diluted shares outstanding, adjusted for assumed sub-debt conversion. The results of the selected public companies analysis are summarized below:

	SUMMARY PRICING MULTIPLES
	Price /
	TBV per Share	LTM Adj. EPS	LTM Pre-tax EPS
75th Percentile	135%	24.3x	16.3x
Mean	122%	22.5x	15.4x
Median	124%	18.2x	14.8x
25th Percentile	104%	14.6x	12.1x
Implied Transaction Metric	163%	37.4x	30.9x

        Furthermore, Raymond James applied the 75th percentile, mean, median and 25th percentile relative valuation multiples for each of the metrics to First Security's actual financial results to derive an implied transaction consideration. Raymond James then compared those implied values to the merger consideration of $40.02. The results of this analysis are summarized below:

	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Price /
	TBV per Share	LTM Adj. EPS	LTM Pre-tax EPS
75th Percentile	$33.22	$26.00	$21.10
Mean	$30.13	$24.11	$19.92
Median	$30.57	$19.53	$19.12
25th Percentile	$25.68	$15.66	$15.65

        Selected Transactions Analysis.    Raymond James also analyzed publicly available information relating to selected regional transactions announced since December 31, 2015 involving banks and thrifts and bank holding company targets headquartered in the Midwest with operating characteristics similar to First Security as of the announcement date. Raymond James also analyzed publicly available information relating to selected national transactions announced since December 31, 2016 involving banks and thrifts and bank holding company targets headquartered in the United States with operating characteristics similar to First Security as of the announcement date.

Regional:

  •
  Acquisition of United Community Bancorp by Civista Bancshares Inc. (03/12/18)

  •
  Acquisition of First Fed of Northern MI Bancorp by Mackinac Financial Corp (01/16/18)

  •
  Acquisition of First BancTrust Corp. by First Mid-Illinois Bancshares (12/11/17)

  •
  Acquisition of FCB Bancorp, Inc. by MainSource Financial Group (12/19/16)

  •
  Acquisition of DCB Financial Corp. by First Commonwealth Financial (12/03/2015)

  •
  Acquisition of Liberty Bancshares, Inc. by United Community Bancorp, Inc. (09/30/16)

  •
  Acquisition of Ohio Legacy Corp. by United Community Financial Corp. (09/08/16)

  •
  Acquisition of Illini Corp. by United Community Bancorp, Inc. (06/08/16)

  •
  Acquisition of First Clover Leaf Financial Corp. by First Mid-Illinois Bancshares (04/26/16)

National:

  •
  Acquisition of Northwest Bancorp by First Interstate BancSystem (04/25/18)

  •
  Acquisition of Coastway Bancorp, Inc. by HarborOne Bancorp, Inc (MHC) (03/14/18)

  •
  Acquisition of United Community Bancorp by Civista Bancshares, Inc. (03/12/18)

  •
  Acquisition of First Priority Financial Corp. by Mid Penn Bancorp, Inc. (01/16/18)

  •
  Acquisition of First Fed of Northern MI Bancorp by Mackinac Financial Corp (01/16/18)

  •
  Acquisition of New Resource Bancorp by Amalgamated Bank (12/15/17)

  •
  Acquisition of First BancTrust Corp. by First Mid-Illinois Bancshares (12/11/17)

  •
  Acquisition of Floridian Community Holdings, Inc. by FCB Financial Holdings Inc. (11/27/17)

  •
  Acquisition of First WV Bancorp, Inc. by CB Financial Services, Inc. (11/16/17)

  •
  Acquisition of Southwest Banc Shares, Inc. by First Bancshares, Inc. (10/24/17)

  •
  Acquisition of Bay Bancorp, Inc. by Old Line Bancshares, Inc. (09/27/17)

  •
  Acquisition of First Commons Bank NA by Brookline Bancorp, Inc. (09/21/17)

  •
  Acquisition of Valley Bancorp, Inc. by Triumph Bancorp, Inc. (07/26/17)

  •
  Acquisition of Community 1st Bancorp by First Foundation, Inc. (06/15/17)

  •
  Acquisition of ASB Bancorp, Inc. by First Bancorp (05/01/17)

  •
  Acquisition of Community Bk of Bergen County by Sussex Bancorp (04/11/17)

  •
  Acquisition of Anchor Bancorp by Washington Federal, Inc. (04/11/17)

  •
  Acquisition of DCB Bancshares Inc.by Old Line Bancshares Inc. (02/01/17)

        Raymond James examined valuation multiples of transaction value compared to the target companies' (i) most recent quarter TBV per share; (ii) LTM Net Income at the time of announcement; and (iii) core deposits (total deposits less time deposits greater than $250,000). Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected transactions.

Regional Transactions:

	SUMMARY TRANSACTION MULTIPLES
	Deal Value /
	TBV	LTM Adj. Earnings	LTM Pre-tax Earnings	Premium / Core Deposits
75th Percentile	171%	30.1x	20.8x	9.0%
Mean	150%	26.1x	20.3x	6.3%
Median	140%	24.3x	18.3x	6.4%
25th Percentile	132%	21.5x	16.0x	3.5%
Implied Transaction Metric	164%	37.7x	31.1x	9.5%

National Transactions:

	SUMMARY TRANSACTION MULTIPLES
	Deal Value /
	TBV	LTM Adj. Earnings	LTM Pre-tax Earnings	Premium / Core Deposits
75th Percentile	190%	35.3x	23.3x	11.5%
Mean	171%	30.0x	22.4x	9.5%
Median	168%	30.0x	19.5x	9.8%
25th Percentile	158%	25.1x	16.9x	6.9%
Implied Transaction Metric	164%	37.7x	31.1x	9.5%

        Furthermore, Raymond James applied the 75th percentile, mean, median and 25th percentile relative valuation multiples to First Security's TBV, LTM Adjusted Earnings, and core deposits and adjusted those values for the full conversion convertible sub-debt into common shares. Raymond James then compared those implied values to the merger consideration of $40.02. The results of the selected transactions analysis are summarized below:

Regional Transactions:

	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value /
	TBV	LTM Adj. Earnings	LTM Pre-tax Earnings	Premium / Core Deposits
75th Percentile	$41.74	$32.13	$27.01	$39.11
Mean	$36.71	$27.89	$26.38	$34.75
Median	$34.18	$26.03	$23.81	$35.00
25th Percentile	$32.37	$23.13	$20.83	$30.26

National Transactions:

	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value /
	TBV	LTM Adj. Earnings	LTM Pre-tax Earnings	Premium / Core Deposits
75th Percentile	$46.39	$37.57	$30.11	$43.14
Mean	$41.71	$32.02	$28.96	$39.91
Median	$41.13	$31.98	$25.35	$40.41
25th Percentile	$38.75	$26.89	$22.00	$35.70

        Discounted Cash Flow Analysis.    Raymond James analyzed the discounted present value of First Security's projected free cash flows for the three months ending December 31, 2018 and the 12 months ending December 31, 2019 through December 31, 2022 on a stand-alone basis, as provided by First Security's management. Raymond James used tangible common equity in excess of a target ratio of 8.0% of tangible assets at the end of each projection period for free cash flow.

        The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2022 as the final year for the analysis and applied multiples, ranging from 13.0x to 17.0x, to calendar year 2022 adjusted net income in order to derive a range of terminal values for First Security in 2022. The projected free cash flows and terminal values were discounted to present value using rates ranging from 11.5% to 15.5%.

        The resulting range of present equity values was divided by the number of diluted shares outstanding adjusted by the full conversion convertible sub-debt common shares. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for First Security implied by the merger consideration of $40.02. The results of the discounted cash flow analysis indicated a range of values from $24.60 per share to $32.73 per share.

        In connection with its analyses, Raymond James considered and discussed with First Security's management how the discounted cash flow analyses would be affected by changes in the underlying assumptions. Raymond James noted that discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results are not necessarily indicative of actual values or future results.

        Additional Considerations.    The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be construed to be the view of Raymond James as to the actual value of First Security. Raymond James did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Raymond James made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of First Security. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the First Security board (solely in each director's capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, of the merger consideration to the holders of First Security's common stock as of the date of the opinion. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the First Security board in making its determination to approve the merger. Neither Raymond James's opinion, nor the analyses described above should be viewed as determinative of the board's or First Security management's views with respect to First Security, German American, or the merger. Raymond James provided advice to First Security with respect to the merger. Raymond James did not, however, determine the amount of consideration, recommend any specific amount of consideration to the First Security board or recommend that any specific consideration constituted the only appropriate consideration for the Merger. First Security placed no limits on the scope of the analyses performed, or opinion expressed, by Raymond James.

        Raymond James's opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of May 18, 2018, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of First Security since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James's Compensation and Other Relationships with First Security and German American.

        During the two years preceding the date of Raymond James's written opinion, Raymond James has not been engaged by, performed services for or received any compensation from First Security (other than any amounts that were paid to Raymond James under the engagement letter described in this proxy statement/prospectus pursuant to which Raymond James was retained as a financial advisor to First Security to assist in reviewing strategic alternatives).

        First Security has agreed to pay Raymond James a fee for advisory services in connection with the merger in an amount equal to 1.45% of the merger consideration at the closing of the merger. First Security has paid Raymond James a retainer fee of $25,000 in connection with its engagement as First Security's financial advisor. For services rendered in connection with the delivery of its opinion, First Security paid Raymond James $200,000 upon delivery of its opinion. First Security also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement. Raymond James advised the First Security board that Raymond James provided investment banking services to, and received fees from German American in the two years preceding the date of its opinion. In 2018, Raymond James served as financial advisor to German American in connection with its acquisition of certain assets and liabilities from MainSource Financial Group, Inc. and received a fee of $200,000 for such transaction.

        Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of First Security and German American for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to First Security and/or German American or other participants in the merger in the future, for which Raymond James may receive compensation.

Interests of First Security's Directors and Executive Officers in the Merger

        When you consider the recommendation of the First Security board of directors to approve the merger agreement and the merger, you should be aware that certain of First Security's directors and executive officers may have (or have had) interests in connection with the merger that are (or were) different from, or in addition to, your interests as shareholders generally and that may present actual or apparent conflicts of interests.

        Cash Payment for Outstanding Options.    The merger agreement obligates German American to pay cancellation payments to the holders of outstanding options to purchase shares of First Security common stock in connection with the closing of the merger. The cancellation payment for each stock option for a share of First Security common stock will be payable in cash in an amount equal to (i) $40.00, adjusted for any Shortfall Adjustment (as defined in the merger agreement), less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes. German American estimates that (assuming that the market value of German American's shares does not vary materially from its market value at about the time of this proxy statement/prospectus, and that none of the options are exercised) the option cancellation payments will total approximately $751,842 of which approximately $552,500 will be payable to persons who are executive officers or directors of First Security or of First Security Bank. Further, all outstanding options that First Security has issued to employees or directors of First Security or First Security Bank, if and to the extent that they are not yet vested, will become vested as of the date First Security shareholders approve the merger, including options for 42,500 shares granted to directors and executive officers.

        Change in Control and Bonus Payments.    First Security has entered into a Bonus and Change in Control Termination Agreement, dated May 22, 2018, with Michael Beckwith in consideration for such executive officer's past services to First Security, his continued employment with First Security through the closing of the merger, and his agreeing to terminate a then-existing change in control agreement. The consummation of the transactions contemplated by the merger will result in an obligation to pay to Mr. Beckwith a change in control benefit in the amount of $450,000. That amount will be paid to such employee at the closing of the merger. In addition, such agreement also provides that Mr. Beckwith is entitled to receive (irrespective of whether the merger closes or not) a bonus payment in the amount of $500,000 on or before the earlier of (i) the closing of the merger, or (ii) March 15, 2019.

        Section 280G of the Code provides that payments related to a change in control that equal or exceed three times an individual's "base amount" (defined as average annual taxable compensation over the five preceding calendar years) constitute "excess parachute payments." If the change in control payments exceed three times the individual's base amount, the Code imposes a 20% excise tax on the amount that exceeds the individual's base amount and Section 280G of the Code limits the employer's deduction to the base amount. The lump sum payable to Mr. Beckwith upon the change in control of First Security will not constitute an excess parachute payment.

        Employment Agreements.    The closing of the merger is conditioned upon German American entering into an employment agreement with Mr. Beckwith that will become effective upon the effective time of the merger. Under this employment agreement, Mr. Beckwith will be employed by German American, on an at-will basis, as Kentucky Divisional President, with compensation and benefits agreed to by the parties at the effective time. To induce the Mr. Beckwith to enter into this at-will employment relationship with German American and to the terms and conditions of the employment agreement, German American will pay Mr. Beckwith a lump sum payment of $125,000 on each of the first and second anniversaries of the merger effective date, subject to Mr. Beckwith's continued employment.

        Board Appointments.    The merger agreement obligates German American to appoint one person who is currently a member of the First Security board of directors (chosen by German American after consultation with First Security) to the German American board of directors. German American must also appoint all of First Security's current independent directors, other than the director to be appointed to German American's board, to a newly created Regional Advisory Board of German American. Each of the First Security directors appointed to either of these boards will be entitled to receive compensation from German American for his or her service. As of the date of this proxy statement/prospectus, it has not yet been determined which First Security director will be appointed to the German American board of directors.

        Indemnification and Continued Director and Officer Liability Coverage.    From and after the effective time of the merger, German American has agreed to indemnify and hold harmless each present and former director, manager and officer of First Security and each of its subsidiaries (each, an "Indemnified Party") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of First Security or any of its subsidiaries (including without limitation service as a trustee or in any similar capacity with respect to any First Security employee benefit plan), under applicable Kentucky or Indiana law or any organizational documents of First Security and any of its subsidiaries as in effect as of the date of the merger agreement. In addition, German American has agreed to provide directors' and officers' liability insurance coverage for a period of six (6) years following the effective time of the merger to the persons serving as officers, managers and directors of First Security and any of its subsidiaries immediately prior to the effective time of the merger under the directors' and officers' liability insurance policy currently maintained by First Security or under a policy with comparable or better coverage; provided that German American is not obligated to pay more than 150% of the annual premium paid by First Security for such insurance. If the cost of insurance exceeds such limit, German American will use its reasonable efforts to obtain as much comparable coverage as possible.

        The board of directors of First Security was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement with German American and in recommending that First Security's shareholders approve and adopt the proposals to be voted upon at the special meeting.

Regulatory Approvals

        On or about July 11, 2018, German American submitted a request to the Federal Reserve Bank of St. Louis, acting as the delegate of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act, for a determination by the Reserve Bank that German American need not submit an application for approval of the merger under that Act.

        In addition, the banking subsidiary of German American submitted an application to the Federal Deposit Insurance Corporation ("FDIC") on or about June 15, 2018, seeking approval by the FDIC of the merger of First Security Bank into German American's banking subsidiary.

        Further, on or about June 15, 2018, the banking subsidiary of German American submitted (i) an application to the Indiana Department of Financial Institutions, and (ii) a copy of its FDIC application to the Kentucky Department of Financial Institutions, in each case seeking approval of the merger of First Security Bank into German American's banking subsidiary.

        German American cannot be certain when or if such waivers or approvals will be received.

Exchange Agent

        German American has appointed Computershare, Inc. ("Computershare") as its exchange agent for purposes of exchanging First Security shares held by its shareholders for the merger consideration.

Dividends and Distributions

        Under the terms of the merger agreement, prior to the closing of the merger, First Security is prohibited from declaring or paying any cash dividend or other distribution to First Security shareholders, except First Security's quarterly cash dividend in an amount not to exceed $0.17 per share; provided, however, First Security and German American must coordinate First Security's dividend schedule for the quarter in which the merger closing occurs so that First Security's shareholders do not receive dividends for shares of both German American common stock and First Security common stock for the same calendar quarter.

Appraisal or Dissenters' Rights

        Each share of First Security common stock held by a shareholder who has given notice of its intention to assert the right to dissent in accordance with Kentucky law, has not voted to approve the merger agreement, and has otherwise complied with the applicable provisions of the Kentucky Business Corporation Act ("KBCA") to dissent from the merger will not be converted into the right to receive the merger consideration. Instead, such a dissenting shareholder will become entitled to receive whatever may be determined to be the "fair value" of the dissenter's shares under the applicable provisions of the KBCA. If at any time a First Security shareholder fails to take an action required to perfect its rights as a dissenting shareholder, that shareholder will be treated as though its First Security shares had been converted at the effective time into the right to receive the merger consideration, without any interest thereon. First Security will give German American prompt notice of any shareholder demands received by First Security for payment of the fair value of First Security common stock. Prior to the effective time, First Security will not make any payment with respect to, or settle or offer to settle, any such demands except with prior consent of German American. For more information regarding the right of First Security shareholders to dissent from the Merger, see the section entitled "THE MERGER AGREEMENT—Dissenters' Rights of Appraisal" beginning on page 64 of this proxy statement/prospectus. In addition, a copy of Chapter 271B, Subtitle 13, Title XXIII of the KBCA, the Kentucky dissenters' rights statute, is attached as Annex C to this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences

        German American and First Security expect the merger to qualify as a "reorganization" (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes, as a result of the merger:

  •
  First Security shareholders will recognize gain (but not loss) in an amount not to exceed the cash received as part of the merger consideration and will recognize gain or loss with respect to any cash received in lieu of fractional shares of German American common stock; and

  •
  First Security shareholders will not recognize gain (or loss) as a result of receiving shares of German American common stock in the merger.

        See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" beginning on page 79 for a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of First Security common stock.

        Because individual circumstances may differ, each shareholder should, at their own expense, consult such shareholder's tax advisor regarding the applicability of the rules discussed in this proxy statement/prospectus to the shareholder and the particular tax effects to the shareholder of the merger and the holding or disposing of German American shares in light of such shareholder's particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of (a) the transactions described in this proxy statement/prospectus relating to equity compensation and benefit plans, and (b) the receipt of any pre-merger cash dividends from First Security.

Sources of Funds

        The cash portion of the aggregate merger consideration, including cash amounts required to settle fractional interests and to fund the cash payments to First Security shareholders and holders of options to purchase First Security common shares, is expected to be funded from cash on hand at German American at the time of closing.

THE MERGER AGREEMENT

        The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding German American, First Security or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this document. See also "WHERE YOU CAN FIND MORE INFORMATION" on page 83.

        The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus

  •
  were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments,

  •
  were made solely for the benefit of the parties to the merger agreement,

  •
  may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures,

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  were made for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors.

        Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

General

        The merger agreement provides for the merger of First Security with and into German American, with German American surviving the merger and continuing under the name "German American Bancorp, Inc." Immediately following the merger of First Security with German American, First Security Bank will merge with and into German American Bank (the bank subsidiary of German American), with German American Bank surviving the merger and continuing under the name "German American Bank."

Time of Completion

        Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the first day of the calendar month (other than a calendar month in which the last day of a calendar quarter occurs) following (i) the shareholders of First Security having approved and adopted the merger agreement, (ii) the expiration of all waiting periods in connection with either the bank regulatory applications filed for approval of the merger or stock market requirements and (iii) the satisfaction of all other conditions to closing of the transaction described in the merger agreement (the "Closing Date") See "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page 60.

        We are working diligently to complete the merger quickly. We currently expect that the merger will be closed on October 1, 2018. However, because completion of the merger is subject to regulatory approvals and other conditions that have not yet been obtained and are beyond our control, we cannot guarantee the actual timing.

Consideration to be Received in the Merger

        If the merger is completed, the shares of First Security common stock that you own immediately before the completion of the merger will be converted into a right to receive shares of German American common stock and cash. At the effective time of the merger, each issued and outstanding share of First Security common stock (other than Dissenting Shares and shares of First Security common stock held by the KSOP) will be converted into the right to receive (i) 0.7982 shares of German American common stock (and cash in lieu of any fractional share interests), plus (ii) a cash payment of $12.00 (subject to reduction as described below).

        The KSOP, as a record holder of shares of First Security common stock immediately prior to the effective time of the merger, shall be entitled to receive from German American, for each share of First Security common stock then held of record by the KSOP, a cash payment equal to $40.00. Any option to acquire a share of First Security common stock outstanding at the effective time of the merger will be cancelled in exchange for a cash payment equal to (a) $40.00, less (b) the applicable exercise price, and less (c) any withholding taxes. The cash payment per outstanding share (including each KSOP share) and per outstanding option described above are also subject to reduction in the event the "Effective Time Book Value" (as defined below) of First Security falls below certain thresholds at the time of closing of the Merger.

        Fractional shares of German American common stock will be paid for in cash equal to the product of the fractional share and the volume weighted average of the trading prices of German American common stock, rounded to the nearest cent, during the twenty trading days ended on the trading day that is the second business day preceding the closing date for the merger, as reported by Bloomberg L.P.

Calculation of Possible Reduction in Cash Payments

        The merger agreement provides that the cash merger consideration, the KSOP cash payment and the option cancellation payment are each subject to reduction in the event that First Security's "Effective Time Book Value" is less than its "Target Book Value." The dollar amount by which such target, as applicable, is not satisfied is referred to in the merger agreement as the "Shortfall," which will be determined (if it exists) by the parties at the merger closing in accordance with the merger agreement as follows:

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  For purposes of determining whether there exists (and, if so, the dollar amount of) any Shortfall, the merger agreement defines the "Effective Time Book Value" as being the estimated shareholders' equity of First Security as of the end of the effective time of the merger determined in accordance with United States generally accepted accounting principles ("GAAP"), as adjusted to reflect a reasonable projection of the operations of First Security from the date of delivery of the estimate through the effective time of the merger, to the reasonable satisfaction of German American, to be delivered by First Security to German American no later than five (5) business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with First Security Bank's historical practices;

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  For purposes of the preceding item, a "reasonable projection of operations" will be based on the average monthly operations of First Security during the six-month period ending on the end of the month prior to the effective time of the merger;

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  The merger agreement specifies that the Effective Time Book Value will reflect all after-tax accruals for all of First Security's and any of its subsidiaries' fees, expenses and costs relating to the mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the merger's effective time), including but not limited to those incurred by First Security or any of its subsidiaries in negotiating the terms of the mergers, preparing, executing and delivering the merger agreement, change of control or success bonuses, if any, to officers or directors as a result of the mergers, additional accruals required pursuant to any director deferred compensation agreements, if any, obtaining shareholder and regulatory approvals, and closing the mergers, costs of taking reasonable environmental remedial and corrective actions (as specified in the merger agreement), costs to cure or remove any material title or survey defects that German American deems unacceptable (as specified in the merger agreement), and including fees, expenses and costs that might not be deemed earned or become payable until after the effective time of the merger (such as investment banking fees and similar payments for services performed prior to the effective time that may not be deemed earned unless and until the mergers have become effective);

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  In computing the Effective Time Book Value, the merger agreement expressly provides that none of the following will be considered in the calculation: (1) gains or losses on sales of securities by First Security or any of its subsidiaries incurred after April 1, 2018; (2) the increase of assets or decrease of liabilities based on the issuance of any shares of capital stock for consideration, including, but not limited to, the conversion of any convertible subordinated notes after April 1, 2018 pursuant to their terms; (3) any changes to the value of First Security's investment portfolio attributed to applicable accounting rules, whether upward or downward, from April 1, 2018 until the measurement date; (4) any fees payable upon the termination of any of First Security's contracts ; and (5) the "Catch-Up Bonus" (as defined in that certain Bonus and Change in Control Termination Agreement between First Security and Michael F. Beckwith); and

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  For the purposes of whether there exists (and, if so, the dollar amount of) any Shortfall, the merger agreement defines "Target Book Value" to be an amount equal to: (1) $58,250,000; (2) adjusted upward by the product of $9,000 and the number of days the effective time of the merger is after October 1, 2018; and (3) less dividends paid after October 1, 2018.

In the event of such a Shortfall, then the cash merger consideration, the KSOP cash payment and the option cancellation payment shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by (x) the number of shares of First Security common stock outstanding that is eligible to receive a Cash Payment, plus (y) the number of shares of First Security Common outstanding that is eligible to receive an ESOP Cash Payment, plus (z) the number of unissued shares of First Security common stock subject to an option that is eligible to receive a Cancellation Payment. First Security does not anticipate that any Shortfall adjustment to the cash consideration will be necessary.

Exchange of Certificates

        Computershare (German American's transfer agent and registrar) will act as the exchange agent and handle the exchange of First Security stock certificates for certificates representing German American's shares and any cash consideration that may be payable to First Security shareholders. Within five business days after the effective time of the merger, the exchange agent will send a letter of transmittal to each former First Security shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering First Security stock certificates. You should NOT return stock certificates with the enclosed proxy card.

        First Security shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive certificates for the shares of German American's common stock into which their shares of First Security common stock were converted pursuant to the merger and a check for the amount of cash consideration (if any) to which such shareholder is entitled.

        With respect to holders of shares of First Security common stock held in book-entry form, the exchange agent will deliver (1) a statement detailing the holders' book-entry shares of German American common stock into which those shares of First Security common stock have been converted, and (2) payment for cash-in-lieu of a fractional share and the merger cash consideration, in a separate mailing, as promptly as reasonably practicable after the effective time of the merger, without the shareholder being required to deliver a First Security stock certificate or any letter of transmittal, "agent's message" or other documents to the exchange agent.

        After the merger, each certificate that previously represented shares of First Security common stock will only represent the right to receive:

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  certificates representing the shares of German American's common stock into which those shares of First Security common stock have been converted; cash in the amount of the cash merger consideration, if any, and cash in lieu of any fractional share of German American common stock; or

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  the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the KBCA, as described below under "Dissenters' Rights of Appraisal."

        After the completion of the merger, First Security will not register any transfers of shares of First Security common stock.

First Security Restrictions

        Under the merger agreement, First Security has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, First Security and its subsidiaries are required to conduct their respective businesses and to discharge or incur obligations and liabilities only in the ordinary course of business, as conducted prior to the execution of the merger agreement.

        The following is a summary of the more significant items which First Security and its subsidiaries cannot take without German American's prior consent, subject to the exceptions set forth in the merger agreement:

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  declaring or paying any dividends on shares of First Security common stock or making any other distribution to shareholders, except First Security's quarterly cash dividend in an amount not to exceed $0.17 per share; provided, however, First Security and German American shall coordinate First Security's dividend schedule for the quarter in which the merger closing occurs so that First Security's shareholders receive dividends for one of, but not both German American common stock and First Security common stock for the same calendar quarter;

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  issuing or agreeing to issue any stock or other equity securities (except for the issuance of shares upon the exercise of stock options, to fund any quarterly matching contribution under the KSOP or upon the conversion of any of First Security's convertible subordinated notes) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or securities convertible into or exchangeable for any capital stock or equity securities;

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  redeeming, purchasing or otherwise acquiring any of the common or any other capital stock of First Security or any of its subsidiaries;

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  effecting a stock split, reverse split, reclassification or other similar change in any common or other capital stock or otherwise reorganizing or recapitalizing;

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  changing the organizational documents of First Security or any of its subsidiaries;

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  except as separately set forth in the merger agreement or agreed to by German American, paying or agreeing to pay any bonus, additional compensation (other than bonuses not to exceed $100,000 in the aggregate payable to employees of First Security and its subsidiaries for the purpose of inducing such employees to continue providing services to First Security and its subsidiaries through the effective date of the merger, and other ordinary and normal bonuses and salary increases consistent with past practices), or severance benefit or otherwise making any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

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  except as separately set forth in the merger agreement or agreed to by German American or required by law, adopting, terminating or making any change in any employee benefit plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

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  borrowing or agreeing to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit;

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  making or committing to make loans or loan commitments or renewals of loans, or purchasing loan participations, in amounts exceeding certain specified amounts;

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  purchasing or otherwise acquiring any investment security for the accounts of First Security or its subsidiaries, or selling any investment security owned by any of them which is designated as held-to-maturity, or engaging in any activity that would require the establishment of a trading account for investment securities;

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  increasing or decreasing the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices;

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  entering into or amending any material agreement, contract or commitment out of the ordinary course of business;

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  except in the ordinary course of business, placing on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

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  except in the ordinary course of business, canceling, releasing, compromising or accelerating any material indebtedness owing to First Security or any of its subsidiaries, or any claims which any of them may possess, or voluntarily waiving any material rights with respect thereto;

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  selling or otherwise disposing of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness;

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  foreclosing upon or otherwise taking title to or possession or control of any real property (other than certain single-family, non-agricultural residential property) without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials on the property;

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  committing any act, or failing to do any act, that causes a material breach of any material lease, agreement, contract or commitment;

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  violating any law, statute, rule, governmental regulation or order, which violation might have a "material adverse effect" as defined in the merger agreement;

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  purchasing any real or personal property or making any other capital expenditure where the amount paid or committed therefor is in excess of certain individual and aggregate threshold dollar amounts, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of First Security Bank's loans;

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  issuing certificate(s) for shares of First Security common stock to any First Security shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify First Security (and its successors) against loss on account of such lost or destroyed certificate(s) (in an amount not less than 150% of the amount that German American's transfer agent would require in the case of lost or destroyed stock certificates of equal value of German American common stock), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

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  holding a special, regular or annual meeting (or take action by consent in lieu thereof) of the board of directors, managers or shareholders, as applicable, of First Security or any of its subsidiaries for the purpose of appointing or electing any new member to the board of directors or as a manager of First Security or any of its subsidiaries (whether to fill a vacancy or otherwise) unless such new member of the board of directors or manager is approved in advance in writing by German American;

  •
  making or changing any election, changing an annual accounting period, adopting or changing any accounting method, filing any amended tax returns, entering into any closing agreement, settling any tax claim or assessment relating to First Security or any of its subsidiaries, surrendering rights to claim a refund of taxes, consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to First Security or any of its subsidiaries, or taking any other similar action relating to the filing of any tax return or the payment of any tax, except as required by law;

  •
  merging, combining, or consolidating with or, other than in the ordinary course of business consistent with past practice, selling the assets or the securities of First Security or any of its subsidiaries to any other person, corporation, or entity, effecting a share exchange or entering into any other transaction not in the ordinary course;

  •
  failing to maintain First Security Bank's reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

  •
  agreeing in writing to take any of the foregoing actions.

        In addition, First Security agreed to notify German American in writing of the occurrence of any matter or event known to First Security that is, or is likely to have a "material adverse effect" on the business, operations, properties, assets or financial condition of First Security or any of its subsidiaries, as that term is defined in the merger agreement.

Redemption and Conversion of Convertible Subordinated Notes

        On June 1, 2018, First Security called its convertible subordinated notes for redemption in full on July 1, 2018. Noteholders holding $5,503,000 principal amount of the notes subsequently elected to convert them into First Security common stock. Based on the conversion ratio of 31.8167 shares for each $1,000 principal amount (or $31.43 per First Security share), First Security issued 175,008 shares of its common stock to the converting noteholders and paid approximately $2,500 to cash out fractional shares. On July 1, 2018, First Security redeemed the remaining notes, paying the $1,080,000 outstanding principal amount plus $18,900 of interest.

First Security Non-Solicitation and Non-Discussion Covenants

        First Security has agreed that, until the effective time of the merger or until the termination of the merger agreement, except with the written approval of German American, First Security will neither permit nor authorize its directors, officers, employees, agents or representatives (or those of its subsidiaries) to, directly or indirectly, initiate, solicit or encourage, or to the extent required under the fiduciary duties applicable to the First Security directors under Kentucky law (in which case German American's prior written approval shall not be required), provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to First Security or any of its subsidiaries or to which First Security or any of its subsidiaries or their respective shareholders or members may become a party (all such transactions are referred to in this proxy statement/prospectus as "acquisition transactions"). First Security also agreed to promptly communicate to German American the terms of any inquiry, proposal, indication of interest, or offer which First Security or any of its subsidiaries receives with respect to an acquisition transaction.

First Security Board Recommendation Requirements

        The merger agreement contains provisions that require First Security's board of directors to submit the merger agreement for consideration by First Security's shareholders at the special meeting. Unless precluded by applicable fiduciary duties (and except with respect to any director acting individually in the capacity as a trustee of the KSOP), the board of directors, acting unanimously, must recommend that First Security's shareholders approve the merger agreement and the plan of merger.

German American Covenants

        German American has agreed to use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the merger agreement and to effect the merger in accordance with the terms and conditions set forth in the merger agreement. German American has also agreed to file or cooperate with First Security in filing all regulatory applications required in order to consummate the merger, and the merger of First Security Bank into German American Bank, including all necessary applications for the prior approvals (if not waived) of the Federal Reserve Board under the Bank Holding Company Act, the Indiana Department of Financial Institutions, the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. German American has agreed to keep First Security reasonably informed as to the status of such applications and promptly send or deliver complete copies of such applications, and of any supplementally filed materials, to counsel for First Security.

        The merger agreement also contains certain covenants relating to employee benefits, employee benefit plans, and other matters pertaining to officers and directors (see "THE MERGER AGREEMENT—Employee Benefit Matters" and "THE MERGER—Interests of First Security's Directors and Executive Officers in the Merger").

Representations and Warranties

        First Security and German American.    The merger agreement contains representations and warranties made by First Security and German American. These include, among other things, representations relating to:

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  due corporate organization and existence;

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  capitalization;

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  corporate power and authority to consummate the merger and enter into the merger agreement;

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  subsidiaries;

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  financial information;

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  agreements with banking authorities;

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  litigation;

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  environmental matters;

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  compliance with laws;

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  broker's, finder's or other fees;

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  tax and regulatory matters;

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  securities law compliance; and

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  accuracy of statements made and information provided to the other party.

        German American.    German American represents and warrants to First Security in the merger agreement regarding, among other things:

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  compliance with and accuracy of SEC filing requirements, including internal control requirements;

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  filing of necessary reports with regulatory authorities;

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  having sufficient financial resources to make payments at the Closing; and

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  absence of material adverse changes in financial condition since December 31, 2017.

        First Security.    First Security makes additional representations and warranties to German American in the merger agreement relating to, among other things:

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  absence of defaults;

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  filing of reports;

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  loans and investments;

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  employee benefit plans and employment matters;

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  title to assets;

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  insurance;

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  material contracts;

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  compliance with Americans with Disabilities Act;

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  absence of undisclosed liabilities; and

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  absence of any events, since December 31, 2017, having a "material adverse effect" on the financial position, results of operations or business of First Security and its subsidiaries taken as a whole, as that term is defined in the merger agreement, except as set forth in the merger agreement.

Conditions to Completion of the Merger

        Closing Conditions for the Benefit of German American.    German American's obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and German American elects to waive them):

  •
  truth of representations and warranties of First Security and First Security Bank in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had, and cannot reasonably be expected to have, when considered together with all such other changes, any effect that constitutes a "material adverse effect" as defined by the merger agreement). For purposes of the merger agreement, "material adverse effect" means any effect that (i) is material and adverse to the financial position, results of operations, or business of First Security and its subsidiaries taken as a whole or German American and German American Bank taken as a whole, as applicable, or (ii) would materially impair the ability of First Security or German American, as applicable, to perform its obligations under the merger agreement; provided, however, that material adverse effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the mergers or restructuring charges taken in connection with the merger, in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party, (e) changes in the general level of interest rates, or circumstances that affect the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the merger or transactions contemplated by the merger agreement, (g) the impact of the announcement of the merger agreement and the transactions contemplated thereby, and compliance with the merger agreement on the business, financial condition or results of operations of First Security and its subsidiaries, or German American and German American

    Bank, as applicable, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that no change in the trading price of German American common stock shall by itself be considered a material adverse effect.

  •
  performance by First Security and First Security Bank in all material respects of their agreements under the merger agreement;

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  approval of the merger by First Security shareholders;

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  absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger, or any pending proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

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  receipt of all necessary regulatory approvals (without burdensome conditions);

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  receipt from First Security at closing of certain items set forth in the merger agreement;

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  receipt of an opinion of Bingham Greenebaum Doll LLP that, for U.S. federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

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  receipt by German American of certain environmental reports;

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  a commitment from a national title company selected by German American to issue at the closing of the merger any title policies required by German American;

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  less than twenty percent (20%) of the outstanding shares of First Security common stock have become and remain Dissenting Shares; and

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  the board of directors of First Security have adopted resolutions or have otherwise amended the First Security stock option plans as is necessary to effect the process for cancelling all outstanding options whether vested or not.

        Closing Conditions for the Benefit of First Security.    First Security's obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and First Security elects to waive them):

  •
  truth of representations and warranties of German American (and its subsidiary bank) in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had, and cannot reasonably be expected to have, when considered together with all such other changes, any effect that constitutes a "material adverse effect" as defined by the merger agreement);

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  performance by German American (and its subsidiary bank) in all material respects of their agreements under the merger agreement;

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  approval of the merger by First Security shareholders;

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  absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger, or any pending proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

  •
  receipt of all necessary regulatory approvals;

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  receipt from German American at closing of certain items set forth in the merger agreement;

  •
  receipt of an opinion of Bingham Greenebaum Doll LLP that, for U.S. federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368(a)

    of the Code and that no gain or loss will be recognized by shareholders of First Security to the extent they receive shares of German American common stock in the holding company merger in exchange for their shares of First Security common stock, except that gain will be recognized with respect to any cash received and that gain or loss will be recognized with respect to any cash received in lieu of fractional shares; and

  •
  the shares of German American common stock, to be issued in the merger, will be eligible for trading on the NASDAQ Global Market.

Termination

        The merger agreement may be terminated by mutual consent of German American and First Security at any time prior to the filing of articles of merger with respect to the merger with the Indiana Secretary of State and the Kentucky Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or First Security may terminate the merger agreement if any of the following occur:

  •
  the other party has breached any representation or warranty contained in the merger agreement (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a "material adverse effect" on the other party as defined by the merger agreement) which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

  •
  the other party has breached in any material respect any of the covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

  •
  any of the conditions to the obligations of such party are not satisfied or waived on or prior to the closing date, and are not capable of being satisfied by February 1, 2019 immediately upon delivery of written notice thereof to the other party on the closing date;

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  First Security shareholders do not adopt the merger agreement at the First Security special meeting;

  •
  in the event of certain adverse regulatory determinations;

  •
  in the event there are certain adverse environmental reports or title defects with regard to real estate owned or leased by First Security

  •
  the merger has not been closed by February 1, 2019; or

  •
  the other party has become a party or subject to any cease and desist order imposed by any federal or state bank regulatory agency.

        German American may also terminate the merger agreement if any of the following occur:

  •
  in the event First Security breaches its notice obligations related to an acquisition transaction or does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within 45 days after the first communication between First Security or First Security Bank and the third party and provide German American with written notice of such termination,

  •
  the First Security board of directors fails to unanimously recommend the approval of the merger agreement and related plan of merger to the First Security shareholders, or withdraws such recommendation after First Security's receipt of a proposal for a business combination with any third party, or

  •
  if greater than twenty percent (20%) of the outstanding shares of First Security common stock have become and remain Dissenting Shares.

Termination Fee

        German American may demand a $3,000,000 termination fee from First Security, if the merger agreement is terminated by German American:

  •
  due to First Security breaching its notice obligations related to an acquisition transaction, or not terminating all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an acquisition transaction within 45 days after the first communication between First Security or First Security Bank and the third party and providing German American with written notice of such termination,

  •
  due to the failure of the First Security board of directors to unanimously recommend the approval of the merger agreement and related plan of merger to the First Security shareholders, or

  •
  due to the withdrawal by the First Security board of directors of such recommendation after First Security's receipt of a proposal for a business combination with any third party.

Amendment and Waiver

        Amendment.    The merger agreement may only be amended or modified by a written agreement among the parties.

        Waiver.    At any time prior to the effective time of the merger, certain conditions of the merger may be waived by German American or First Security. Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Management and Operations After the Mergers

        After the merger and the follow-up merger of First Security Bank with and into German American Bank, German American will appoint one person who is currently a member of the First Security board of directors (chosen by German American in accordance with German American's policies and requirements after consultation with First Security) to the German American board of directors following the Closing Date. The appointment will be made no later than 60 days after the Closing Date. The person appointed will then be nominated for election to serve for a term of three years at the first annual meeting of the shareholders of German American for which nominations remain open following the person's appointment. As of the date of this proxy statement/prospectus, it has not yet been determined which First Security director will be appointed to the German American board of directors. The board of directors of German American and of its banking subsidiary will otherwise be the same as the boards of directors of such companies immediately prior to the effective time of the merger. Information about the current German American directors and executive officers can be found in German American's Annual Report on Form 10-K for its year ended December 31, 2017, which is incorporated by reference into, and forms part of, this proxy statement/prospectus.

        In addition, no later than 60 days after the Closing Date, German American will appoint all of First Security's current independent directors, other than the director to be appointed to German American's board, to a newly created Regional Advisory Board of German American.

Employee Benefit Matters

        German American and its subsidiaries, as applicable, will provide compensation and benefits to the officers and employees of First Security and any of its subsidiaries who continue as employees of German American or any of its subsidiaries after the effective time of the merger ("Continuing Employees") that are generally comparable to those provided to similarly situated employees of German American and its subsidiaries. Contining Employees will receive credit for prior service with First Security or First Security Bank (as applicable) for purposes of eligibility and vesting under any employee benefit plans maintained by German American at the time of the merger and made available to the Continuing Employees, who will generally receive credit for accrued but unused vacation and sick time earned prior to the effective time of the merger up to 200 hours per employee.

        All fully insured First Security welfare benefit plans currently sponsored by First Security shall continue as separate plans after the effective time of the merger, until such time as German American determines, in its sole discretion, that it will terminate any or all of such plans.

        If directed by German American no later than sixty (60) days before the Closing Date, First Security shall (a) cause the board of directors of First Security to adopt resolutions and an amendment to the KSOP providing for its termination on a date that is no later than the day before the Closing Date, and (b) file an application with the Internal Revenue Service on a date that is no later than the Closing Date that requests a favorable determination letter on the KSOP relating to its termination. In the event that German American requests that the KSOP be terminated, the Continuing Employees shall be eligible to participate, effective as of the effective time of the merger, in a 401(k) plan sponsored or maintained by German American or one of its subsidiaries.

Dissenters' Rights of Appraisal

        The following summarizes the provisions of Kentucky law relating to the dissenters' rights of shareholders. The provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act ("KBCA"), which control your right to dissent from the merger, are attached in full as Annex C to this proxy statement. We urge you to read Annex C in its entirety.

        Any shareholder of record of First Security who objects to the merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment, if the merger is consummated, in cash of an amount equal to the fair value of all, but not less than all, of his or her First Security common shares. A shareholder of record may, however, assert dissenters' rights as to fewer than all of the shares registered in his or her name if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies First Security in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

        For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's First Security common shares equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable.

        Any First Security shareholder desiring to dissent from the merger and receive payment of the fair value of his or her First Security common shares must:

  •
  deliver to First Security, before the shareholder vote on the merger agreement, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

  •
  not vote his or her shares in favor of the merger agreement; and

  •
  demand payment, certify whether the holder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed Merger and deposit his or her stock certificates with First Security in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the merger is authorized by shareholders.

        Only a record shareholder may assert dissenters' rights, except that a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) may assert dissenters' rights on his or her own behalf if: (i) the record shareholder's written consent to the dissent is submitted to First Security not later than the time the beneficial shareholder asserts dissenters' rights; and (ii) the beneficial owner asserts dissenters' rights with respect to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

        All written communications from shareholders with respect to the exercise of dissenters' rights should be mailed before the merger is completed to First Security, Inc., 313 Frederica Street, Owensboro, Kentucky 42301, Attention: Mary L. Moorhouse, Secretary, and after the merger is completed to German American Bancorp., Inc., 711 Main Street, Jasper, Indiana 47546-0810, Attention: Corporate Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the merger agreement is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent from the merger, the separate written demand for payment of the fair value of First Security common shares and the deposit of the stock certificates.

        The dissenters' notice sent to dissenting shareholders will:

  •
  specify the dates and place for receipt of the payment demand and the deposit of the First Security stock certificates;

  •
  inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;

  •
  supply a form for demanding payment that includes the date of the first public announcement of the terms of the merger as provided above and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

  •
  set a date by which German American must receive the payment demand, which date must not be fewer than 30, nor more than 60 days after the dissenters' notice is delivered; and

  •
  be accompanied by a copy of the dissenters' rights provisions of the KBCA.

        Following the later to occur of the date on which the merger is completed or the date on which German American receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, German American will pay the dissenter the estimated fair value of his or her shares, plus accrued interest. German American's payment will be accompanied by:

  •
  First Security's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

  •
  a statement of German American's determination of the fair value of the shares;

  •
  an explanation of how the interest was calculated; and

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

        After the merger, German American may, under Section 271B.13-270, elect to withhold payment from a dissenter who became the beneficial owner of the shares on or after the date of the first public announcement of the terms of the merger. If German American makes such an election, it must estimate the fair value of the shares, plus accrued interest, and send an offer to the dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment of a different amount under Section 271B.13-280. German American must pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.

        If German American fails to pay (except as provided in Section 271B.13-270) the estimated fair value of shares with respect to which a dissenter has complied with the dissenting shareholder requirements within 60 days of the date for demanding payment set forth in the dissenters' notice, such dissenting shareholder may notify German American in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate.

        If the dissenting shareholder believes the amount German American paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, within 30 days after German American makes or offers payment for the shares of a dissenting shareholder, the dissenting shareholder must demand payment of his or her own estimate of the fair value of the shares and interest due. A dissenter waives the right to demand payment unless he or she notifies German American of his or her demand in writing within 30 days after German American made or offered payment for his or her shares. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then German American, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Jefferson County, Kentucky circuit court requesting that the fair value of the dissenting shareholder's shares be determined. German American must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If German American does not begin the proceeding within the 60-day period, it must pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

        First Security shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes. See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" beginning on page 79.

        Failure by a First Security shareholder to follow each of the steps required by the KBCA for perfecting dissenters' rights may result in the loss of those rights. In view of the complexity of these provisions and the requirement that they be strictly followed, if you are considering dissenting from the approval and adoption of the merger agreement and exercising your dissenters' rights under the KBCA, you should consult your legal advisor.

        Pursuant to the merger agreement, German American has the right to terminate the merger agreement if dissenting shares represent more than twenty percent (20%) of the outstanding shares of First Security common stock.

Expenses

        All expenses incurred in connection with the merger agreement, except for the costs of certain environmental investigations, will be paid by the party incurring the expenses, except that First Security may be required to pay a termination fee of $3,000,000 to German American if the merger is terminated prior to the closing date under certain circumstances described under "THE MERGER AGREEMENT—Termination Fee" above.

Voting Agreement with First Security Directors

        Each member of the board of directors of First Security has entered into a voting agreement with German American to cause all First Security common stock he or she owns of record or beneficially to be voted in favor of the merger agreement proposal. As of the record date, the members of the First Security board of directors and their affiliates had the power to vote an aggregate of [    •    ] shares of First Security voting common stock, representing approximately [    •    ]% of the outstanding voting shares on that date. The shares that the board and affiliates have the power to vote include 5,844 shares of First Security common stock issued as restricted shares to key employees under the First Security, Inc. 2012 Long Term Incentive Plan and held in escrow.

Voting and Support Agreements with Certain First Security Shareholders

        German American entered into voting and support agreements with each of Castle Creek and the FOF/Bridge Funds, pursuant to which Castle Creek and the FOF/Bridge Funds have each agreed to vote all shares of First Security common stock they beneficially own in favor of the merger. As of the record date, Castle Creek and the FOF/Bridge Funds beneficially owned and were entitled to vote [    •    ] shares and [    •    ] shares, respectively, of First Security voting common stock at the special meeting, or [    •    ]% and [    •    ]%, respectively, of the outstanding voting shares on that date.

        The total number of shares of First Security voting common stock subject to the voting agreements with directors, Castle Creek and the FOF/Bridge Funds is [    •    ], which represents [    •    ]% of the outstanding shares of voting common stock on the record date.

        Castle Creek is the sole owner of the 571,147 shares of First Security's non-voting common stock outstanding as of the record date. Castle Creek has agreed to vote the non-voting common stock in favor of the merger and is expected to do so by written consent, and would thereby be precluded from asserting any appraisal or dissenters' rights under Kentucky law in connection with the merger.

 PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

        In addition to the proposal to approve the merger agreement, the shareholders of First Security are also being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies if an insufficient number of shares is present in person or by proxy to approve the merger agreement.

        It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of First Security common stock is required to be represented at the special meeting, in person or by proxy, for a quorum to be present. If shareholder participation at the special meeting is lower than expected, First Security would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If First Security desires to adjourn the special meeting, First Security will request a motion that the special meeting be adjourned, and delay the vote on the merger agreement proposal described herein until the special meeting is reconvened. If First Security adjourns the special meeting for 30 days or less, First Security will not set a new record date and will announce prior to adjournment the date, time, and location at which the special meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with the shareholder's instructions and, if no contrary instructions are given, for the merger agreement proposal.

        Any adjournment will permit First Security to solicit additional proxies and will permit a greater expression of the views of First Security's shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the merger agreement because an adjournment will give First Security additional time to solicit favorable votes and increase the chances of approving those proposals. First Security has no reason to believe that an adjournment of the special meeting will be necessary at this time.

        First Security's board of directors recommends that shareholders vote "FOR" the proposal to adjourn or postpone the special meeting, if necessary.

DESCRIPTION OF GERMAN AMERICAN

        The following information should be read with the financial statements incorporated by reference into this proxy statement/prospectus.

Business

        German American Bancorp, Inc. is a NASDAQ-traded (symbol: GABC) bank holding company based in Jasper, Indiana. German American was incorporated under Indiana law in 1982. It is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

        German American's primary activity consists of owning and supervising German American Bank, which is a commercial bank organized under Indiana law, and that bank's subsidiaries. German American's bank subsidiary was chartered in 2006 as a result of a consolidation of six affiliated Indiana state banks that were then separately incorporated and owned by German American. The bank subsidiary traces its roots to The German American Bank, which was (until the 2006 consolidation transaction) a state-chartered bank that was incorporated in 1910 and headquartered in Jasper, Indiana.

        German American, through its banking subsidiary, operates 58 banking offices in 20 contiguous southern Indiana counties and one adjacent northern Kentucky county. German American also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

        Throughout this proxy statement/prospectus, when we use the term "German American," we will usually be referring to the business and affairs (financial and otherwise) of German American Bancorp, Inc., and its consolidated subsidiaries as a whole. Occasionally, we will use the terms "parent company" or "holding company" in reference to German American when we mean to refer only to German American Bancorp, Inc., or to the term "bank subsidiary" when we mean to refer only to German American's bank subsidiary.

        German American's lines of business include retail and commercial banking, comprehensive financial planning, full service brokerage and trust administration, and a full range of personal and corporate insurance products. Financial and other information by segment is included in Note 16 (Segment Information) of the Notes to the Consolidated Financial Statements included in Item 8 of German American's Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into, and forms part of, this proxy statement/prospectus. As of March 31, 2018, German American had total assets of approximately $3.1 billion, total loans of approximately $2.2 billion, and total deposits of approximately $2.5 billion.

        German American's principal executive offices are located at 711 Main Street, Jasper, Indiana 47546-0810, and its telephone number at that address is (812) 482-1314. German American maintains an Internet website at www.germanamerican.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this proxy statement/prospectus.

Incorporation of Certain Information Regarding German American by Reference

        The foregoing information concerning German American does not purport to be complete. Certain additional information relating to German American's business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by German American with the SEC and listed under "WHERE YOU CAN FIND MORE INFORMATION" on page 83. If you desire copies of any of these documents, you may contact German American at its address or telephone number indicated under "WHERE YOU CAN FIND MORE INFORMATION" on page 83.

 DESCRIPTION OF FIRST SECURITY

Business

        First Security, Inc. is a financial services holding company based in Owensboro, Kentucky. First Security was organized in 1997 as a corporation under the Kentucky Business Corporation Act and is registered with the FRB as a bank holding company under the BHC Act.

        First Security's principal activity is the ownership and management of its wholly owned subsidiary, First Security Bank, Inc. First Security Bank, through its eleven (11) retail banking offices, is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Bowling Green, Franklin, Lexington and Owensboro, Kentucky and Evansville, Indiana and the surrounding areas. First Security Bank is subject to the regulation of the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions and undergoes periodic examinations by those regulatory authorities. As of March 31, 2018, First Security had total assets of approximately $586 million, total loans of approximately $409 million, and total deposits of approximately $458 million.

Market for Common Equity and Related Stockholder Matters

        The table below lists per share prices and dividend payments relating to First Security's common stock for the periods indicated. First Security's common stock is quoted over-the-counter on the OTCQX® market under the trading symbol "FIIT." The OTCQX is an electronic inter-dealer quotation system operated by OTC Markets Group, Inc. The high and low bid information in the table has been compiled from OTCMarkets.com. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing High		Closing Low		Dividends Declared
2018
Third Quarter (through [•], 2018)	$	[•]	$	[•]	$—
Second Quarter		40.86		26.95	0.17
First Quarter		27.50		26.65	0.17
2017
Fourth Quarter		29.00		26.60	0.17
Third Quarter		26.35		24.50	0.17
Second Quarter		26.00		24.10	0.17
First Quarter		27.88		23.62	0.17
2016
Fourth Quarter		28.00		23.62	0.17
Third Quarter		24.00		22.70	0.17
Second Quarter		25.50		23.00	0.17
First Quarter		24.25		24.01	0.17

        The following table presents quotation information for First Security common stock on May 21, 2018, the business day before the merger was publicly announced, and [    •    ], 2018, the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus.

	High	Low	Close
May 21, 2018	$27.10	$27.10	$27.10
[•], 2018	[•]	[•]	[•]

Equity Compensation Plan Information

        The following table sets forth information about First Security's common stock that may be issued under the First Security's equity compensation plans as of December 31, 2017. First Security does not maintain any equity compensation plans that have not been approved by shareholders.

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	59,259	$26.73	249,877
Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	59,259	$26.73	249,877

COMPARISON OF RIGHTS OF FIRST SECURITY SHAREHOLDERS
AND GERMAN AMERICAN SHAREHOLDERS

        At present, the rights of shareholders of First Security, a Kentucky corporation, are governed by First Security's articles of incorporation and bylaws as well as the applicable laws of the Commonwealth of Kentucky, including the Kentucky Business Corporation Act ("KBCA"). Upon completion of the merger, the rights of First Security shareholders who receive shares of German American common stock in exchange for their shares of First Security common stock and become shareholders of German American will be governed by the articles of incorporation and bylaws of German American, and the laws of the State of Indiana, including the Indiana Business Corporation Law ("IBCL").

        The following discussion summarizes material differences between the rights of First Security's shareholders and German American's shareholders and is not a complete description of all differences. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to the IBCL, the KBCA, German American's articles of incorporation and bylaws, and First Security's articles of incorporation and bylaws.

Authorized Capital Stock

        German American.    German American is currently authorized to issue up to 45,000,000 common shares, no par value, of which 22,967,448 shares were outstanding as of May 1, 2018. German American is also authorized to issue up to 750,000 preferred shares, no par value. As of the date of this proxy statement/prospectus, there are no preferred shares outstanding. If any new series of preferred shares is issued, German American's board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred shares.

        First Security.    First Security is currently authorized to issue (a) up to 5,000,000 shares of voting common stock without par value, of which [    •    ] shares were outstanding as of July 26, 2018, (b) up to 2,000,000 shares of non-voting common stock without par value, of which 571,147 shares were outstanding as of July 26, 2018, and (c) up to 1,000,000 shares of preferred stock, without par value, none of which was outstanding as of July 26, 2018.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

        German American.    German American's board of directors has adopted a charter for the governance/nominating committee of the board, which directs the committee to evaluate candidates for nomination by the board for election to the board, and specifies that the board will consider for nomination for election to the board only those candidates who are recommended for nomination by the governance/nominating committee. In evaluating candidates for membership on the board, the governance/nominating committee will consider favorably those candidates who, in the governance/nominating committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to German American's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of German American's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, German American's interests; and (g) possess the ability to oversee, as a director, the business and affairs of German American for the benefit of all constituencies of German American.

        Subject to certain qualifications, in connection with each annual meeting of shareholders, the governance/nominating committee will consider candidates that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the governance/nominating committee in care of German American's Secretary, mailed by registered or certified mail (return receipt requested), and received by the Secretary at German American's principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made. In addition to considering candidates who are recommended by shareholders, the governance/nominating committee will meet from time to time with members of the board, including the chief executive officer and other officers who may be members of the board, and with other executive officers of German American with a view to identifying persons who may be qualified to serve on the board.

        The IBCL and the bylaws of German American provide that notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called. Under the IBCL, only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.

        First Security.    First Security's bylaws do not include advance notice requirements for presentation of business or nominations of directors at an annual meeting of shareholders.

Number of Members of Board of Directors

        German American.    German American's bylaws state that the number of directors will be at least nine and no more than fourteen, as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he or she was elected and until his or her successor shall be elected and qualified, whichever period is longer, or until his or her death or until he or she resigns or has been removed. The number of directors currently designated by German American is ten. The bylaws of German American divide the board of directors of German American into three equal (or as nearly equal as possible) classes of directors serving staggered three-year terms. As a result, approximately one-third of the board is elected each year. Any vacancy is filled by a majority vote of the remaining directors of such board.

        First Security.    First Security's articles of incorporation and bylaws state that the number of directors will be at least five and no more than twenty, as fixed by resolution of the board of directors from time to time. Each director holds office until the election and qualification of his or her respective successor in office, or until his or her death, resignation or removal. The number of directors currently designated by First Security is [seven].

Amendment of Articles of Incorporation and Bylaws

        German American.    Indiana law generally requires shareholder approval by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to a corporation's articles of incorporation. German American's articles of incorporation require a super-majority shareholder vote of 80% of its outstanding shares of common stock for the amendment of certain significant provisions.

        German American's articles of incorporation and bylaws provide that the bylaws may be amended only by the majority vote of the board of directors then in office.

        First Security.    Under the KBCA, certain amendments to a corporation's articles of incorporation require shareholder approval. A corporation's board of directors may propose one (1) or more amendments to the articles of incorporation to the shareholders. Unless the board of directors determines it should make no recommendation, the board of directors must recommend the amendment to the shareholders. Unless the KBCA, the articles of incorporation, or the board of director requires a greater vote, the amendment will be approved if the votes cast favoring the amendment exceeds the votes cast opposing the amendment within each voting group entitled to vote; provided, however, if the amendment would entitle the shareholders within the voting group to dissenters' rights, the amendment must be approved by a majority of the votes entitled to be cast on the amendment within the voting group. The First Security articles of incorporation do not require a greater vote than what is required under the KBCA.

        The First Security bylaws can be amended or repealed by the board of directors (except where the KBCA reserve this power exclusively to the shareholders) or shareholders of First Security.

Transactions with Interested Security Holders

        German American.    Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act (and that has not opted-out of this provision) is prohibited for a period of 5 years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then 5 years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. German American's bylaws provide that this "business combinations" provision of Indiana law does not apply to it.

        The articles of incorporation of German American include a provision imposing certain supermajority vote requirements on any "business combination" with a "related person" unless the combination has been approved by the vote of two-thirds of certain members of the board of directors of German American who are not associated with the related person ("independent director approval") or the combination is solely between German American and another corporation 100% of the common stock (or other voting capital securities) of which is owned directly or indirectly by German American (a "subsidiary combination"). This provision defines "business combination" very broadly to include, subject to certain conditions, (i) any merger or consolidation of German American or any of its subsidiaries into or with a related person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by German American or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a related person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by German American or any of its subsidiaries of all or any substantial part of the assets or businesses of a related person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of German American's or a subsidiary's common stock (or other voting capital securities) beneficially owned by a related person or any partial or complete liquidation, spinoff or split-up of German American or any of its subsidiaries (unless approved by a majority of continuing directors); and (v) the acquisition by a related person of beneficial ownership upon issuance of common stock (or other voting capital shares) of German American or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. "Related person" is also defined broadly to mean any person (which includes any individual, corporation or entity other than German American or its subsidiaries) who (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of German American common stock (or other voting capital securities) (a "10% shareholder"); (ii) any person who within the preceding two-year period has been a 10% shareholder and who directly or indirectly controls, is controlled by, or is under common control with German American; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act, German American common stock (or other voting capital securities) that has been owned by a related person within the preceding two-year period.

        In the absence of independent director approval of a combination or a combination being a subsidiary combination, a business combination with a related person would require (a) the approval of 80% of the outstanding voting stock plus (b) the approval of a majority of the outstanding shares that are not controlled by the related person. The first requirement of the preceding sentence (but not the latter requirement) is modified from an 80% to a two-thirds approval requirement for certain combinations in which (i) the consideration received meets certain fair market value standards, (ii) certain requirements are met with respect to the form and kind of consideration received, (iii) the related person meets certain requirements during the period after such related person became a related person and prior to the consummation of the combination, and (iv) a proxy statement meeting certain requirements shall have been mailed to all holders of common stock (or other voting capital securities) for the purpose of soliciting shareholder approval of the combination.

        German American's articles of incorporation also include provisions requiring the board of directors to consider, in addition to the adequacy of the consideration to be paid in connection with a business combination and tender or exchange offer, and such other factors that it deems relevant: (i) the social and economic effects of the transaction on German American and its subsidiaries, depositors, loan and other customers, creditors and other elements of the communities in which German American and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons and their affiliates and associates, and the possible effect of such conditions upon German American and its subsidiaries and the other elements of the communities in which German American and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or persons and its or their management and affiliates and associates. This provision requires an 80% affirmative vote of the issued and outstanding shares of German American common stock entitled to vote thereon in order to be amended or repealed and, if such amendment or repeal is proposed by or on behalf of a related person, by an independent majority of shareholders.

        First Security.    Sections 271B.12-200 through 271B.12-230 of the KBCA prohibit a Kentucky corporation from engaging in a business combination with a 10% or greater shareholder or its affiliate or associate for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approves the combination prior to the 10% or greater acquisition. If not previously approved by the board, the 10% or greater shareholder or its affiliate or associate may effect a business combination only after the expiration of a five-year period and then only with the approval of 80% of the outstanding shares and two-thirds of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements. The Kentucky Business Combination Act does not apply to bank holding companies or to a corporation with fewer than 500 beneficial owners of its stock unless the corporation amends its articles of incorporation to provide that the corporation will be subject to the requirements of the Kentucky Business Combination Act. First Security has not amended the First Security articles of incorporation to make an election to be governed by the Kentucky Business Combination Act.

Control Share Acquisition

        German American.    The IBCL includes a "control share acquisition" provision that, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under the control share acquisition provision, unless otherwise provided in the corporation's articles of incorporation or bylaws, if a shareholder acquires shares of the corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. The control share acquisition provision generally does not apply to a merger or share exchange. German American is subject to the control share acquisition provision. Further, in certain cases, the bylaws provide German American with certain redemption rights applicable to control shares.

        First Security.    The KBCA does not provide for, and First Security is not otherwise subject to, any approval requirements relating to control share acquisitions.

Shareholder Rights Plan

        Neither German American nor First Security have adopted a plan, commonly known as a "shareholder rights plan," that is currently in effect.

Annual Meeting of Shareholders

        German American.    The annual meeting of shareholders of German American is held at such time, place and date as the board of directors designates.

        First Security.    The annual meeting of shareholders of First Security is held at such time, place and date as the chief executive officer designates.

Special Meetings of Shareholders

        German American.    German American's bylaws state that special meetings may be called by the board of directors or the chairman of the board, and shall be called by the board upon delivery to German American's secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

        First Security.    First Security's bylaws state that a special meeting may be called by the chief executive officer or the board of directors, and by the chief executive officer upon demand of the holders of a majority of votes entitled to be cast on any proposed issue to be considered at such special meeting.

Notice of Shareholder Meetings

        German American.    German American must provide notice to shareholders of each annual and special meeting of shareholders no less than 10 nor more than 60 days before the date of the meeting. In the event of a special meeting of shareholders called as the result of a demand made by shareholders, notice must be given no later than the sixtieth day after German American's receipt of the demand requiring the meeting to be called.

        First Security.    First Security must provide written notice to shareholders of each annual and special meeting no less than 10 and no more than 60 days before the date of the meeting.

Indemnification

        German American.    Subject to certain conditions and standards of conduct, German American has agreed by its bylaws to indemnify each director, officer, employee or agent of German American and any person serving at the request of German American as a director, divisional director, officer, employee, agent, or fiduciary of another organization or entity against expenses, judgments, taxes, fines and amounts paid in settlement, whether incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding to which he or she is, or is threatened to be made, a party by reason that he or she is or was a director, officer, employee or agent of German American (or serving at the request of German American as described above), or by reason of any action taken or not taken by him or her in his or her capacity as a director, officer, employee or agent of German American (or in his or her capacity serving at the request of German American as described above). Expenses incurred by a person eligible for indemnification with respect to any claim may be advanced by German American (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition of the action or proceeding upon such person agreeing to repay such amount unless he or she is determined to be entitled to indemnification.

        The IBCL provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that his or her conduct was in the best interests of the corporation; and (B) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, the individual either: had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

        First Security.    First Security's articles of incorporation provide for the indemnification of each director and officer against reasonable expenses, judgments, taxes, penalties, fines and amounts paid in settlement incurred by him or her in connection with defending any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made a party, because such person is or was a director or officer of First Security. The reasonable expenses incurred by a director or officer who is party to a proceeding shall be paid or reimbursed by First Security in advance of the final disposition of such proceeding to the full extent permitted under the KBCA.

        The KBCA provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (a) he conducted himself in good faith; and (b) he honestly believed: (1) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation; and (2) in all other cases, that his conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In any event, a corporation may not indemnify a director under KRS § 271B.8-510: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Further, indemnification permitted under KRS § 271B.8-510 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Limitation of Liability

        German American.    The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness.

        First Security.    As permitted by the KBCA, First Security's articles of incorporation provide that no director of First Security will be personally liable to First Security or its shareholders for monetary damages for breach of the director's duties as a director; provided, that the foregoing does not eliminate or limit the liability of a director for: (a) any transaction in which the director's personal financial interest is in conflict with the financial interest of First Security or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (c) any vote for or assent to an unlawful distribution to shareholders prohibited under KRS § 271B.8-330; or (d) any transaction from which the director derived an improper personal benefit. In addition, the KBCA provides that any action taken as a director, or any failure to take any action as a director, shall not be the basis for monetary damages or injunctive relief unless: (i) the director has breached or failed to perform the duties of the director's office in compliance with the KBCA; and (ii) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders.

Removal of Directors

        German American.    German American's articles of incorporation provided that directors may be removed at a meeting called expressly for the purpose of removing one or more directors, with or without cause, by a vote of the holders of at least 80% of the shares then entitled to vote at an election of directors; provided, that a director who is elected by the holders of series of preferred shares may be removed only by a vote of the holders of at least 80% of the outstanding shares of that series then entitled to vote at an election of directors.

        First Security.    Under the KBCA, directors may be removed by the shareholders with or without cause, unless the articles of incorporation provide the director may be removed only for cause. First Security's articles of incorporation do not require cause to remove a director. If a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove that director.

Preemptive Rights

        German American.    Although permitted by the IBCL, German American's articles of incorporation do not provide for preemptive rights to subscribe for any new or additional common stock or other securities.

        First Security.    Although permitted by the KBCA, First Security's articles of incorporation do not provide for preemptive rights to subscribe for any new or additional common stock or other securities.

Rights of Dissenting Shareholders

        German American.    The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the NASDAQ National Market or a similar market. Because German American's common stock is presently quoted on the NASDAQ Global Select Market, holders of German American common stock presently have no dissenters' rights in respect of their shares.

        First Security.    The KBCA provides that shareholders have the right to dissent from the following transactions involving a Kentucky corporation and obtain payment of the fair value of their shares: (i) certain mergers and share exchanges; (ii) sales or exchanges of all or substantially all of the corporation's property; (iii) conversions into another form of entity; (iv) certain amendments to the articles of incorporation; (v) transactions subject to KRS § 271B.12-210 or exempted by KRS § 271B.12-220(2), or (vi) other actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material federal income tax consequences of the merger to U.S. Holders (as hereinafter defined) of First Security common stock that exchange their shares of First Security common stock for cash and shares of German American common stock. The following discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the "IRS") and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This discussion is limited to U.S. Holders, who hold their shares of First Security common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

        This discussion does not address the federal income tax consequences of shareholders who are not U.S. Holders, nor does it address all of the tax consequences relevant to certain U.S. Holders including, but not limited to, S corporations, partnerships or other pass-through entities (including investors in pass-through entities), financial institutions, insurance companies, tax-exempt organizations, trusts described in Sections 1361(c)(2)(A) and 1361(d) of the Code, dealers in securities or currencies, traders in securities that use a mark to market method of accounting, persons who hold First Security common stock as part of a straddle, hedge, constructive sale conversion or other integrated transaction, persons who acquired their shares of First Security common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified plan (including the KSOP), regulated investment companies, real estate investment trusts and foreign persons or persons whose "functional currency" is not the U.S. dollar. This discussion also does not address the tax consequences of persons who are subject to alternative minimum tax, nor does it address the tax consequences of the merger under state, local or foreign tax laws.

        All U.S. Holders including, but not limited to, the U.S. Holders referenced immediately above, should consult their own tax advisors about the tax consequences of the merger to them.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of First Security common stock that for U.S. federal income tax purposes is an individual who is a citizen or resident of the U.S., a corporation or entity taxed as a corporation that was organized under the laws of the U.S. or any state or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. Persons (as hereinafter defined) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person. For purposes of this discussion, "U.S. Person" shall have the meaning ascribed to it by Section 7701(a)(30) of the Code.

Tax Consequences of the Merger Generally

        The parties intend for the merger to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of German American to complete the merger that German American obtain an opinion from the law firm of Bingham Greenebaum Doll LLP that the merger to be effected pursuant to the merger agreement constitutes a reorganization under Section 368(a) of the Code. It is a condition to the obligation of First Security to complete the merger that First Security receive an opinion from the law firm of Bingham Greenebaum Doll LLP that the merger constitutes a reorganization under Section 368(a) of the Code. The consequence of qualifying as a reorganization under Section 368(a) is that, generally, a U.S. Holder of First Security common stock will recognize (i) only gain (but not loss) with respect to the combination of stock and cash consideration received by a U.S. Holder that is generally equal to the lesser of (a) the amount of cash received in the merger or (b) the excess, if any, of the amount of cash and the fair market value of German American common stock received over the U.S. Holder's adjusted tax basis in its shares of First Security common stock and (ii) gain or loss with respect to any cash received in lieu of fractional shares of German American common stock.

        The obligation of Bingham Greenebaum Doll LLP to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a "reorganization." The determination by tax counsel as to whether the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the effective date of the merger.

        These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, Bingham Greenebaum Doll LLP may require and rely on certain assumptions and factual representations of German American and First Security, which will be set forth in representation letters provided by First Security and German American to be delivered at the time of closing. If any of such assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. Neither of these opinions will be binding on the IRS. German American and First Security do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

Tax Consequences to German American, German American Shareholders and First Security

        No gain or loss will be recognized by German American, German American shareholders or First Security with respect to the merger.

Tax Consequences of the Merger to U.S. Holders of First Security Common Stock

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  Consideration received in the Merger

        U.S. Holders will receive both cash and German American common stock in exchange for their First Security common stock in the merger. In the exchange, a U.S. Holder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of cash received in the merger or (ii) the excess, if any, of the amount of cash and the fair market value of German American common stock received over the U.S. Holder's adjusted tax basis in its First Security common stock. Such gain will generally be capital gain, but in certain circumstances, such gain may be treated as having the effect of a distribution under Section 302 of the Code or Section 356(a)(2) of the Code, in which case the gain will be treated as a dividend. A U.S. Holder should generally consult its tax advisor regarding the manner in which gain or loss should be determined, including, but not limited to, the specific manner in which recognized gain should be determined if such U.S. Holder can designate specific consideration to particular shares of its First Security common stock exchanged under the terms of the merger that are determined to be economically reasonable.

        The basis of a share of German American common stock received in the merger will generally be equal to the basis of the First Security common stock exchanged in the merger, decreased by cash received in the merger and increased by the amount of any gain recognized in the merger. A U.S. Holder should consult its tax advisor regarding the manner in which the basis of German American common stock received in the merger is determined, including, but not limited to, the following circumstances: (i) the U.S. Holder acquired different blocks of First Security common stock at different times or different prices, (ii) the U.S. Holder can designate specific consideration to particular shares of its First Security common stock exchanged under the terms of the merger that are determined to be economically reasonable or (iii) the U.S. Holder desires to make potentially permissible designations of specific basis to specific shares of the German American common stock received (on or before the date on which the basis of a share of German American common stock received becomes relevant).

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  Cash in Lieu of Fractional Shares of German American Common Stock

        A U.S. Holder who receives cash in lieu of fractional shares of German American common stock will be treated as having received such fractional share of German American common stock pursuant to the merger and then as having sold that fractional share of German American common stock for cash in a redemption by German American. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder's basis in the fractional share of German American common stock determined as described above. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of First Security common stock were held. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.

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  Unearned Income Medicare Contribution Tax

        In addition to the above-referenced tax consequences, a U.S. Holder may also be subject to Section 1411 of the Code. Section 1411 imposes an additional 3.8% tax on certain individuals, estates and trusts. For individuals, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the individual's "net investment income" for the relevant taxable year; or (ii) the excess of the individual's modified adjusted gross income for the taxable year over the applicable threshold. For estates and trusts, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the estate's or trust's "undistributed net investment income" for the relevant taxable year; or (2) the excess of the estate's or trust's adjusted gross income over the dollar amount at which the highest tax bracket in Section 1(e) of the Code begins for such taxable year. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend).

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  Capital Gains or Losses

        To the extent a U.S. Holder recognizes capital gain or loss as a result of the exchange of common stock in the merger, the capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of First Security common stock for more than one year as of the effective date of the merger. Long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% (not including the additional Section 1411 tax). Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 37% (not including the additional Section 1411 tax). The deductibility of capital losses is subject to limitations. In addition, the holding period of the German American common stock received generally will include the holding period of First Security common stock surrendered in the exchange.

        If a U.S. Holder acquired different blocks of First Security common stock at different times or different prices, such U.S. Holder should consult its tax advisor regarding the manner in which gain or loss should be determined.

Information Reporting and Backup Withholding

        Cash payments received in the merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

        U.S. Holders who are "significant holders" and receive German American common stock in exchange for First Security common stock are required to file a statement with their U.S. federal income tax return setting forth certain information, including, but not limited to, their tax basis (determined immediately before the merger) in the First Security common stock exchanged in the merger and the fair market value (determined immediately before the merger) of the First Security common stock exchanged in the merger.

        A "significant holder" is a holder of First Security stock who immediately before the merger (i) owned at least 5% of the total outstanding stock of First Security by vote or by value or (ii) owned stock of First Security with a tax basis of at least $1 million.

        All First Security shareholders will be required to retain permanent tax records of the tax basis of First Security common stock exchanged and the German American common stock and cash received in the merger.

        This discussion is of a general nature only, is not exhaustive, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the merger, each shareholder is strongly urged to consult such shareholder's own tax advisor as to the particular tax consequences to such shareholder of the merger, including the applicability and effect of federal, state, local, foreign and other tax laws in such shareholder's particular circumstances.

 LEGAL MATTERS

        Certain matters pertaining to the validity of the authorization and issuance of the German American shares to be issued in the proposed merger and the federal income tax consequences thereof will be passed upon by Bingham Greenebaum Doll LLP, Indianapolis, Indiana.

EXPERTS

        The consolidated financial statements of German American, incorporated by reference in this proxy statement/prospectus from our Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Crowe LLP given upon the authority of such firm as experts in accounting and auditing.

 SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETINGS

German American

        If the merger is completed, First Security shareholders will become shareholders of German American. Any proposal which a German American shareholder intends to have presented at the 2019 annual meeting of German American and included in the proxy statement and form of proxy relating to that meeting must be received by the Secretary of German American at German American's principal office located at 711 Main Street, Jasper, Indiana 47546-0810 no later than December 3, 2018, for inclusion in German American's proxy statement and form of proxy relating to that meeting. Shareholder proposals, if any, intended to be presented at the 2019 annual meeting of German American that are not submitted by December 3, 2018 for inclusion in the proxy statement will be considered untimely.

First Security

        If the merger occurs, there will be no First Security annual meeting of shareholders for 2019. In that case, shareholder proposals must be submitted to German American in accordance with the procedures described above.

        If the merger is not completed, First Security will hold its 2019 annual meeting in accordance with its current governing documents and as required under Kentucky law.

WHERE YOU CAN FIND MORE INFORMATION

        German American has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 for the securities being offered under this proxy statement/prospectus. This proxy statement/prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to German American and the securities offered by this proxy statement/prospectus, reference is made to the registration statement. Statements contained in this proxy statement/prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

        German American files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy these materials at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain additional information about German American on its website at http://www.germanamerican.com. You may obtain additional information about First Security on its website at https://www.firstsecurity.net. However, the contents of those websites are not incorporated by reference in, or otherwise a part of, this proxy statement/prospectus and are not soliciting material.

        German American "incorporates by reference" into this proxy statement/prospectus the information in documents it files with the SEC, which means that they can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Some information contained in this proxy statement/prospectus updates the information incorporated by reference and some information filed by German American subsequently with the SEC will automatically update this proxy statement/prospectus.

        German American incorporates by reference the documents and information listed below:

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  German American's Annual Report on Form 10-K filed on March 1, 2018;

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  German American's Quarterly Report on Form 10-Q filed on May 10, 2018;

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  German American's Current Reports on Form 8-K filed on January 30, 2018 (except with respect to information furnished under Item 2.02 therein), January 31, 2018 (except with respect to information furnished under Item 7.01 therein), February 13, 2018, May 1, 2018 (except with respect to information furnished under Item 2.02 therein), May 18, 2018 (except with respect to information furnished under Item 7.01 therein), May 22, 2018, June 11, 2018 (except with respect to information furnished under Item 7.01 therein) and June 29, 2018; and

  •
  The description of German American common stock set forth in the registration statement filed by German American pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

        German American also incorporates by reference any of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date hereof and the date of the special meeting of First Security shareholders; provided, however, German American is not incorporating by reference any information furnished, but not filed.

WHAT INFORMATION YOU SHOULD RELY ON

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. German American and First Security have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

        Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

        German American has supplied all of the information contained or incorporated by reference in this proxy statement/prospectus relating to German American, and First Security has supplied all information contained in this proxy statement/prospectus relating to First Security. This document constitutes the prospectus of German American and a proxy statement of First Security.

        This proxy statement/prospectus is dated [    •    ], 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to First Security shareholders nor the issuance of German American shares in connection with the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

FIRST SECURITY, INC.,

a Kentucky corporation,

FIRST SECURITY BANK, INC.,

a Kentucky bank,

GERMAN AMERICAN BANCORP, INC.,

an Indiana corporation,

and

GERMAN AMERICAN BANK,

an Indiana bank

May 22, 2018

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A-ii

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AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of May 22, 2018, by and among FIRST SECURITY, INC., a Kentucky corporation ("FSI"), FIRST SECURITY BANK, INC., a Kentucky bank ("FS Bank"), GERMAN AMERICAN BANCORP, INC., an Indiana corporation ("GABC"), and GERMAN AMERICAN BANK, an Indiana bank ("German American").

Recitals

        A.    FSI is a corporation duly organized and existing under the Kentucky Business Corporation Act ("KBCA") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). FSI owns all of the outstanding capital stock of FS Bank, which is duly organized and existing as a bank under the Kentucky Financial Services Code ("KFSC") and operates eleven (11) banking offices in four (4) counties in Kentucky and two (2) counties in Indiana. FS Realty Holding, LLC, an Indiana limited liability company ("FS Realty" or "Subsidiary"), is a wholly-owned subsidiary of FS Bank. FS Bank and FS Realty are sometimes referred to as "Subsidiaries" herein.

        B.    GABC is a corporation duly organized and existing under Indiana Business Corporation Law ("IBCL") that is duly registered with the FRB as a bank holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the Indiana Financial Institutions Act ("IFIA") and operates fifty-eight (58) banking offices in twenty (20) counties in Indiana and one (1) county in Kentucky.

        C.    The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as "GABC Common") to the shareholders of FSI in exchange for their shares of common stock, without par value, of FSI ("FSI Common"), FSI will be merged with and into GABC and, immediately thereafter, FS Bank will be merged with and into German American (the "Mergers").

        D.    The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

        In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I

TERMS OF THE MERGERS & CLOSING

        Section 1.01.    The Holding Company Merger.     Pursuant to the terms and provisions of this Agreement, the IBCL, the KBCA and the Plan of Merger attached hereto as Exhibit 1.01 and incorporated herein by this reference (the "Holding Company Plan of Merger"), FSI shall merge with and into GABC (the "Holding Company Merger"). FSI shall be the "Merging Corporation" in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding Company Merger. GABC shall be the "Surviving Corporation" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

        Section 1.02.    Effect of the Holding Company Merger.     The Holding Company Merger shall have all the effects provided with respect to the merger of a corporation with and into an Indiana corporation under the IBCL and all the effects provided with respect to a merger of a Kentucky corporation with and into a foreign corporation under the KBCA.

        Section 1.03.    The Holding Company Merger—Conversion of Shares.

        (a)   At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), all of the shares of FSI Common that immediately prior to the Effective Time are issued and outstanding (except for "Dissenting Shares" as provided in Section 1.03(l) below and shares of FSI Common held by the 401(k) and ESOP (as defined in Section 2.13(n) below)) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted in accordance with subsections (b) and (c) of this Section 1.03 into the right to receive (i) if applicable, a cash payment, and (ii) newly-issued shares of GABC Common (together, such cash and GABC Common is sometimes referred to in this Agreement as the "Merger Consideration") pursuant to this Section 1.03.

        (b)   Each record holder of FSI Common (other than Dissenting Shares and shares of FSI Common held by the 401(k) and ESOP) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder's shares of FSI Common then held of record by such record holder (i) a cash payment in the amount of Twelve and 00/100 Dollars ($12.00) or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the "Cash Payment"), and (ii) 0.7982 (the "Exchange Ratio") of a newly-issued share of GABC Common. The 401(k) and ESOP, as a record holder of shares of FSI Common immediately prior to the Effective Time, shall be entitled to receive from GABC for each share of FSI Common then held by the 401(k) and ESOP of record a cash payment equal to Forty and 00/100 Dollars ($40.00), or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the "ESOP Cash Payment"). The Exchange Ratio shall be subject to adjustment in accordance with the provisions of Section 1.03(k) of this Agreement.

        (c)   If FSI's Effective Time Book Value (as defined by and calculated in accordance with this subparagraph) shall be less than the Target Book Value (as defined below) (the dollar amount of such shortfall is referred to in this Agreement as the "Shortfall"), then each of (i) the Cash Payment component of the Merger Consideration, payable with respect to each share of FSI Common that is eligible to receive such Cash Payment, (ii) the Cancellation Payment (as further described in Section 1.03(d) below), payable with respect to each share of FSI Common subject to an Option (as further described in Section 1.03(d) below), and (iii) the ESOP Cash Payment component of the Merger Consideration, payable with respect to each share of FSI Common that is eligible to receive such ESOP Cash Payment, shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by (x) the number of shares of FSI Common outstanding that is eligible to receive a Cash Payment, plus (y) the number of shares of FSI Common outstanding that is eligible to receive an ESOP Cash Payment, plus (z) the number of unissued shares of FSI Common subject to an option that is eligible to receive a Cancellation Payment (the "Shortfall Adjustment").

        For purposes of this subparagraph (c), "Effective Time Book Value" shall be calculated as the estimated shareholders' equity of FSI as of the Effective Time determined in accordance with United States generally accepted accounting principles ("GAAP") as adjusted to reflect a reasonable projection of the operations of FSI from the date of delivery of the estimate through the Effective Time to the reasonable satisfaction of GABC, to be delivered by FSI to GABC no later than five (5) business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with FS Bank's historical practices. For purposes of the foregoing definition a "reasonable projection of operations" will be based on the average monthly operations of FSI during the six-month period ending on the end of the month prior to the Effective Time. For the purposes of this subparagraph (c), "Target Book Value" shall be an amount equal to: (1) Fifty-Eight Million Two Hundred Fifty Thousand and 00/100 Dollars ($58,250,000.00); (2) adjusted upward by the product of Nine Thousand and 00/100 Dollars ($9,000.00) and the number of days the Effective Time is after October 1, 2018; and (3) less dividends paid after October 1, 2018.

        Notwithstanding the foregoing, the "Effective Time Book Value" shall reflect all after-tax accruals for all of FSI's and any Subsidiary's fees, expenses and costs relating to the Mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the Effective Time), including but not limited to those incurred by FSI or any Subsidiary in negotiating the terms of the Mergers, preparing, executing and delivering this Agreement, change of control or success bonuses, if any, to officers or directors as a result of the Mergers, additional accruals required pursuant to any director deferred compensation agreements, if any, obtaining shareholder and regulatory approvals, and closing the Mergers, costs of taking reasonable remedial and corrective actions and measures pursuant to Section 4.05, costs to cure or remove any material defects that GABC deems unacceptable other than Standard Permitted Exceptions pursuant to Section 4.07, and including fees, expenses and costs that might not be deemed earned or become payable until after the Effective Time, such as, but not limited to, investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective; provided, however, that (1) gains or losses on sales of securities by FSI or any Subsidiary incurred after April 1, 2018 will not be considered in calculating the Effective Time Book Value for purposes of this Section, (2) the increase of assets or decrease of liabilities based on the issuance of any shares of capital stock for consideration, including, but not limited to, the conversion of any convertible subordinated notes after April 1, 2018 pursuant to the terms thereof, will not be considered in calculating the Effective Time Book Value for purposes of this Section, (3) any changes to the value of FSI's investment portfolio attributed to ASC 320, whether upward or downward from April 1, 2018 until the measurement date will not be considered in calculating the Effective Time Book Value for the purposes of this Section (4) any fees payable upon the termination of any contracts (including the FSI data processing contracts) set forth on Section 2.18 of the FSI Disclosure Schedule or otherwise will not be considered in calculating the Effective Time Book Value for the purposes of this Section 1.03(c) and (5) the "Catch-Up Bonus" (as defined in that certain Bonus and Change in Control Termination Agreement between FSI and Michael F. Beckwith) will not be considered in calculating the Effective Time Book Value for the purposes of this Section 1.03(c).

        (d)   To the extent that the holders of any options to purchase FSI Common granted by FSI ("Options") under FSI's 2007 Stock Option Plan (the "FSI 2007 Plan") and the FSI Incentive Plan (as defined in Section 1.03(i) below) (collectively, the "FSI Stock Option Plans") are then validly exercisable (except for the satisfaction of any minimum vesting requirement, and provided that FSI's Board of Directors will accelerate vesting of any unvested options in accordance with the terms of the FSI Stock Option Plans prior to the Effective Time) by the holders thereof but have not been validly exercised on or before the Effective Time ("Cancelled Rights"), and subject to any action required by FSI's Board of Directors and any consent required by any holder of a stock option, such Cancelled Rights (i) shall, at the Effective Time, be deemed to have been cancelled and shall no longer be deemed to represent the right to receive shares of FSI Common on any terms or conditions, and shall not be converted into the right to receive shares of GABC Common or other equity-based consideration pursuant to the Merger, and (ii) shall be deemed at all times at and after the Effective Time to represent only the right to receive, subject to compliance by the holders thereof with this Section 1.03(d), a cash payment in cancellation of the rights of the holders thereof (the "Cancellation Payment"). The Cancellation Payment for each stock option for a share of FSI Common shall be equal to an amount payable in cash equal to (i) Forty and 00/100 Dollars ($40.00) (adjusted for any Shortfall Adjustment under Section 1.03(c)), less (ii) the Option exercise price per share, and less (iii) any applicable withholding taxes (the "Cancellation Amount"). As a condition to its obligation to pay the Cancellation Payment to any holder of Cancelled Rights pursuant to this Section 1.03(d), GABC shall be entitled to require from each such holder an agreement, in form and substance reasonably acceptable to FSI, agreeing to accept such Cancellation Payment in complete cancellation, satisfaction and release of all claims of such holder in respect thereof (the "Cancellation Agreement") plus the surrender of the original stock option agreement evidencing such unexercised Options (the "Cancellation Documentation"). It shall be a condition of payment of the Cancellation Payment that the Cancellation Agreement shall be properly executed and that the underlying stock option agreement that evidences the Cancelled Right shall be in proper form for cancellation and that the person requesting such Cancellation Payment shall pay to GABC any required transfer or other taxes or establish to the satisfaction of GABC that such tax has been paid or is not subject to withholding by GABC. Subject to the terms and conditions of such Cancellation Agreement, including, without limitation the prior completion of the Holding Company Merger, GABC shall be required to pay promptly the Cancellation Amount (without interest) to any such holder upon the delivery of such Cancellation Agreement and Cancellation Documentation to GABC at the principal offices of GABC in Jasper, Indiana, on any trading day after the date on which the Effective Time occurs, subject to applicable unclaimed property laws. If any holder of an Option does not consent to the treatment of his or her Options under this Section 1.03(d), his or her Options will be converted to stock options to purchase the Merger Consideration or the value thereof in accordance with the terms of the applicable FSI Stock Option Plan.

        (e)   The convertible subordinated notes shall be prepaid by FSI prior to the Effective Time as set forth in Section 4.11 of this Agreement.

        (f)    The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.

        (g)   No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of FSI Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of FSI Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the volume weighted average of the trading prices of GABC Common, rounded to the nearest cent, during the twenty (20) consecutive trading days ended on the trading day that is the second business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the "Average GABC Closing Price").

        (h)   At the Effective Time, each share of FSI Common, if any, held in the treasury of FSI or by any direct or indirect subsidiary of FSI (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (i)    Subject to any action required by FSI's Board of Directors and any consent required by any holder of restricted stock, shares of restricted stock granted under the First Security, Inc. 2012 Long Term Incentive Plan (the "FSI Incentive Plan") that are subject to transfer restrictions immediately prior to the Closing shall have those restrictions lapse at Closing and such shares shall convert into the Merger Consideration as provided in this Section 1.03.

        (j)    At the Effective Time, all of the outstanding shares of FSI Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FSI Common ("Certificates") shall thereafter cease to have any rights with respect to such shares, except: (i) the right of such holders to receive, without interest, the cash payment and the certificates for the shares of GABC Common upon the surrender of such Certificate or Certificates in accordance with Section 1.07; or (ii) the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the KBCA and Section 1.03(l).

        (k)   If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common or shall subdivide, split up, reclassify or combine the GABC Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

        (l)    Shares of FSI Common which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto ("Dissenting Shares") in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the KBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of FSI Common will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. FSI will give GABC prompt notice of any notices of intent to demand payment received by FSI with respect to shares of FSI Common. Prior to the Effective Time, FSI will not, except with the prior written consent of GABC, make any payment with respect to, or settle or offer to settle, any such demands.

        Section 1.04.    The Holding Company Merger—Cancellation of Options.     To the extent that, immediately prior to the Effective Time, there are (even though FSI has represented and warranted pursuant to Section 2.01(g) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by FSI) (whether to employees or directors of FSI, FS Bank or others) other than the Cancelled Rights that are described by Section 1.03(d) (such rights to purchase or convert, other than the Cancelled Rights, are referred to herein as the "Unscheduled Purchase Rights"), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled without consideration (and any and all stock option plans, warrant purchase agreements, or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated without consideration), and FSI shall not accept any purported notice of exercise of any such Unscheduled Purchase Right after the close of business on the Closing Date but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through FSI or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).

        Section 1.05.    The Bank Merger.     FS Bank and FSI shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the "Bank Merger Agreement" and collectively with the Holding Company Plan of Merger, the "Plans of Merger") substantially in the form attached hereto as Exhibit 1.05, to cause FS Bank to merge with and into German American (the "Bank Merger") in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.

        Section 1.06.    The Closing.     The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.

        Section 1.07.    Exchange Procedures; Surrender of Certificates.

        (a)   GABC shall appoint an exchange agent for the surrender of Certificates (or book entry of shares) formerly representing FSI Common in exchange for the Merger Consideration, which may be a third party, GABC or German American (such agent is referred to herein as the "Exchange Agent").

        (b)   Within five (5) business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of FSI Common whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal in substantially the form attached hereto as Exhibit 1.07(b) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Except with respect to Dissenting Shares, promptly after surrender to the Exchange Agent of a Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. GABC reserves the right in all cases to require that a surety bond on terms and in an amount reasonably satisfactory to GABC be provided to GABC at the expense of the FSI shareholder in the event that such shareholder claims loss of a Certificate and requests that GABC waive the requirement for surrender of such Certificate.

        (c)   No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

        Section 1.08.    The Closing Date.     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the first day of the calendar month (other than a calendar month in which the last day of a calendar quarter occurs) following each of the conditions in Section 6.01(c) and (e) and Section 6.02(c) and (e) being satisfied, or on such later or earlier date as FSI and GABC may agree (the "Closing Date"). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 12:01 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree.

        Section 1.09.    Actions At Closing.

        (a)   At the Closing, FSI shall deliver to GABC:

            (i)  certified copies of the articles of incorporation and bylaws (including any and all amendments thereto) of FSI and FSI Bank and a certified copy of the articles of organization and operating agreement (including any and all amendments thereto) of FS Realty;

           (ii)  a certificate signed by the President and Chief Executive Officer of FSI, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of FSI have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) FSI and FS Bank have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

          (iii)  certified copies of the resolutions of FSI's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Holding Company Plan of Merger and authorizing the consummation of the Holding Company Merger;

          (iv)  a certified copy of the resolutions of the Board of Directors of FS Bank and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

           (v)  a certificate of the Kentucky Secretary of State, dated a recent date, stating that FSI is duly incorporated and existing under Kentucky law;

          (vi)  a certificate of the Kentucky Secretary of State, dated a recent date, stating that FS Bank is duly incorporated and existing under Kentucky law;

         (vii)  a certificate of the Indiana Secretary of State, dated a recent date, stating that FS Realty is duly organized and exists under the IBCL;

        (viii)  any title affidavits or documents required by the Title Company (as defined in Section 4.07) to issue the Title Policies (as defined in Section 4.07);

          (ix)  transition period retention agreement between Michael F. Beckwith and German American in the form attached hereto as Exhibit 1.09(a)(ix) (the "Transition Period Retention Agreement"), executed by Michael F. Beckwith;

           (x)  a certified list of the holders of FSI Common of record as of the close of business on the Closing Date showing, by holder and in the aggregate, the number of shares of FSI of record as of such time;

          (xi)  a certified list of those holders of FSI Common of record as of the close of business on the Closing Date who are holders of Dissenting Shares and the number of shares of FSI Common as to which each of them are holding Dissenting Shares;

         (xii)  third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 2.02(e) of the FSI Disclosure Schedule (as defined below).

        (b)   At the Closing, GABC shall deliver to FSI:

            (i)  a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by FSI, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

           (ii)  a certified copy of the resolutions of GABC's Board of Directors authorizing the execution of this Agreement and the Holding Company Plan of Merger and the consummation of the Holding Company Merger;

          (iii)  a certified copy of the resolutions of German American's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

          (iv)  certificates of the Indiana Secretary of State, dated a recent date, stating that GABC and German American each is duly organized and exists under the IBCL and IFIA, respectively; and

           (v)  the Transition Period Retention Agreement, executed by German American.

        (c)   At the Closing, GABC and FSI shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Holding Company Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, and the Kentucky Secretary of State for filing under the KBCA and KFIC accompanied by the appropriate fees.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
FSI AND FS BANK

        FSI and FS Bank hereby jointly and severally make the following representations and warranties to GABC and German American with respect to FSI and the Subsidiaries:

        Section 2.01.    Organization and Capital Stock.

        (a)   FSI is a corporation duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. FSI's only direct wholly-owned subsidiary is FS Bank. Except as set forth in Schedule 2.01(a) of the disclosure schedule that has been prepared by FSI and delivered by FSI to GABC in connection with the execution and delivery of this Agreement (the "FSI Disclosure Schedule"), FSI is not engaged in any activities that are financial in nature and only permissible for financial holding companies under 12 U.S.C. 1843(k).

        (b)   FS Bank is a Kentucky commercial bank duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of FS Bank is owned by FSI. FS Bank's only direct wholly-owned subsidiary is FS Realty. FS Bank is subject to primary federal supervision and regulation by the Federal Deposit Insurance Corporation ("FDIC").

        (c)   FS Realty is a limited liability company duly organized and in good standing under the laws of the State of Indiana, and it has the corporate power to own all of their respective property and assets, to incur all of their respective liabilities and to carry on their respective business as now being conducted. All of the issued and outstanding equity of FS Realty is owned by FS Bank. FS Realty has no subsidiaries.

        (d)   FSI has authorized capital stock of eight million (8,000,000) shares divided into one million (1,000,000) shares of preferred stock, without par value ("FSI Preferred"), five million (5,000,000) shares of common stock, without par value ("FSI Voting Common") and two million (2,000,000) shares of common stock, without par value ("FSI Non-Voting Common") (FSI Voting Common and FSI Non-Voting Common are sometimes collectively referred to herein as "FSI Common"). As of the date of this Agreement, 1,725,684 shares of FSI Voting Common and 571,147 shares of FSI Non-Voting Common are issued and outstanding. All such outstanding shares of FSI Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of FSI Common has been issued in violation of any preemptive rights of the current or past shareholders of FSI or in violation of any applicable federal or state securities laws or regulations. No shares of FSI Preferred are issued and outstanding. FSI has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(d) and, except as set forth in Section 2.01(d) of the FSI Disclosure Schedule, FSI has no intention or obligation to authorize or issue additional shares of its capital stock.

        (e)   FS Bank has authorized common stock of one million (1,000,000) shares, no par value ("FS Bank Common"). As of the date of this Agreement, 412,097 shares of FS Bank Common are issued and outstanding. All of such shares of FS Bank Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by FSI. None of the outstanding shares of FS Bank Common has been issued in violation of any preemptive rights of the current or past shareholders of FS Bank or in violation of any applicable federal or state securities laws or regulations. All of the shares of FS Bank Common are owned by FSI free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. FS Bank has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(e) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (f)    FS Bank holds beneficially and of record one hundred percent (100%) of the authorized and outstanding membership interest of FS Realty. Such issued and outstanding membership interest has been duly and validly authorized by all necessary limited liability company action of FS Realty, are validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive rights of any FS Realty members. The membership interest of FS Realty is not certificated. All of the issued and outstanding membership interest of FS Realty is owned by FS Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. FS Realty has no equity authorized, issued or outstanding other than as described in this Section 2.01(f) and has no intention or obligation to authorize or issue any equity.

        (g)   There are no shares of capital stock or other equity securities of FSI or the Subsidiaries authorized, issued or outstanding (except as set forth in this Section 2.01) and, except as set forth in Section 2.01 of the FSI Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FSI or the Subsidiaries, or contracts, commitments, understandings or arrangements by which FSI or the Subsidiaries are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement).

        Section 2.02.    Authorization; No Defaults.

        (a)   All the members of the Board of Directors of FSI entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of FSI Common in favor of the Holding Company Merger. Certain shareholders of FSI entered into Voting and Support Agreements, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of FSI Common in favor of the Holding Company Merger and waive certain rights as further described in such agreements. The Boards of Directors of FSI and FS Bank have, by all appropriate action, approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on FSI's or FS Bank's behalf by their respective duly authorized officers and the performance by FSI and FS Bank of their respective obligations hereunder. The Board of Directors of FSI received, at the meeting at which it approved this Agreement and the Holding Company Merger, the oral opinion of Raymond James & Associates, Inc. to the effect that, as of the date of that meeting, the Merger Consideration was fair, from a financial point of view, to the shareholders of FSI. Except as provided in the FSI Disclosure Schedule, nothing in the Articles of Incorporation or Bylaws of FSI, as amended, or the Articles of Incorporation or Bylaws of FS Bank, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which FSI or FS Bank is bound or subject, would prohibit FSI or FS Bank from consummating, or would be violated or breached by FSI's or FS Bank's consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by FSI and FS Bank and constitutes a legal, valid and binding obligation of FSI and FS Bank, enforceable against FSI and FS Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of a majority of the outstanding shares of FSI Common and the Bank Merger by FSI as sole shareholder of FS Bank, are required by law to be taken by FSI or FS Bank to authorize the execution, delivery and performance of this Agreement.

        (b)   Except as set forth in Section 2.02 of the FSI Disclosure Schedule, neither FSI nor any of the Subsidiaries is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, FSI's or any of the Subsidiaries' organizational documents, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        (c)   Except as set forth in Section 2.02 of the FSI Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of FSI or any Subsidiary; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which FSI or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect (as defined below); or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, FSI or any Subsidiary is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment. For the purpose of this Agreement, a "Material Adverse Effect" means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of FSI and the Subsidiaries taken as a whole, or GABC and German American taken as a whole, as applicable or (ii) would materially impair the ability of FSI or GABC, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of FSI and FS Bank, or GABC and German American, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to GABC, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of FSI and the Subsidiaries, or GABC and German American, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the GABC Common Stock, by itself, be considered to constitute a Material Adverse Effect on GABC (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

        (d)   Other than the filing of Articles of Merger with the Indiana Secretary of State and the Kentucky Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder and rules of NASDAQ, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by FSI or FS Bank of the transactions contemplated by this Agreement.

        (e)   Other than those filings, authorizations, consents and approvals referenced in Section 2.02(d) above and except as set forth in the FSI Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by FSI or FS Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

        Section 2.03.    Subsidiaries.     Except for the ownership of the Subsidiaries and other matters as disclosed in Section 2.03 of the FSI Disclosure Schedule, neither FSI nor FS Bank has (or has had at any time in the last five (5) years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

        Section 2.04.    Financial Information.

        (a)   The consolidated balance sheet of FSI and its subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 2017, together with the notes thereto, accompanied by the audit report of FSI's independent public auditors and the consolidated balance sheets of FSI as of March 31, 2018, and related consolidated statements of income and cash flows (together, such financial statements are referred to herein as the "FSI Financial Statements") have been provided to GABC and German American, have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of FSI and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither FSI nor FS Bank has any material liability, fixed or contingent, except to the extent set forth in the FSI Financial Statements or incurred in the ordinary course of business since December 31, 2017.

        (c)   FSI does not engage in the lending business (except by and through FS Bank) or any other business or activity other than that which is incident to its direct ownership of all the capital stock of

FS Bank and its indirect ownership of all outstanding equity of FS Realty, and does not own any investment securities.

        Section 2.05.    Absence of Changes.     Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the FSI Disclosure Schedule, since December 31, 2017, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the FSI Disclosure Schedule, between the period from December 31, 2017 to the date of this Agreement, FSI and the Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to FSI Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of FSI or any Subsidiary, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for FSI's or any Subsidiary's securities.

        Section 2.06.    Absence of Agreements with Banking Authorities.     Except as set forth in Section 2.06 of the FSI Disclosure Schedule, FSI, FS Bank and FS Realty are not subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Kentucky Department of Financial Institutions ("KDFI"), in each case that has been issued, executed or delivered on or after January 1, 2012.

        Section 2.07.    Tax Matters.

        (a)   Each of FSI and the Subsidiaries has timely filed all material Tax Returns (as defined below) that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by FSI or the Subsidiaries (whether or not shown on any Tax Return) have been paid. All Taxes that were properly accruable as of any applicable balance sheet or call report date (but that were not then due and payable) are reflected as liabilities in the FSI Financial Statements as of that date (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). FSI has delivered to GABC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by FSI or any of the Subsidiaries. There are no liens for Taxes upon the assets of FSI or any of the Subsidiaries except liens for current Taxes not yet due and payable.

        (b)   FSI and the Subsidiaries have not requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and FSI and the Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax (as defined below) audit, review or other assessment or deficiency.

        (c)   No claim has ever been made by a Tax Authority (as defined below) in a jurisdiction wherein FSI or any of the Subsidiaries do not file Tax Returns that FSI or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.

        (d)   FSI and the Subsidiaries have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party and the amounts of Tax withheld have been properly and timely paid over to the appropriate Tax Authorities.

        (e)   There is no Tax deficiency or claim assessed, proposed, pending or threatened (whether orally or in writing) against FSI or any of the Subsidiaries, except to the extent that adequate liabilities or reserves with respect thereto are accrued by FSI or any of the Subsidiaries in accordance with GAAP and set forth in the FSI Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the FSI Disclosure Schedule. FSI and any of the Subsidiaries do not have any income that was realized during a Tax period that began before the Closing Date that is or will be required to be included in a Tax Return of GABC or German American for a Tax Period that begins on or after the Closing Date.

        (f)    FSI and any of the Subsidiaries do not have any requests for a ruling pending with any Tax Authority. FSI and any of the Subsidiaries have not agreed to, and are not required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by FSI or any of the Subsidiaries and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.

        (g)   All Tax sharing agreements or similar agreements with respect to or involving FSI or any of the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, FSI and any of the Subsidiaries shall not be bound thereby or have any liability thereunder.

        (h)   Except as set forth in Section 2.07(h) of the FSI Disclosure Schedule, each of FSI, and any of the Subsidiaries has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).

        (i)    There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of FSI or any of the Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

        (j)    The following capitalized terms are defined for purposes of this Article II as follows:

            (i)  "Governmental Authority" shall mean each any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

           (ii)  "Tax" or "Taxes" means and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.

          (iii)  "Tax Authority" means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

          (iv)  "Tax Return" means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

        Section 2.08.    Absence of Litigation.     Except as set forth in Section 2.08 of the FSI Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of FSI, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does FSI have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of FSI, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to FSI or any of the Subsidiaries as a result of an examination by any regulatory agency or body.

        Section 2.09.    Employment Matters.

        (a)   Except as disclosed in Section 2.09(a) of the FSI Disclosure Schedule, each of FSI, and each of the Subsidiaries, is not a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by FSI, or any of the Subsidiaries, respectively, for any reason or for no reason, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

        (b)   FSI and each of the Subsidiaries are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) FSI and each of the Subsidiaries are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against FSI or any of the Subsidiaries pending or, to the knowledge of FSI, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Kentucky Commission on Human Rights ("KCHR), the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of FSI, threatened against or directly affecting FSI or any of the Subsidiaries; and (iv) neither FSI nor any of the Subsidiaries has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

        (c)   Except as disclosed in Section 2.09(c) of the FSI Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of FSI or any of the Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by FSI or any of the Subsidiaries to or with respect to any employee or former employee of FSI or any of the Subsidiaries will fail to be deductible for federal income tax purposes by reason of Sections 162(m), 280G or 404 of the Code or otherwise.

        (d)   Except as set forth in Section 2.09(d) of the FSI Disclosure Schedule, all accrued obligations and liabilities of FSI or any of the Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by FSI or any of the Subsidiaries for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by FSI or any of the Subsidiaries in accordance with generally accepted accounting and actuarial principles. Except as set forth in Section 2.09(d) of the FSI Disclosure Schedule, all obligations and liabilities of FSI and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 2.09(d) are correctly and accurately reflected and accounted for in the books, statements and records of FSI and the Subsidiaries.

        Section 2.10.    Reports.     Since January 1, 2014, FSI and the Subsidiaries have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the FRB, (ii) the FDIC, (iii) the KDFI, and (v) any other governmental authority with jurisdiction over FSI or the Subsidiaries. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 2.10 of the FSI Disclosure Schedule, there is no unresolved violation with respect to any report or statement filed by, or any examination of, FSI or any of the Subsidiaries.

        Section 2.11.    Investment Portfolio.     All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by FS Bank, as reflected in the FSI Call Reports are carried on the books of FS Bank in accordance with GAAP. FS Bank does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

        Section 2.12.    Loan Portfolio.

        (a)   All loans and discounts shown in the FSI Call Reports, or which were entered into after December 31, 2017, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of FS Bank, in accordance in all material respects with FS Bank's lending policies and practices unless otherwise approved by FS Bank's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. FS Bank has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12(a) of the FSI Disclosure Schedule, FS Bank has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. FSI has no knowledge that any condition of property in which FS Bank has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (as defined in Section 2.15) in any material respect or obligates FSI, or FS Bank, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

        (b)   Except as set forth in Section 2.12(b) of the FSI Disclosure Schedule, there is no loan of FS Bank in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that has been classified by FSI, applying applicable regulatory examination standards, as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of FS Bank in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. FS Bank's report of classified assets and all loans in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that the President and Chief Executive Officer and the Chief Financial Officer of FSI (collectively, "FSI's Management") have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are set forth in the Section 2.12(b) of the FSI Disclosure Schedule.

        (c)   The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the FSI Financial Statements are adequate in the judgment of FSI's Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

        (d)   Except as set forth in Section 2.12(d) of the FSI Disclosure Schedule, none of the investments reflected in the FSI Financial Statements and none of the investments made by FSI, or any of the Subsidiaries since December 31, 2017 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of FSI or any of the Subsidiaries to dispose freely of such investment at any time. Except as set forth in Section 2.12(d) of the FSI Disclosure Schedule, FSI and any of the Subsidiaries are not parties to any repurchase agreements with respect to securities.

        Section 2.13.    ERISA.

        (a)   Section 2.13 of the FSI Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by FSI, FS Bank or any ERISA Affiliate (as hereinafter defined) or under which any officer or employee of FSI or FS Bank or an ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which FSI, FS Bank or any ERISA Affiliate may have any liability or obligation (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13, the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with FSI or FS Bank under Section 414 of the Code. Since December 31, 2016, neither FSI, FS Bank nor any ERISA Affiliate has maintained any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) or any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Neither FSI nor FS Bank has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the Plans listed in Section 2.13 of the FSI Disclosure Schedule.

        (b)   As applicable, with respect to each of the Plans, FSI has delivered to GABC true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2016-51, and any predecessor or successor thereto ("EPCRS"), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past three (3) years; (vi) all material communications to any employee or employees of FSI or FS Bank relating to any such Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to FSI or the FS Bank, (vii) all correspondence to or from any governmental agency relating to any such Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Plan, (x) all non-discrimination or other testing results required under Code section with respect to each such Plan for the three (3) most recent plan years, (xi) if applicable, all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each such Plan, (xii) the form of all privacy notices and all business associate agreements to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"); and (xiii) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Plan.

        (c)   FSI and FS Bank have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither FSI nor FS Bank has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the FSI Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 2.13 of the FSI Disclosure Schedule, each "employee pension benefit plan," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained or contributed to by FSI and FS Bank and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been timely amended to comply with the provisions of recent legislation commonly referred to as "EGTRRA," the Pension Protection Act, commonly referred to as "PPA," and additional changes in law, has been timely submitted to the Internal Revenue Service (IRS) for a determination letter that takes amendments for EGTRRA, PPA and additional changes in law into account within the applicable remedial amendment period specified by Section 401(b) of the Code (or is entitled to rely on an opinion letter from the IRS), has received a determination letter from the IRS advising that such Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any Plan has been revoked, nor, to the knowledge of FSI, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, neither FSI nor FS Bank has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

        (d)   Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to FSI or FS Bank (other than ordinary benefit claims and administration expenses). Neither FSI nor FS Bank would have any liability or contingent liability if any Plan (including without limitation the payment by FSI or FS Bank of premiums for health care coverage for active employees or retirees, or the spouses or other family members of such active employees or retirees) were terminated or if FSI or FS Bank were to cease its participation therein. Except as disclosed in the FSI Disclosure Schedule, neither FSI nor FS Bank nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees or the spouses or other family members of such employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by FSI or FS Bank at their discretion at any time without further obligation.

        (e)   Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

        (f)    On a timely basis, FSI and FS Bank have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans, which have not been made because they are not yet due.

        (g)   Except as provided in the FSI Disclosure Schedule, no Plan has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

        (h)   Neither FSI nor FS Bank has ever contributed to or is obligated to contribute under any "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, neither FSI nor FS Bank has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.13 of the FSI Disclosure Schedule, none of the Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither FSI nor FS Bank has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). None of the Plans is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (i)    FSI and FS Bank have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), HIPAA, the Family and Medical Leave Act of 1993, as amended, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996 and any similar provisions of state law applicable to their employees, to the extent so required. To the extent required under HIPAA and the regulations issued thereunder, FSI and FS Bank have, prior to the Effective Time, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither FSI nor FS Bank has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Except as listed in the FSI Disclosure Schedule, neither FSI nor FS Bank provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

        (j)    There are no pending audits or investigations by any governmental agency involving the Plans, and to FSI's knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to FSI's knowledge is there any reasonable basis for any such claim, suit or proceeding.

        (k)   Since January 1, 2016, there has been no amendment to, announcement by FSI or FS Bank relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by FSI or FS Bank or promotions of existing employees in the ordinary course of business consistent with past practice.

        (l)    Except as disclosed in the FSI Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by FSI or FS Bank. Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, no Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

        (m)  All Options have been granted, maintained and administered in such manner that they are exempt from the application of Section 409A of the Code. Neither FSI nor FS Bank has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

        (n)   With respect to the First Security, Inc. 401k and Employee Stock Ownership Plan (the "401(k) and ESOP"), except as set forth on Section 2.13(n) of the FSI Disclosure Schedule: (i) the ESOP constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the ESOP has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; (iii) all contributions required by such plan have been made or will be made on a timely basis; and (iv) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax qualified status of such ESOP.

        Section 2.14.    Title to Properties; Insurance.     Each of FSI and each of the Subsidiaries own good, marketable and indefeasible fee simple title to all real properties reflected on the FSI Financial Statements as being owned by such entities (collectively, the "Fee Real Estate"), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the FSI Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate). A list and description of the locations of all Fee Real Estate are set forth in Section 2.14(i) of the FSI Disclosure Schedule. Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any Person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of FSI, no portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of FSI, no portion of the Fee Real Estate is located in either a "Special Flood Hazard Area" pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a "100 year" flood as provided by any Governmental Entity. All material leasehold interests used by FSI and FS Bank in their respective operations (collectively, the "Leased Real Estate" and, together with the Fee Real Estate, the "Real Estate") are held pursuant to lease agreements (collectively, the "Leases") which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been provided to GABC, and a list of the Leases are set forth in Section 2.14(ii) of the FSI Disclosure Schedule. There is no breach or default by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth in Section 2.14(iii) of the FSI Disclosure Schedule, no consent under any Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of FSI, the Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of FSI, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. FSI and the Subsidiaries have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by FSI or any of the Subsidiaries in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to FSI's or any of the Subsidiaries' ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by FSI or the Subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

        Section 2.15.    Environmental Matters.

        (a)   As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which FSI or any of the Subsidiaries has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.

        (b)   To the knowledge of FSI and FS Bank, neither (i) the conduct by FSI or any of the Subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by FSI or any of the Subsidiaries nor (iii) the condition of any property currently or previously held by FSI or any of the Subsidiaries, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) FSI or any of the Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. FSI and the Subsidiaries have not received any written notice from any person or entity that FSI or any of the Subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 2.16.    Compliance with Law.     FSI and any of the Subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of FSI's Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a

Material Adverse Effect on FSI. FSI and the Subsidiaries each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by FSI of the FSI Common that is issued and outstanding, and the continuing offer of FSI Common pursuant to the options and warrants that are presently outstanding and the sales of FSI Common pursuant to such options and warrants that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the "1933 Act"), and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. FSI and any of the Subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of FSI or any of the Subsidiaries. FS Bank has not received any notice of enforcement actions or criticisms since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. FSI has not received any notice of enforcement actions or criticisms since January 1, 2015, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to FSI. FS Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        Section 2.17.    Brokerage.     Except for FSI's and FS Bank's arrangement with Raymond James & Associates, Inc., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by FSI or FS Bank.

        Section 2.18.    Material Contracts.     Except as set forth in Section 2.18 of the FSI Disclosure Schedule, each of FSI or any of the Subsidiaries is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the Federal Home Loan Bank Board (FHLBB) and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) annually, or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) annually; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, or business intermediary that, by its terms, is not terminable by FSI or any of the Subsidiaries, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of FSI or any of the Subsidiaries without the payment of any amount greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (in any one instance) or Fifty Thousand and 00/100 Dollars ($50,000.00) (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; or (viii) material contract, agreement or other commitment not made in the ordinary course of business.

        Section 2.19.    Compliance with Americans with Disabilities Act.     (a) To the best of FSI's knowledge, FSI, the Subsidiaries and their respective properties (including those held by any of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against FSI or any of the Subsidiaries or any of their properties has been initiated nor, to the best of FSI's knowledge, has been threatened or contemplated.

        Section 2.20.    Absence of Undisclosed Liabilities.     Except as set forth in Section 2.20 of the FSI Disclosure Schedule, FSI and the Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the FSI Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Fifty Thousand and 00/100 Dollars ($50,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on FSI, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the FS Bank's business consistent with past practices.

        Section 2.21.    Deposit Insurance.     The deposits of FS Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FS Bank has paid all premiums and assessments with respect to such deposit insurance.

        Section 2.22.    Absence of Defaults.     FSI and any of the Subsidiaries are not in violation of its respective organizational documents or to the knowledge of FSI in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to FSI's Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

        Section 2.23.    Tax and Regulatory Matters.     Each of FSI and any of the Subsidiaries has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 2.24.    Securities Law Compliance.     Shares of FSI Common are traded on the OTCQX under the symbol of "FIIT." FSI has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. FSI is not, and has never been, required to register a class of its securities or file periodic reports under the Securities Exchange Act of 1934, as amended (the "1934 Act").

        Section 2.25.    Shareholder Rights Plan.     Other than any provisions in its Articles of Incorporation and Bylaws which may be deemed to have an anti-takeover effect, FSI does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of FSI or FS Bank or which may be considered an anti-takeover mechanism.

        Section 2.26.    Indemnification Agreements.     Except as set forth in Section 2.26 of the FSI Disclosure Schedule, FSI or any of the Subsidiaries is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the organizational documents of FSI or any of the Subsidiaries.

        Section 2.27.    Statements True and Correct.     To the best of the knowledge of FSI, none of the information supplied or to be supplied by FSI or FS Bank for inclusion in any documents to be filed with the FRB, the KDFI, the Indiana Department of Financial Institutions ("IDFI"), the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 2.28.    FSI's Knowledge.     With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of FSI" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of FSI or any of the Subsidiaries shall be considered to be within the knowledge of FSI.

        Section 2.29.    Nonsurvival of Representations and Warranties.     The representations and warranties contained in this Article II shall expire on the Closing Date or the earlier termination of this Agreement, and, thereafter, FSI, the Subsidiaries and all directors and officers of FSI and the Subsidiaries shall have no further liability with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
GABC AND GERMAN AMERICAN

        GABC and German American hereby jointly and severally make the following representations and warranties to FSI and FS Bank:

        Section 3.01.    Organization and Capital Stock.

        (a)   GABC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

        (b)   German American is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of German American is owned by GABC.

        (c)   GABC has authorized capital stock of (i) 45,000,000 shares of GABC Common, no par value, of which, as of March 12, 2018, 22,934,403 shares were issued and outstanding, and (ii) 750,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and there has been no material change in such capitalization or issued or outstanding shares since March 12, 2018. All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable.

        (d)   The shares of GABC Common that are to be issued to the holders of FSI Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

        Section 3.02.    Authorization.     The Boards of Directors of GABC and German American and the sole shareholder of German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC's and German American's behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of GABC or German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC, the KDFI and the IDFI, and the SEC's order declaring effective GABC's registration statement under the 1933 Act with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by GABC or German American. Neither GABC nor German American is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        Section 3.03.    Subsidiaries.     Each of GABC's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

        Section 3.04.    Financial Information.

        (a)   The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2017, together with the notes thereto, included in GABC's Annual Report on Form 10-K for the annual period then ended (the "10-K") (together, the financial statements included in the 10-K are referred to herein as the "GABC Financial Statements") have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither GABC nor German American has any material liability, fixed or contingent, except to the extent set forth in the GABC Financial Statements or incurred in the ordinary course of business since December 31, 2017.

        Section 3.05.    Absence of Changes.     Since December 31, 2017, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of GABC and its subsidiaries, taken as a whole.

        Section 3.06.    Reports.

        (a)   Since January 1, 2014, GABC and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the IDFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

        (b)   GABC has filed all reports and other documents required to be filed under the 1933 Act and the 1934 Act, required to be filed by it (collectively, the "SEC Reports"). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to FSI copies of all comment letters received by GABC from the SEC since January 1, 2014 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.

        Section 3.07.    Absence of Litigation.     There is no material litigation, claim or other proceeding pending or, to the knowledge of GABC, threatened, before any judicial, administrative or regulatory agency or tribunal against GABC or any of its subsidiaries, or to which the property of GABC or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

        Section 3.08.    Absence of Agreements with Banking Authorities.     Except as set forth in Section 3.08 of the disclosure schedule that has been prepared by GABC and delivered by GABC to FSI in connection with the execution and delivery of this Agreement (the "GABC Disclosure Schedules"), neither GABC nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including, without limitation the FDIC, the IDFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2015.

        Section 3.09.    Environmental Matters.     Except as set forth on Section 3.09 of the GABC Disclosure Schedules, to the knowledge of GABC and German American, neither (i) the conduct by GABC or German American or their subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by GABC or German American or their subsidiaries, nor (iii) the condition of any property currently or previously held by GABC or German American or their subsidiaries as a trust asset, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) GABC or German American or their subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. GABC and German American have not received any notice from any person or entity that GABC or German American or their subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 3.10.    Compliance with Law.     GABC and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

        Section 3.11.    Brokerage.     Other than GABC's engagement of Sandler O'Neill & Partners, L.P., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC and its subsidiaries or German American.

        Section 3.12.    Sufficient Financial Resources.     GABC will have at the Closing sufficient financial resources to pay the aggregate cash portion of the Merger Consideration and to pay any other amounts payable by it pursuant to this Agreement.

        Section 3.13.    Tax and Regulatory Matters.     Each of GABC and German American has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) except as set forth on Section 3.13 of the GABC Disclosure Schedules, prevent GABC from consummating the transactions contemplated by this Agreement or materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 3.14.    Securities Law Compliance.     Shares of GABC Common are traded on the NASDAQ Global Market under the symbol of "GABC." GABC has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.

        Section 3.15.    Statements True and Correct.     To the best of the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the KDFI, the IDFI, the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 3.16.    GABC's Knowledge.     With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of GABC" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or German American shall be considered to be within the knowledge of GABC.

        Section 3.17.    Nonsurvival of Representations and Warranties.     The representations and warranties contained in this Article III shall expire on the Closing Date or the earlier termination of this Agreement, and thereafter GABC and German American and all directors and officers of GABC and German American shall have no further liability with respect thereto.

ARTICLE IV

COVENANTS OF FSI AND FS BANK

        Section 4.01.    Conduct of Business.

        (a)   From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in FSI's Management's reasonable judgment (provided that FSI gives GABC prompt notice that it has determined that such is required under applicable law), FSI and the Subsidiaries shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted. By way of amplification and not limitation with respect to the foregoing obligation, except as otherwise provided in this Agreement or as set forth on Section 4.01 of the FSI Disclosure Schedule, FSI and any of the Subsidiaries will not, without the prior written consent of GABC (which will not be unreasonably withheld, conditioned, or delayed with respect to the following subparagraphs (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xv), (xviii), (xix), (xx), and (xxi)):

            (i)  declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except FSI's quarterly cash dividend in an amount not to exceed $0.17 per share; provided, however, FSI and GABC shall coordinate FSI's dividend schedule for the quarter in which the Closing occurs so that FSI's shareholders receive dividends for one but not both GABC Common and FSI Common for the same calendar quarter; or

           (ii)  issue (or agree to issue) any common, other capital stock or equity (except for the issuance of: (1) up to 56,700 shares of FSI Common pursuant to the payment and other terms of, and upon exercise by the holders of, those stock options and warrants held by employees or directors of FSI and FS Bank as of the date of this Agreement, (2) shares of FSI Common issued to fund any quarterly matching contribution under the 401(k) and ESOP, and (3) shares of FSI Common issued upon the conversion of any of FSI's outstanding 7% convertible subordinated debentures) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any such instruments; or

          (iii)  directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of the common or any other capital stock of FSI or any of the Subsidiaries; or

          (iv)  effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

           (v)  change the organizational documents of FSI or any of the Subsidiaries; or

          (vi)  except as contemplated by this Agreement, pay or agree to pay, conditionally or otherwise, any bonus (other than bonuses not to exceed $100,000 in the aggregate paid and promised to employees of FSI and its Subsidiaries for the purpose of inducing such employees to continue providing services to FSI and its Subsidiaries through the Effective Date), additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of FSI or any of the Subsidiaries or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any Plan or other arrangement or payment made to, for or with any consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that FSI and FS Bank may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of FSI or any of the Subsidiaries entered into in the ordinary course of business; or

         (vii)  borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

        (viii)  make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of FS Bank or any subsidiary of FS Bank and classified or graded as "Other Loans Especially Mentioned," "Substandard," "Doubtful" or "Loss" in an amount in excess of Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00) without the prior written consent of

  GABC, which consent shall be deemed received unless GABC shall object thereto within three (3) business days after receipt of written notice from FS Bank. FS Bank also, in respect of any one borrower or group of affiliated or associated borrowers, shall not, without the prior written consent of GABC, make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00), (2) any 1- to-4-family, residential mortgage Loan with a loan to value ratio in excess of eighty-five percent (85%) (unless private mortgage insurance is obtained) or any other 1- to-4-family, residential mortgage Loan in excess of Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00), (3) any consumer Loan in excess of Seventy-Five Thousand and 00/100 Dollars ($75,000.00); (4) any home equity Loan or line of credit in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00), (5) any credit card account in excess of Ten Thousand and 00/100 Dollars ($10,000.00); or (6) any Loan participation; provided, that FS Bank may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of German American (or his or her designee) shall be provided with notice of the proposed action in writing at least three (3) business days prior thereto (or one (1) business day prior thereto in the case of a consumer Loan) and does not object; or

          (ix)  other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five (5) years or less (except that maturities may extend to seven (7) years on variable-rate securities), purchase or otherwise acquire any investment security for the accounts of FSI or any of the Subsidiaries or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

           (x)  increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices; or

          (xi)  enter into or amend any material lease, agreement, contract or commitment out of the ordinary course of business or amend any Lease; or

         (xii)  except in the ordinary course of business, place on any of the assets or properties of FSI or any of the Subsidiaries, any mortgage, pledge, lien, charge, or other encumbrance; or

        (xiii)  except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to FSI or any of the Subsidiaries, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

        (xiv)  sell or otherwise dispose of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to FSI or any of the Subsidiaries, or encumber any real property by mortgage, lease, easement, or otherwise; or

         (xv)  foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that each of FSI or any of the Subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or

        (xvi)  commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or

       (xvii)  violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on its business, financial condition, or earnings; or

      (xviii)  purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) individually, or One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of FS Bank's loans; or

        (xix)  issue certificate(s) for shares of FSI Common to any FSI shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify FSI (and its successors) against lost certificate(s) (but in an amount not less than one hundred fifty percent (150%) of the estimated per share value of the Merger Consideration under this Agreement), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

         (xx)  except as set forth in Section 4.01(a)(xx) of the FSI Disclosure Schedule, hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors, managers or shareholders, as applicable of FSI or any of the Subsidiaries for the purpose of appointing or electing any new member to the Board of Directors or as a manager of FSI or any of the Subsidiaries (whether to fill a vacancy or otherwise) unless such new member of the Board of Directors or manager is approved in advance in writing by GABC; or

        (xxi)  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to FSI or any of the Subsidiaries, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to FSI or any of the Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as required by law; or

       (xxii)  merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice, sell the assets or the securities of FSI or any of the Subsidiaries to any other person, corporation, or entity, effect a share exchange or enter into any other transaction not in the ordinary course; or

      (xxiii)  fail to maintain FS Bank's reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

      (xxiv)  agree in writing to take any of the foregoing actions.

        (b)   FSI shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the FSI Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the FSI Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of FSI contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the FSI Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.

        (c)   FSI shall promptly notify GABC in writing of the occurrence of any matter or event known to FSI that is, or is likely to have, a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of FSI or any of the Subsidiaries.

        (d)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, and except with the prior written approval of GABC, FSI shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of its Subsidiaries) to, directly or indirectly, initiate, solicit or knowingly encourage, or to the extent required under such circumstances by applicable fiduciary duties of FSI's Board of Directors as determined by the members of FSI's Board of Directors in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law (in which case GABC's prior written approval shall not be required), provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to FSI (each, an "Acquisition Transaction") or any of its Subsidiaries, to which FSI or any of the Subsidiaries or their respective shareholders or members may become a party.

        (e)   FSI shall promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which FSI or any of its Subsidiaries may receive with respect to an Acquisition Transaction and the identity of the person or entity making such inquiry or proposal. FSI shall also keep GABC reasonably informed of the status and details (including amendments or proposed amendments) of any such inquiry, proposal, indication or interest or offer. This subsection (e) shall not authorize FSI or any of its Subsidiaries, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.

        (f)    FSI and the Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

        Section 4.02.    Subsequent Discovery of Events or Conditions.     FSI shall, in the event FSI or any of its Subsidiaries obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to FSI or any of its Subsidiaries) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.

        Section 4.03.    Shareholder and Other Approvals; Cooperation.

        (a)   FSI shall submit this Agreement to its shareholders for approval and adoption at a special meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of FSI as promptly as practicable (but in no event later than forty-five (45) days following the time when the Registration Statement becomes effective). Unless precluded by applicable fiduciary duties of FSI's Board of Directors under Kentucky law as determined by the members thereof in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law, the Board of Directors of FSI, acting unanimously, shall recommend to FSI's shareholders that such shareholders approve and adopt this Agreement and the Plans of Merger and the Mergers contemplated hereby and thereby. The foregoing covenant does not apply to directors in their capacity as trustees of the 401(k) and ESOP. FSI shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. FSI shall furnish (or cause the Subsidiaries, as applicable, to furnish) to GABC in a timely manner all information, data and documents in the possession of FSI or the Subsidiaries requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their respective management) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. FSI and any of the Subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        (b)   FS Bank shall submit the Bank Merger Agreement to FSI, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of FS Bank at a date reasonably in advance of the filing of applications for regulatory approval of the Bank Merger. The Board of Directors of FS Bank shall recommend approval of the Bank Merger Agreement and the Bank Merger to FSI, as the sole shareholder of FS Bank, and FSI, as sole shareholder of FS Bank, shall approve the Bank Merger Agreement and the Bank Merger.

        (c)   Promptly after the date of this Agreement, FSI shall take steps to locate and engage (provided that commercially reasonable terms for such engagement can be obtained) a qualified independent person or entity to serve as an independent fiduciary with respect to the shares of FSI Common held in the 401(k) and ESOP. Within a reasonable time prior to the Effective Time, FSI and the independent fiduciary will (i) agree upon a process, which the independent fiduciary will oversee, for the shares of FSI Common held by the 401(k) and ESOP to be voted at the special meeting of FSI's shareholders described in Section 4.03(a) of this Agreement by the independent fiduciary in accordance with directions provided by each participant or beneficiary in the 401(k) and ESOP with respect to any shares of FSI Common allocated to the account of such participant or beneficiary, and (ii) arrange for the independent fiduciary to engage an independent financial advisor to opine that the ESOP Cash Payment to be received by the 401(k) and ESOP is at least equal to "fair market value" (as defined under ERISA) and the Holding Company Merger is fair to the 401(k) and ESOP participants and beneficiaries from a financial point of view.

        Section 4.04.    SEC Registration Matters.     FSI shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01, and FSI and FS Bank shall use their reasonable best efforts in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Mergers and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

        Section 4.05.    Environmental Reports.     FSI shall cooperate with an environmental professional designated by GABC that is reasonably acceptable to FSI (the "Designated Environmental Consultant") to conduct a Phase I Environmental Site Assessment (ESA) and, if necessary, based on the identification of recognized environmental conditions, controlled recognized environmental conditions and/or historical recognized environmental conditions (collectively, "RECs") and/or data gaps in such Phase I ESA, a Phase II environmental investigation (Phase II) on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by FSI or any of the Subsidiaries as of the date of this Agreement, and (except as otherwise provided in Section 4.01.(a)(xv)) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by FSI or any of the Subsidiaries after the date of this Agreement (collectively, the "FSI Property"). German American shall be responsible for the costs of the Phase I's and German American and FS Bank shall each be responsible for fifty percent (50%) of the costs of any Phase II's.

        The Designated Environmental Consultant shall prepare a DRAFT Phase I ESA report(s) identifying RECs in connection with any FSI Property, in compliance with ASTM Standard E 1527-13 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process). GABC shall furnish to FSI the draft Phase I ESA report(s) that it receives with respect to any FSI Property promptly upon GABC's receipt of such draft report, but in no event later than five (5) business days after its receipt thereof. FSI shall provide to GABC any comments or concerns in connection with the draft Phase I ESA report(s) within five (5) business days following its receipt of the draft report from GABC, and GABC shall provide FSI's comments to the Designated Environmental Consultant. GABC and the Designated Environmental Consultant shall consult with FSI as reasonably necessary to resolve any questions or disagreements regarding the content of the draft Phase I ESA report(s). GABC shall furnish the Final Phase I ESA report(s), which will reflect FSI's input to the extent independently determined reasonable to include by the Designated Environmental Consultant, promptly upon GABC's receipt of such report, but in no event later than five (5) business days after its receipt thereof.

        The Designated Environmental Consultant shall provide any proposed recommendations in connection with the Final Phase I ESA in a separate letter. Any conclusions in the Final Phase I ESA shall be consistent with the requirements of ASTM Standard E1527-13 and any recommendations in such letter shall be consistent with the findings, conclusions, opinions, and data gaps described in the Final Phase I ESA report(s). GABC shall furnish a copy of the proposed recommendations promptly upon GABC's receipt, but in no event later than five (5) business days after its receipt thereof. FSI shall provide any comments or concerns in connection with the proposed recommendations within five (5) business days after its receipt of such recommendations from GABC, and GABC shall provide FSI's comments to the Designated Environmental Consultant. If GABC reasonably determines after collaborating with and considering any comments from FSI that a Phase II environmental investigation is required as to any FSI Property based on the Final Phase I ESA report(s) and recommendation letter(s) prepared by the Designated Environmental Consultant, and should GABC order the Designated Environmental Consultant to perform such further investigatory procedures, FSI and the Subsidiaries shall cooperate with such further investigatory procedures.

        Should GABC, on the basis of the results of any Phase II Report(s) prepared by the Designated Environmental Consultant, reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures recommended by the Designated Environmental Consultant based upon the findings of the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of One Million and 00/100 Dollars ($1,000,000.00), or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, then GABC shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving FSI notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs of taking reasonable remedial and corrective actions and measures identified through the assessments and reports discussed above in this Section 4.05 in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). If such costs exceed the sum of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, then FSI shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.05 for doing so; provided, however, FSI's termination right under this

Section 4.05 shall cease to exist if GABC agrees, within three (3) days of receiving FSI's notice of termination pursuant to this Section 4.05, that such costs will not reduce the Effective Time Book Value by greater than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).

        Section 4.06.    Access to Information.

        (a)   FSI and the Subsidiaries shall permit GABC and its consultants reasonable access to their properties to perform any investigations, tests, surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors', managers' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have a direct or an indirect interest in light of the transactions contemplated by this Agreement; provided that such access or investigation shall not interfere unnecessarily with the operations of FSI and any of the Subsidiaries.

        (b)   During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, FSI will cause one or more of its or FS Bank's designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to FSI by GABC pursuant to this Agreement, to report the general status of the ongoing operations of FSI and the Subsidiaries. FSI will promptly notify GABC of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving FSI or any of the Subsidiaries and will keep GABC fully informed of such events.

        Section 4.07.    Title to Real Estate.     FSI shall provide copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right (at GABC's expense) to obtain updated title insurance commitments with respect to any parcel of Fee Real Estate from a national title company selected by GABC (the "Title Company"), showing the condition of title to any parcel of the Fee Real Estate. GABC may also (at GABC's expense) obtain surveys of any parcel of the Fee Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any material defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions, GABC may notify FSI of such defect prior to the Closing Date. The term "Standard Permitted Exceptions" shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the Fee Real Estate as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. FSI shall have ten (10) days after receipt of GABC's notice to cure or remove any such unacceptable defects. If FSI does not cure or remove such defects within said period, and the defects would require more than One Million and 00/100 Dollars ($1,000,000.00) to cure or remove, GABC may either (i) terminate this Agreement pursuant to Section 7.04 hereof immediately by giving FSI notice of termination, specifying the basis under this Section 4.07 for doing so, without further obligation, or (ii) waive such defects and continue the transactions contemplated by this Agreement. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs to cure or remove any material defects, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions. If such costs exceed the sum of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, then FSI shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.07 for doing so; provided, however, FSI's termination right under this Section 4.07 shall cease to exist if GABC agrees, within three (3) days of receiving FSI's notice of termination pursuant to this Section 4.07, that such costs will not reduce the Effective Time Book Value by greater than One Million and 00/100 Dollars ($1,000,000.00). At the Closing and as a condition thereto, GABC shall receive the following evidence of title with respect to any parcels of the Fee Real Estate reasonably deemed necessary by GABC (collectively, the "Title Policies"): (i) owner's policies of title insurance (or signed marked-up proforma policies or commitments binding coverage) issued by the Title Company, in amounts reasonably designated by GABC, showing a good and marketable title in the Fee Real Estate, subject only to Standard Permitted Exceptions and other exceptions reasonably acceptable to GABC, including any endorsements reasonably required by GABC and dated no earlier than the Closing Date, or (ii) such endorsements to existing title policies held by FSI or any of the Subsidiaries reasonably required by GABC, including, without limitation, date-down endorsements and non-imputation endorsements.

        Section 4.08.    Confidentiality.     FSI and FS Bank shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. FSI and FS Bank shall ensure that each of the Subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to GABC and German American with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to FSI and FS Bank under the NDA.

        Section 4.09.    Fairness Opinion.     On the date hereof or as soon as reasonably practicable following the date hereof, FSI shall use its reasonable efforts to procure the written opinion of Raymond James & Associates, Inc. to the Board of Directors of FSI to the effect that, as of the date of this Agreement, the Merger Consideration to be paid in the Holding Company Merger, is fair, from a financial point of view, to the holders of FSI Common (the "FSI Fairness Opinion"). The FSI Fairness Opinion shall be included in the Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.

        Section 4.10.    Additional Financial Information.     FSI shall furnish to GABC prior to the Closing the consolidated balance sheets of FSI as of the end of the month immediately preceding the month which immediately precedes the month in which the Effective Time occurs (e.g., if the Effective Time occurs on October 1, 2018, the consolidated balance sheets of FSI shall be as of August 31, 2018) and related consolidated statement of income and changes of shareholders' equity for the same period (without footnotes), prepared in accordance with GAAP, and fairly present the consolidated financial position and the consolidated results of operations of FSI in all material respects as of the dates and for the periods indicated. FSI shall provide GABC with an opportunity to discuss such financial statements with FSI and Crowe Horwath LLP prior to the Closing.

        Section 4.11.    Prepayment of Convertible Subordinated Notes.     With respect to any convertible subordinated notes which have not converted to shares of FSI Common pursuant to the terms thereunder prior to the Closing Date, FSI shall take whatever steps are necessary to prepay any amounts due under any convertible subordinated notes and terminate such convertible subordinated notes prior to the Closing. Such convertible subordinated notes and their respective prepayment amounts are set forth on Schedule 4.11 of the FSI Disclosure Schedule.

        Section 4.12.    Termination of 401(k) and ESOP.     If directed by GABC no later than sixty (60) days before the Closing Date, FSI shall (a) cause the Board of Directors of FSI to adopt resolutions and an amendment to the 401(k) and ESOP providing for the termination of the 401(k) and ESOP on a date that is no later than the day before the Closing Date, and (b) file an application with the Internal Revenue Service on a date that is no later than the Closing Date that requests a favorable determination letter on the 401(k) and ESOP relating to its termination.

ARTICLE V

COVENANTS OF GABC AND GERMAN AMERICAN

        Section 5.01.    Regulatory Approvals and Registration Statement.

        (a)   GABC shall as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) file or cooperate with FSI and FS Bank in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the KDFI, the IDFI and the FDIC. GABC shall keep FSI reasonably informed as to the status of such applications or notices and promptly send or deliver complete copies of such applications or notices, and of any supplementally filed materials, to counsel for FSI.

        (b)   GABC shall file as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of FSI pursuant to this Agreement (the "Registration Statement"), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the date of the shareholder meeting of FSI at which the Merger will be submitted to a vote, or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any shareholders meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

        Section 5.02.    Subsequent Discovery of Events or Conditions.     GABC shall, in the event it or German American obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to FSI under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to FSI.

        Section 5.03.    Consummation of Agreement.     GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. GABC and any of its subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        Section 5.04.    Preservation of Business.     GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a Material Adverse Effect on the financial condition, results of operation, business, assets or capitalization of GABC on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a Material Adverse Effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis. GABC shall promptly notify FSI in writing of the occurrence of any matter or event known to GABC that is, or is likely to have a Material Adverse Effect on the businesses, operations, properties, assets or condition (financial or otherwise) of GABC and its subsidiaries on a consolidated basis.

        Section 5.05.    Representation on GABC Board and German American Regional Advisory Board.

        (a)   GABC shall cause one (1) person who is currently a member of the FSI Board of Directors (who shall be chosen by GABC in accordance with GABC's policies and requirements after consultation with FSI) to be appointed to the GABC Board of Directors following the Closing Date. The appointment shall occur promptly following the Closing Date, and no later than sixty (60) days after the Closing Date. The person appointed will then be nominated for election to serve for a term of three (3) years at the first annual meeting of the shareholders of GABC for which nominations remain open following the person's appointment.

        (b)   GABC shall cause all independent directors who are currently members of the FS Bank Board of Directors, other than the director appointed to GABC's Board of Directors pursuant to Section 5.05(a) hereof, to be appointed to a newly-created Regional Advisory Board of German American, as soon as practicable after the Effective Time, and in no event later than sixty (60) days after the Effective Time.

        Section 5.06.    Employee Benefit Plans and Employee Payments.

        (a)   GABC and GABC's subsidiaries, as applicable, shall provide compensation and benefits to the officers and employees of FSI and any of the Subsidiaries who continue as employees of GABC or any of GABC's subsidiaries after the Effective Time ("Continuing Employees") that are generally comparable to those provided to similarly situated employees of GABC and GABC's subsidiaries.

        (b)   GABC and GABC's subsidiaries, as applicable, shall cause Continuing Employees to receive credit for prior service with FSI or any of the Subsidiaries for purposes of eligibility and vesting under those GABC and German American employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. Except as otherwise provided herein and subject to the consent of applicable insurance carriers and service providers, GABC may determine to keep one or more of FSI's or FS Bank's separate benefit plans in effect for the Continuing Employees through the last day of 2018, or thereafter, even if the Effective Time occurs prior to the last day of 2018, if permitted by applicable law and the provisions of such plans; provided, however, that, to the extent that GABC determines, in its sole discretion, that one or more of FSI or FS Bank's employee benefit plans should be terminated, either as of the Effective Time or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in one or more similar type(s) of employee benefit plan(s) of GABC or German American, if any, (for example, 401(k) to 401(k) or life insurance to life insurance) immediately upon such termination, subject to the terms and conditions of such plan(s), with no gap in coverage except as may be required by the timing of pay dates with respect to 401(k) deferrals. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full twelve (12) month period of coverage, such benefit plans shall provide credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable FSI or FS Bank plan during the balance of such twelve (12) month period of coverage provided that GABC can obtain, in a manner reasonably satisfactory to GABC, the necessary data.

        (c)   After the Effective Time, FSI's and FS Bank's sick time and vacation time policies shall terminate and all Continuing Employees shall be subject to GABC's paid-time-off policy. Notwithstanding the foregoing, all accrued and unpaid sick and vacation time of Continuing Employees at the Effective Time, up to but not beyond two hundred (200) hours per Continuing Employee, shall be carried over to GABC's paid-time-off policy.

        (d)   Until the Effective Time, FSI and any of the Subsidiaries, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of FSI or any of the Subsidiaries who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of FSI or any of the Subsidiaries who incurs a qualifying event before the Effective Time.

        (e)   GABC or German American intends to retain substantially all of the employees of FSI or any of the Subsidiaries after the Effective Time. Except for those employees entitled to the benefits set forth in Section 5.06(e) of the FSI Disclosure Schedule, those employees of FSI or any of the Subsidiaries, as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver a Termination and Release Agreement in the form attached hereto as Exhibit 5.06(e), shall be entitled to a severance payment (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with FSI or any of the Subsidiaries and their successors, with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. In addition, any such terminated employees shall be entitled to their accrued paid-time-off and to continuation coverage under German American's group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees.

        (f)    Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC's or German American's at-will employment policy or any employee's at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of FSI, FS Bank, GABC or German American from amending or terminating their respective employee benefit plans from time to time.

        (g)   As to FSI's welfare benefit plans:

            (i)  To the extent allowable under the plans and subject to the consent of applicable insurance carriers and service providers, all fully insured welfare benefit plans (including, but not limited to, health, dental/vision, life/AD&D, LTD) currently sponsored by FSI shall continue as separate plans after the Effective Time, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.

           (ii)  As of the Effective Time FSI shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to GABC and to provide GABC all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit plans to assist GABC in the administration of such plans.

          (iii)  From the date of this Agreement through the Effective Time, FSI shall continue to pay the applicable insurance premiums necessary to continue the benefits under FSI's fully insured welfare benefit plans.

        (h)   From and after the date of this Agreement, FSI shall not award any additional equity grants or awards of any kind under any of the FSI Incentive Plan. Prior to the Effective Time, FSI shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the FSI Incentive Plan, to permit the conversion of each outstanding stock option into cash as provided in Section 1.03(d), and from grantees of restricted stock awards under the FSI Incentive Plan to permit the vesting of restricted shares and exchange for the Merger Consideration as provided in Section 1.03(d) and Section 1.03(i), respectively. FSI shall take action prior to the Effective Time to cause the termination of the FSI Incentive Plan as of the Effective Date.

        Section 5.07.    Indemnification and Insurance.

        (a)   GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director, manager and officer of FSI and each of the Subsidiaries (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of FSI or any of the Subsidiaries (including without limitation service as a trustee or in any similar capacity with respect to any FSI Plan), under applicable Kentucky or Indiana law or any organizational documents of FSI or any of the Subsidiaries, as in effect as of the date of this Agreement.

        (b)   GABC shall cause the persons serving as officers, managers and directors of FSI and each of the Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by FS Bank (the "Existing Policy") or by a comparable or better policy (the "Replacement Policy"). Prior to the Effective Time, as instructed by GABC, FS Bank shall cause the applicable broker of record for its Existing Policy to be assigned to GABC's designee. Such assignment in favor of GABC's designee shall be executed by FS Bank with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of one hundred fifty percent (150%) of the annual premium for the current annual term of the Existing Policy (the "Maximum Amount"); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC's obligations within this Section 5.07(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by FS Bank without interruption, cancellation or amendment until the Effective Time or GABC's obligations within this Section shall cease.

        (c)   The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        (d)   In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.07.

        Section 5.08.    Confidentiality.     GABC and German American shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. GABC and German American shall ensure that each of their subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to FSI and FS Bank with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to GABC and German American under the NDA.

        Section 5.09.    Updated GABC Disclosure Schedules.     GABC shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the GABC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the GABC Disclosure Schedules or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of GABC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the GABC Disclosure Schedules unless FSI shall have first consented in writing with respect thereto.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

        Section 6.01.    Conditions of GABC's and German American's Obligations.     The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by FSI and FS Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of FSI, except for those included in Sections 2.01, 2.02 and 2.06, inclusive, hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of FSI or FS Bank, has had or would result in a Material Adverse Effect on FSI or any of the Subsidiaries.

        (b)   FSI and the Subsidiaries shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

        (c)   The shareholders of FSI shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which GABC reasonably determines in good faith would materially adversely affect the consolidated financial condition, earnings, business, properties or operations of FSI or any of the Subsidiaries.

        (f)    GABC shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and this Agreement shall not have been terminated and canceled pursuant to Section 4.05 hereof.

        (g)   GABC shall have received from FSI on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof.

        (h)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (i)    GABC shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the FSI shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from FSI and GABC, which representations may take the form of written certifications.

        (j)    The Title Company shall have agreed to issue the Title Policies at the Closing.

        (k)   Less than twenty percent (20%) of the outstanding shares of FS Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

        (l)    FSI's Board of Directors shall have adopted any resolutions or have amended the FSI Stock Option Plans as necessary to effect the process described under Section 1.03(d) and Section 1.04 of this Agreement.

        Section 6.02.    Conditions of FSI's and FS Bank's Obligations.     FSI's and FS Bank's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by FSI and FS Bank) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a Material Adverse Effect on GABC.

        (b)   GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

        (c)   The shareholders of FSI shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

        (f)    FSI shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to FSI, listed in Section 1.09(b) hereof.

        (g)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (h)   FSI shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the FSI shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of FSI to the extent they receive shares of GABC Common in the Holding Company Merger in exchange for their shares of FSI Common, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from FSI and GABC, which representations may take the form of written certifications.

        (i)    The shares of GABC Common issued in the Holding Company Merger shall be eligible for trading on the NASDAQ Global Market.

ARTICLE VII

TERMINATION OR ABANDONMENT

        Section 7.01.    Mutual Agreement.     This Agreement may be terminated by the mutual written agreement of FSI and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of FSI shall have been previously obtained.

        Section 7.02.    By Unilateral Action.     Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party's Board of Directors determines that:

        (a)   either

            (i)  the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

           (ii)  the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

        (b)   any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date and are not capable of being satisfied by February 1, 2019, immediately upon delivery of written notice thereof to the other party on the Closing Date.

        Section 7.03.    Shareholder Approval Denial; Dissenting Shareholders.

        (a)   If this Agreement and consummation of the Mergers are not approved by the required vote of the FSI Common shares outstanding on the record date for the meeting (including any adjournments) of FSI Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party (subject to Section 7.10(b)) may terminate this Agreement by giving written notice thereof to the other party.

        (b)   GABC may terminate this Agreement by giving written notice to FSI if greater than twenty percent (20%) of the outstanding shares of FS Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

        Section 7.04.    Adverse Environmental Reports; Title Defects.     GABC and FSI each may terminate this Agreement under the circumstances, and by providing to the other the written notices, specified in Section 4.05 or Section 4.07, subject to the limitations set forth in Section 4.05 and Section 4.07, respectively.

        Section 7.05.    Termination Upon Adverse Regulatory Determination.     In connection with the filings that GABC, German American, FSI and/or FS Bank may be required to make in connection with the Mergers with banking and antitrust regulatory agencies ("Agencies"), each party shall use its best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that FSI or FS Bank is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an "Adverse Determination"), then GABC shall promptly advise FSI of such Adverse Determination and GABC's intended course of action with respect thereto. In the event that GABC in its sole reasonable discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, FSI and FS Bank (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole reasonable discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole reasonable discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or FSI may terminate this Agreement without obligation to the other on account of the Adverse Determination.

        Section 7.06.    Regulatory Enforcement Matters.     In the event that FSI or FS Bank, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

        Section 7.07.    Lapse of Time.     If the Closing Date does not occur on or prior to February 1, 2019, then this Agreement may be terminated by the Board of Directors of either FSI or GABC by giving written notice thereof to the other party.

        Section 7.08.    Lack of Exclusivity.     In the event FSI (a) breaches its notice obligations under Section 4.01(e) related to an Acquisition Transaction, or (b) does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an Acquisition Transaction within forty-five (45) days after the first communication between FSI or FS Bank and the third party and provide GABC with written notice of such termination, or (c) due to the failure of the FSI Board to include its unanimous recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of FSI with regard to the meeting of FSI shareholders held to consider the Holding Company Merger, or the withdrawal by the FSI Board of such recommendations following the submission by any other person or entity not a party to this Agreement of an indication of interest to FSI or FS Bank contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with FSI or FS Bank, GABC may terminate this Agreement by written notice to FSI.

        Section 7.09.    Effect of Termination.

        (a)   Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligation of FSI to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.09; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

        (b)   Notwithstanding the foregoing, in the event that this Agreement is terminated by GABC pursuant to Section 7.08, then in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, FSI shall, upon GABC's demand and not later than the second business day after the making of such demand, pay to GABC a termination fee of Three Million and 00/100 Dollars ($3,000,000.00). If FSI should fail or refuse to pay any amount demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, FSI shall, in addition thereto, pay to GABC all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding. The termination fee payable by FSI constitutes liquidated damages and not a penalty for terminations under Section 7.08 of this Agreement.

 ARTICLE VIII

MISCELLANEOUS

        Section 8.01.    Liabilities.     In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director, manager, or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.09.

        Section 8.02.    Expenses.     Except as otherwise provided in Section 4.05 hereof, FSI shall pay all expenses of FSI and any of the Subsidiaries, and their respective shareholders, officers, managers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and its subsidiaries and their respective shareholders, officers and directors incidental to the Mergers contemplated hereby.

        Section 8.03.    Notices.     Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:

(a)	If to GABC: German American Bancorp, Inc. 711 Main Street Box 810 Jasper, Indiana 47546 Attn: Mark A. Schroeder, Chairman and Chief Executive Officer
with a copy to: Bingham Greenebaum Doll LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 Attn: Jeremy E. Hill, Esq.
(b)	If to FSI: First Security, Inc. 313 Frederica Street Owensboro, KY 42301 Attn: Michael F. Beckwith, President and Chief Executive Officer
with a copy to: Frost Brown Todd LLC 400 West Market Street Suite 3200 Louisville, Kentucky 40202 Attn: R. James Straus, Esq.

or to such other address as any party may from time to time designate by notice to the others.

        Section 8.04.    Non-survival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, without limitation those included in Section 5.07) that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 8.05.    Representations Not Affected by Review.     The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

        Section 8.06.    Press Releases.     GABC and FSI shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ or the OTCQX, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        Section 8.07.    Entire Agreement.     Except for that certain Confidentiality Agreement dated January 17, 2018, and accepted by or on behalf of the parties thereto as of that date (the "NDA"), this Agreement and the exhibits, schedules, appendices, and agreements contemplated hereunder constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

        Section 8.08.    Headings and Captions.     The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

        Section 8.09.    Waiver, Amendment or Modification.     The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

        Section 8.10.    Rules of Construction.     Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        Section 8.11.    Counterparts/Facsimiles.     This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 8.12.    Successors.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.07, there shall be no third party beneficiaries hereof.

        Section 8.13.    Governing Law; Assignment; Specific Performance.     This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto. The parties agree that irreparable damage would occur in the event that any of the provisions of this

Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 8.14.    Securityholder Litigation.     Each party shall notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a "Transaction Litigation")), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, no party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).

[Signature Page Immediately Follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
GERMAN AMERICAN BANK
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
FIRST SECURITY, INC.
By:	/s/ MICHAEL F. BECKWITH Michael F. Beckwith President and Chief Executive Officer
FIRST SECURITY BANK, INC.
By:	/s/ MICHAEL F. BECKWITH Michael F. Beckwith President and Chief Executive Officer

EXHIBIT 1.01

PLAN OF MERGER

        The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL") and the Kentucky Business Corporation Act (Kentucky Revised Statutes 271B.11-010) ("KBCA"):

        1.     The names of each corporation planning to merge (the "Merger") are:

        German American Bancorp, Inc., an Indiana corporation (the "Surviving Corporation")

        First Security, Inc., a Kentucky corporation (the "Merging Corporation")

        2.     The corporation surviving the Merger is German American Bancorp, Inc., the name of which is not changed pursuant to this Plan of Merger.

        3.     At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of common stock, without par value, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding (other than (i) shares with respect to which holders have properly exercised, and not withdrawn or waived, appraisal rights in accordance with the KBCA, and (ii) shares of Merging Corporation Stock held by the First Security, Inc. 401k and Employee Stock Ownership Plan (the "401(k) and ESOP")) shall be converted into the right to receive, without interest, a cash payment of Twelve and 00/100 Dollars ($12.00) per share and 0.7982 newly-issued shares of common stock of the Surviving Corporation (such cash and such newly-issued shares are hereafter referred to as the "Merger Consideration"), all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated May 22, 2018 (the "Agreement"). At the Effective Time, the issued and outstanding shares of Merging Corporation Stock held of record by the 401(k) and ESOP shall be converted into the right to receive, without interest, a cash payment of Forty and 00/100 Dollars ($40.00) per share, all subject to and in accordance with the terms and provisions of Article I of the Agreement.

        4.     The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

        5.     The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

        6.     No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $[                    ].

        7.     From time to time on and after the Effective Time, the last acting officers of the Merging Corporation or the corresponding officers of the Surviving Corporation may, in the name of the Surviving Corporation, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Corporation and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of the Merger Corporation and otherwise to carry out the intent and purposes of this Plan of Merger.

EXHIBIT 1.05

AGREEMENT AND PLAN OF BANK MERGER

Between

GERMAN AMERICAN BANK

And

FIRST SECURITY BANK, INC.

        THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between GERMAN AMERICAN BANK (hereinafter referred to as "German American"), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and FIRST SECURITY BANK, INC. (hereinafter referred to as "FS Bank"), a bank organized under the laws of the Commonwealth of Kentucky, being located at 313 Frederica Street, Owensboro, County of Daviess, in the Commonwealth of Kentucky, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

  SECTION 1.

        FS Bank shall be merged with and into German American under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

  SECTION 2.

        The name of the surviving bank shall be "German American Bank."

  SECTION 3.

        The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.

  SECTION 4.

        The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended and the Kentucky Financial Services Code, as amended. All assets of FS Bank as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of FS Bank existing as of the effective time of the Merger.

  SECTION 5.

        At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of FS Bank that were issued and outstanding immediately prior to the Merger shall be canceled.

  SECTION 6.

        The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

  SECTION 7.

        This Agreement may be terminated by the mutual consent of the boards of directors of German American and FS Bank at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated May 22, 2018, by and among German American Bancorp, Inc., First Security, Inc., German American Bank and First Security Bank, Inc. ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

  SECTION 8.

        This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana, the Department of Financial Institutions of the Commonwealth of Kentucky, the Secretary of State of the State of Indiana and the Secretary of State of the Commonwealth of Kentucky (the "Effective Time").

  SECTION 9.

        Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and First Security, Inc. as described in the Master Agreement.

  SECTION 10.

        From time to time on and after the Effective Time, the last acting officers of FS Bank or the corresponding officers, shareholder, or agents of German American may, in the name of the surviving bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the surviving bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the surviving bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of FS Bank and otherwise to carry out the intent and purposes of this Agreement.

        WITNESS, the signatures of said merging banks this                        day of May, 2018, each set by its Chairman or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.

GERMAN AMERICAN BANK
Attest:
Secretary	By:	Mark A. Schroeder Chairman and Chief Executive Officer
FIRST SECURITY BANK, INC.
Attest:
Secretary	By:	Michael F. Beckwith President and Chief Executive Officer

EXHIBIT 1.07(b)

MERGER LETTER OF TRANSMITTAL

Attached hereto.

Form of Merger Letter of Transmittal

[German American Bancorp, Inc. Logo]	[Exchange Agent Name] [Address] [Telephone] [Other Contact Details]
[Shareholder Name] [Shareholder Address]	Total Shares:

 Exchange Form—ACTION REQUIRED
The listed original certificates below MUST be returned with this Exchange Form

YOUR ACTION IS REQUIRED—PLEASE FOLLOW THESE INSTRUCTIONS

        Our records indicate you currently hold certificates representing shares of common stock, without par value, of First Security, Inc., each share of which has been converted into the right to receive (a) [    •    ] shares of common stock, without par value, of German American Bancorp, Inc. stock (or cash in lieu of fractional share interests); and (b) a cash payment of $12.00, as a result of the merger of First Security, Inc. with and into German American Bancorp, Inc., effective [Merger Date]. In order to receive your shares of German American Bancorp, Inc. common stock, payment for cash-in-lieu of any fractional share and the merger cash consideration and any future dividend or distributions the Board of Directors of German American Bancorp, Inc. may declare, you MUST return these certificates.

        Please note: If you also hold shares of common stock of First Security, Inc. in uncertificated form, you will receive a statement of your uncertificated shares of German American Bancorp, Inc. common stock and payment for cash-in-lieu of a fractional share and the merger cash consideration in a separate mailing. In order to receive the merger consideration for your certificated shares, please follow the instructions below.

        Lost Certificates:    If you cannot locate some or all of your certificates, read and complete the Lost Securities Affidavit on the back of this form and also mark the boxes below with an X corresponding for the certificate numbers you cannot locate.

        Step 1. Locate and return the following original certificate(s) of your First Security, Inc., common stock, without par value:

Lost	Certificate Numbers	Shares	Lost	Certificate numbers	Shares
☐	XXXXX12345678	1234567890	☐	XXXXX12345678	1234567890
☐	XXXXX12345678	1234567890	☐	XXXXX12345678	1234567890
☐	XXXXX12345678	1234567890	☐	XXXXX12345678	1234567890

        Step 2. Signatures:    Sign and date this form. The names of the registered holders are listed in the Name and Address at the top of this form.

        All registered holders MUST sign exactly as your name(s) appears above.

Signature of Owner	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

Additional Instructions for Completing the Exchange Form and Surrendering Certificates

        Delivery of Certificates:    Your old First Security, Inc. stock certificate(s) and this Exchange Form must be sent or delivered to [Exchange Agent]. The method of delivery of certificates to be surrendered to [Exchange Agent] at one of the addresses set forth on the bottom of this page is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received by [Exchange Agent]. For your convenience, a return envelope is enclosed.

        Authorization and Acknowledgment:    The signature(s) on the reverse side (1) represent(s) that you have full authority to surrender this/these certificate(s) for exchange and warrants that the shares represented by this/these certificate(s) are free and clear of liens, restrictions, adverse claims and encumbrances, and (2) serve(s) as an acknowledgment that any special governance, information, pre-emption, registration or other rights relating to the shares represented by this/these certificate(s), whether granted by written agreement or otherwise, are hereby waived and terminated as of the effective time of the merger of First Security, Inc. with and into German American Bancorp, Inc.

        Special Transfer Instructions:    If your shares are to be issued to a person(s) other than the registered owner(s), a transfer of ownership form must be completed. You may obtain transfer of ownership requirements and instructions from the internet at www.[Exchange Agent].com or by calling [Exchange Agent] at the number listed below.

        Form W-9:    Under U.S. Federal Income Tax law, a stockholder is required to provide [Exchange Agent] with such stockholder's correct Taxpayer Identification Number. If your Taxpayer Identification Number is not certified on our records, we have enclosed a Form W-9 for you to complete and return. Failure to provide the information on the form may subject you to backup withholding on any reportable payment. If you are a foreign individual seeking to qualify as an exempt recipient from backup withholding, you must complete and submit the enclosed Form W-8BEN to [Exchange Agent].

Lost Securities Affidavit

[Form to be provided by Exchange Agent]

        Enclose all original certificates in the envelope provided and send with completed form to [Exchange Agent].

By Mail: [Exchange Agent] [Address]	By Overnight Delivery: [Exchange Agent] [Address]	For Assistance Please Call: [Telephone Number]

EXHIBIT 1.09(a)(ix)

TRANSITION PERIOD RETENTION AGREEMENT

Attached hereto.

TRANSITION RETENTION AGREEMENT

        THIS TRANSITION RETENTION AGREEMENT (this "Agreement") is hereby entered into by and between GERMAN AMERICAN BANK ("German American") and MICHAEL F. BECKWITH (the "Employee") as of                            , 2018.

        WHEREAS, German American Bancorp, Inc. ("GABC") is a holding company for a group of several related and/or affiliated companies, including, but not limited to, German American Bank (GABC's banking subsidiary), German American Investment Services, Inc. (GABC's financial advisory and investment subsidiary) and German American Insurance, Inc. (GABC's insurance subsidiary) (collectively, "Affiliates"). During Employee's employment relationship with German American, Employee may perform services for and/or have access to Confidential Information of one or more of the Affiliates. Therefore, this Agreement is intended to protect the legitimate business interests of GABC and any Affiliate(s) for which Employee performs services and/or about which Employee has access to Confidential Information regarding. Accordingly, the term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bank, GABC and any Affiliate(s) for which Employee performs any services and/or about which Employee is exposed to Confidential Information regarding. GABC and any such Affiliate(s) shall be entitled to enforce this Agreement against Employee as if GABC and/or such Affiliate(s) were a party to this Agreement.

        WHEREAS, the Effective Date of this Agreement shall be 11:59 P.M. EST the day of the effective date of the merger of First Security, Inc. and First Security Bank, Inc. into GABC and German American Bank, respectively, pursuant to that certain Agreement and Plan of Reorganization dated                            (the "Effective Date"). If for any reason the agreement between First Security, Inc. and First Security Bank, Inc. and GABC and German American Bank providing for the merger is terminated without the merger having been completed, then this Agreement shall be deemed null and void and of no force or effect, and no party to this Agreement shall have any rights or obligation hereunder.

        WHEREAS, the parties hereto desire to set forth certain terms and conditions related to the employment of the Employee with German American beginning on the Effective Date

        NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree, that in consideration of the mutual covenants contained herein, and in exchange for the good and valuable consideration to be paid by German American to the Employee, this Agreement by and between the Employee and German American is hereby made as follows:

1.
Employment.    The Employee hereby agrees that for the period beginning on the Effective Date and continuing on an at-will basis, the Employee shall be employed by German American as the Kentucky Divisional President at the Employee's compensation arrangement with German American. The Employee shall also participate in German American's incentive and benefit plans and programs made available to other German American employees in similar positions, in accordance with the terms and conditions of such plans and programs in effect from time to time. This Agreement shall supplement, and not supersede, any other restrictive covenants or similar contractual arrangements by and between German American and the Employee.

  As Kentucky Divisional President, the Employee shall have direct authority and responsibility for managing and executing the day-to-day commercial banking operations of German American within the defined divisional market area and shall have indirect authority and responsibility for all aspects of German American's business throughout the defined divisional market area. The Employee's primary office will be that location from which German American conducts such divisional business from time to time (the "Kentucky Divisional Office"), subject to travel consistent with the nature of the Employee's duties.

2.
Retention Payments.    To induce the Employee to enter into an at-will employment relationship with German American and to the terms and conditions of this Agreement, German American shall pay the Employee the following transition retention incentive payments if the Employee remains employed by German American on the respective payment dates:

a.
$125,000 to be paid by German American in a lump-sum payment on the first anniversary of the Effective Date; and

b.
$125,000 to be paid by German American in a lump-sum payment on the second anniversary of the Effective Date.

  (each such payment is referred to herein as a "Lump Sum Payment").

  Each Lump Sum Payment due in accordance with Paragraph 2 herein shall be made to the Employee by German American on the next regularly scheduled payroll date following the date the Lump Sum Payment becomes due, subject to applicable withholdings and otherwise in accordance with German American's payroll practices. The Lump Sum Payments shall be in addition to, and not in lieu of, the Employee's compensation and incentives and benefits under German American's applicable plans and programs referenced in Paragraph 1 above.

  Provided that, in the event German American terminates the Employee's employment without Cause, or the Employee terminates the Employee's employment for Good Reason, then the Employee shall be entitled to any remaining Lump Sum Payment on the respective payment dates set forth above, subject to the terms and conditions herein and conditioned upon the Employee executing a general release releasing any claims the Employee may have against German American, but not negating the remaining terms of this Agreement. If there is a Change in Control (hereinafter defined), then the Employee shall be paid any remaining unpaid Lump Sum Payments on the effective date of the Change of Control.

  The term "Change in Control" as used herein means and includes the occurrence of one or more of the following events: (i) all or substantially all of the assets or business of GABC or German American are disposed of pursuant to a merger, consolidation or other transaction unless the respective shareholders of GABC immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting securities ("Voting Securities") of GABC, all of the Voting Securities or other ownership interests of the entity or entities, if any, that succeed to the assets or business of GABC or German American; (ii) German American combines with another company (whether through a merger, consolidation or other transaction) and is the surviving corporation but, immediately after the combination, the respective shareholders of GABC immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Securities of the combined company; (iii) any event or transaction occurs, immediately after which the current shareholders of GABC hold directly or indirectly less than 50% of the respective Voting Securities of GABC, provided, however, that for purposes of this subjection (iii), the following acquisitions of GABC stock or Voting Securities shall not constitute a Change in Control: (x) an acquisition by GABC or a subsidiary, or (y) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by GABC or any subsidiary; or (iv) any event or transaction occurs, immediately after which the individuals who, as of January 1, 2018, are members of the Board of GABC ("Incumbent Board") cease for any reason to constitute a majority of such Board; provided, however, that if any new director is approved by a vote of at least a majority of the Incumbent Board of GABC, such new director shall, for all purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rule 14a-1 promulgated under the Securities Exchange Act of 1934 ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board of GABC ("Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

  The term "Cause" as used herein shall mean the occurrence of any of the following events: (i) as determined in German American's reasonable belief, any material act of personal dishonesty taken by the Employee in connection with responsibilities as an employee and intended to result in substantial personal enrichment; (ii) use, possession, sale, or distribution of illegal substances; (iii) the Employee's conviction of or entering of a guilty plea or plea of no contest with respect to fraud or any crime, in which German American reasonably believes has or could have a material detrimental effect on German American's reputation or business; (iv) as determined in German American's reasonable belief, conduct endangering, or likely to endanger, the health or safety of another employee; or (iv) falsifying or mispresenting material information on German American's records. In the event of termination for Cause, German American shall deliver a written notice to the Employee specifying the particulars of the reasons underlying the Cause termination.

  The term "Good Reason" as used herein shall mean the occurrence of any of the following events without the Employee's consent: (i) a reduction in the Employee's base salary or the termination or reduction of any employee benefit that is not part of a general reduction or termination applicable to other employees at the same or similar level to the Employee; (ii) a reduction the Employee's duties or responsibilities from those as of the Effective Date; or (iii) the re-location of the Employee's primary office to a location other than the Kentucky Divisional Office. Provided that, German American will have thirty (30) days from its receipt of any written notice of the Good Reason termination in which to take corrective action to cure the Good Reason, and if German American does not cure the Good Reason, the Good Reason termination will be effective at the end of the thirtieth (30th) day after German American receives the written notice of Good Reason termination; and provided further that for the Employee to exercise the Employee's right to terminate for Good Reason, the Employee must provide written notice of termination for Good Reason within thirty (30) days after the occurrence of the event giving rise to the basis for the Good Reason termination and the Employee must not otherwise be in breach of this Agreement.

  Nothing in this Agreement shall be cause for the Employee to remain employed with German American for any continued period of time and the Employee's employment with German American shall, at all time, remain at-will.

3.
Confidential Information and Return of Property.    In connection with the Employee's employment with German American, the Employee will receive oral and written information in confidence relating to German American, which information is or is deemed to be Confidential Information (as defined herein) and the sole and exclusive property of German American. For purposes of this Agreement, "Confidential Information" means information that German American owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to German American's business plans, financial condition, products and services, operating and other costs, sales, pricing, clients, potential clients, vendors, referral sources, consultants, client usage requirements and investment information, client specifications and preferences, account information, marketing ideas, plans for products and services, plans for improvements and development of products and services, billing and collection information, any procedure, discovery, formula, data, results, idea or technique, any trade dress, copyright, patent or other intellectual property right or registration or application therefor or materials relating thereto, and any information relating to the foregoing or to any development, marketing, servicing, sales, financing, legal or other business activities or to any present or future products or services, prices, plans, forecasts, the employees, or consultants, whether in oral, written, graphic or electronic form and any other information which derives independent economic value, either actual or potential.

  Information supplied to the Employee from outside sources and/or third parties will also be considered Confidential Information unless and until German American designates it otherwise.

  The Employee agrees to use Confidential Information solely in the course of the Employee's duties with German American and in furtherance of German American's business. The Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Employee's employment with German American and thereafter, that the Employee will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on the Employee's own behalf or on the behalf of a third party without, in each instance, the prior written consent of German American, except information that is available to the general public or as otherwise required by law or order of court or other governmental agency.

  Nothing contained in this Agreement shall be construed as giving the Employee any proprietary interest in the tangible or intangible assets of German American. Upon the termination of the Employee's employment with German American, the Employee shall promptly deliver to German American (without keeping copies thereof) all German American property, including, without limitation, all written records, software, hardware, credit cards, keys, computer access codes or disks, financial information, charts, files, business plans, correspondence, manuals, notes, reports, programs, proposals, and any documents containing Confidential Information, concerning German American.

4.
Restrictive Covenant.    Employee acknowledges that during Employee's employment with German American, Employee will have extensive access to Confidential Information and may develop business relationships and goodwill in German American's Business and with German American's clients and prospective clients. As a result of the extensive access to Confidential Information and the development of business relationships and goodwill, Employee agrees that Employee shall not, without the prior written consent of German American, directly or indirectly, for Employee or on behalf of any Competitor:

a.
During Employee's employment with German American, and during the Restricted Period, employ, solicit, contact, or communicate with, for the purpose of hiring, employing or engaging, any individual who is an employee, agent, or independent contractor of German American, or who has been, within the twelve (12) month period immediately preceding the termination of Employee's employment with German American, other than any general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such individual.

b.
During Employee's employment with German American, and during the Restricted Period, compete with German American by engaging in any bank or bank-related business which competes with the Business of German American as conducted during Employee's employment with German American for any financial institution, including, but not limited to, banks, savings and loan associations, and credit unions, within a fifty (50) mile radius of any of the German American Kentucky locations for which the Employee provided management oversight during the Employee's employment with German American.

c.
During Employee's employment with German American, and during the Restricted Period, canvas, solicit, or accept any Business from any Client or Potential Client of German American.

d.
During Employee's employment with German American, and during the Restricted Period, induce, cause, advise, or otherwise influence any vendors, referral sources, consultants, Clients, or Potential Clients of German American to cease doing Business with German American.

  e.
  During Employee's employment with German American, and during the Restricted Period, make any negative or disparaging remarks about German American, to any Competitor, Client, Prospective Client, employee, independent contractor, vendor, referral source, and/or consultant of German American, or to any other individual or entity.

  The term "Restricted Period" as used herein shall refer to a period of twenty-four (24) months from the earlier of (i) the date for payment of the final Lump Sum Payment identified in Paragraph 2(b) of this Agreement; or (ii) termination of Employee's employment with German American, for whatever reason.

  The term "Business" as used herein shall refer to German American's financial services and/or products (including personal banking, business banking, commercial lending, personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products) which are the same or substantially similar to, or the functional equivalent or alternative for, those financial services Employee performed and/or those financial products marketed and/or offered by Employee for or on behalf of German American at any time during the twelve (12) month period immediately preceding the termination of Employee's employment with German American.

  The term "Competitor" as used herein shall refer to any individual or entity that engages in the business of providing financial services and/or products, including personal and business banking, commercial and personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products.

  The term "Client" as used herein shall refer to any individual or entity: (i) who German American does Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee did Business with on behalf of German American at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment, or which Employee had access to any Confidential Information regarding.

  The term "Potential Client" as used herein shall refer to any individual or entity: (i) who German American has solicited, approached, or contacted concerning the possibility of doing Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee was involved in any such solicitation, approach or contact, or which Employee had access to any Confidential Information regarding.

  Employee acknowledges and agrees that the restricted period of time, the geographic scope, and the definitions used in this Paragraph 4 are reasonable. Employee acknowledges that German American has a legitimate business interest justifying the restrictions contained in this Agreement and that such restrictions are reasonably necessary to protect such legitimate business interests and the protection of German American's Confidential Information and/or trade secrets. Accordingly, this Paragraph 4 shall be enforced to the maximum extent allowed by law.

5.
Breach of Agreement.

a.
Employee acknowledges that any breach of Paragraphs 3 or 4 of this Agreement by Employee may cause irreparable damage to German American and that the legal remedies available to German American will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 3 or 4 of this Agreement by Employee, Employee agrees that German American shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 3 or 4 of this Agreement, Employee agrees to pay German American its reasonable attorney's fees and costs incurred in seeking relief from Employee's breach, in addition to any other relief allowed by law. Further, the restricted periods of time in Paragraph 4 of this Agreement shall be extended by one additional day for each day a court of competent jurisdiction finds Employee to have been in breach of Paragraph 4 of this Agreement.

    Employee and German American hereby submit to the jurisdiction and venue of the Dubois County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 3 or 4 of this Agreement.

  b.
  Employee and German American hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 5(a) of this Agreement, shall be settled by binding arbitration in Dubois County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney's fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement, except those identified in Paragraph 5(a).

  c.
  German American shall have the right to cease any remaining Lump Sum Payment owed under this Agreement in the event of any breach or threatened breach of Paragraph 3 or 4 of this Agreement, not as liquidated damages, but as the Employee's first breach of the Agreement, subject to the final determination with respect to such matter.

6.
Defend Trade Secrets Act of 2016.    Notwithstanding any other provision of this Agreement, the following notice of immunity under the Defend Trade Secrets Act of 2016 ("DTSA") is provided as follows:

a.
The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

b.
If the Employee files a lawsuit for retaliation by German American for reporting a suspected violation of law, the Employee may disclose trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee (i) files any document containing trade secrets under seal; and (ii) does not disclose trade secrets, except pursuant to court order.

7.
Agreement and Plan of Reorganization.    Notwithstanding anything to the contrary contained herein, in the event of a termination of the Agreement and Plan of Reorganization by and among First Security, Inc. and First Security Bank, Inc. into GABC and German American Bank prior to closing, this Agreement and all of its terms and conditions shall terminate and be of no further force or effect against either party.

  Nothing herein shall serve to limit Employee's rights under any employee benefit plan, or the terms of such Agreement and Plan of Reorganization, which rights shall be governed by the terms of such plans and Agreement and Plan of Reorganization.

8.
Suspension.    If the Employee is suspended and/or temporarily prohibited from participating in the conduct of German American's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), German American's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, German American shall (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, German American shall be entitled to terminate this Agreement by written notice to the Employee subject to the payment of any amounts earned but not yet paid and this Agreement and the Employee's employment shall terminate at the close of business on the date German American provides such notice.

9.
Removal or Prohibition.    If the Employee is removed and/or permanently prohibited from participating in the conduct of German American's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of German American under this Agreement shall terminate as of the effective date of the order subject to the payment of any amounts earned but not yet paid.

10.
Default of German American.    If German American is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), and this Agreement is required to be terminated or is repudiated in accordance with applicable law, all obligations under this Agreement shall terminate as of the date of default subject to the payment of any amounts earned but not yet paid.

11.
Termination by Regulatory Action.    All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of German American: (i) by the Federal Deposit Insurance Corporation (the "Corporation"), at the time the Corporation enters into an agreement to provide assistance to or on behalf of German American under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Corporation at the time the Corporation approves a supervisory merger to resolve problems related to operation of German American or when German American is determined to be in an unsafe and unsound condition. Any such termination would be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

12.
Conflict with Regulations.    If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Corporation policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

13.
Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of German American, and unless clearly inapplicable, all references herein to German American shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of the Employee hereunder are personal in nature and may not be delegated without the prior written approval of German American.

14.
Choice of Law.    This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

15.
Severability.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

16.
Survival.    The terms and conditions of this Agreement shall survive the termination of Employee's employment with German American and/or the termination of this Agreement, as applicable.

17.
Waiver and Breach.    No act or omission by any party shall be deemed a waiver by such party of any of such party's rights under this Agreement. The Employee acknowledges that every situation is unique and German American may need to respond to the actions of one employee differently than to the actions of another employee. Therefore, the failure of German American to enforce the same, similar, or different restrictions against another employee, or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of any restrictions against the Employee.

  Furthermore, any alleged breach by German American of any of its obligations to the Employee, whether contractual or otherwise, shall not in any circumstances release, invalidate, or cause to be ineffective any of the provisions of this Agreement, including, but not limited to, the restrictive covenants and confidentiality provisions hereof.

18.
Notice.    Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

If to German American: German American Bank
Attn:	Mark A. Schroeder,
Chairman & Chief Executive Officer
711 Main Street, P.O. Box 810 Jasper, Indiana 47547-0810
If to the Employee: Michael F. Beckwith At the address on file with German American
19.
Acknowledgement.    The Employee represents and acknowledges that the Employee has had adequate time to review this Agreement, the Employee has had the opportunity to ask questions and receive answers from German American regarding this Agreement, and the Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

20.
Code Section 409A.    It is intended that any amounts payable under this Agreement and German American's and the Employee's exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following the Employee's separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to "specified employees," then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of German American referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, German American and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

++THE REMAINDER OF THIS PAGE IS BLANK++

++THE SIGNATURE PAGE FOLLOWS++

        IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

"GERMAN AMERICAN" GERMAN AMERICAN BANK		"EMPLOYEE"
By:	Mark A. Schroeder, Chairman and Chief Executive Officer	Michael F. Beckwith

EXHIBIT 5.06(e)

TERMINATION AND RELEASE AGREEMENT

Attached hereto.

TERMINATION AND RELEASE AGREEMENT

        THIS TERMINATION AND RELEASE AGREEMENT ("Agreement") is voluntarily entered into as of the date(s) set forth below by and between                 ("Employee") and German American Bank ("German American").

        WHEREAS, German American has either elected not to employ Employee or has terminated Employee's employment within twelve (12) months of the effective date of the merger of First Security Bank, Inc. ("First Security") into German American Bank; with such election or termination being effective as of                        , 201    (the "Separation Date");

        NOW THEREFORE, German American and Employee desire to fully and completely settle and dispose of any and all claims of any kind or nature which Employee may now or hereafter have against German American. German American and Employee also desire that Employee keeps this Agreement confidential. In consideration of the foregoing, and the mutual promises and covenants to be performed as herein set forth, the parties hereto agree as follows:

        1.    Definition.    The term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bank, its affiliates and German American Bancorp, Inc. German American and any such affiliate(s) shall be entitled to enforce this Agreement as if a party to this Agreement. The term "First Security," as used in this Agreement, shall be deemed to include, in addition to First Security Bank, Inc., First Security, Inc. immediately prior to the effective time of the merger of First Security, Inc. with and into German American Bancorp, Inc.

        2.    Separation of Employment.    Effective as of the Separation Date, Employee's employment with German American shall be terminated. Employee acknowledges that German American does not have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.

        3.    Severance Payment.    In exchange for the promises and covenants contained herein, German American shall pay Employee a "Severance Payment" equal to $            , consisting of one (1) week of pay, at Employee's base rate of pay in effect as of the Separation Date, for each full year of Employee's continuous service with First Security, or any of its subsidiaries or affiliates, and/or German American (as applicable), with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. The Severance Payment shall be paid in lump sum (less all applicable taxes, including Federal, State and local taxes, and FICA) within ten (10) days following Employee's execution of this Agreement, and reported on a form W-2; provided, however, that if the Review Period and Revocation Period described in Section 6, along with the ten (10) day period within which payment is to be made span two calendar years, the Severance Payment will be made in the second calendar year. In addition, Employee shall be entitled to his or her accrued paid-time-off and to continuation coverage under any applicable First Security or German American group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by Employee. Apart from the Severance Payment, German American has paid Employee any and all other compensation owed to Employee by German American.

        4.    Employee's Release.    In exchange for the promises and covenants herein, including the payment of the Severance Payment, Employee, Employee's heirs, next of kin, personal representatives, assigns and successors in interest, hereby irrevocably, unconditionally and generally releases, acquits and forever discharges to the fullest extent permitted by law German American, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them ("Released Parties"), from any and all grievances, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, engagement, employment, bonuses, commissions, fees, back pay, front pay, lost wages, liquidated, compensatory and/or punitive damages, benefits, obligations, promises, agreements, controversies, attorney's fees, costs, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, which arise out of Employee's employment and/or the separation of Employee's employment.

By way of specification and not by way of limitation, Employee specifically waives, releases, and agrees to forego any rights or claims that Employee may now have, may have heretofore had, or may at any time hereafter have against the Released Parties on matters arising prior to and up to the date of this Agreement under tort, contract, statute, or other law of the United States or any of its individual states, including, but not limited to, claims arising out of allegations of wrongful, retaliatory or constructive discharge, breach of contract, breach of implied covenant of good faith and fair dealing, tortious interference with contract, misrepresentation, fraud, promissory estoppel, slander, libel, defamation, emotional pain and suffering and intentional infliction of emotional distress or any claim under Title VII, the Civil Rights Act of 1991, the ADA, the ADEA, the FMLA, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States or any of its individual states, or any political subdivision thereof.

        5.    Exclusions from Release.    Employee understands that he does not waive future claims. Also, Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent Employee from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim. Employee acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim Employee might have under the ADEA without either: (a) repaying to German American the amounts paid by it to him or on my behalf under this Agreement; or (b) paying to German American any other monetary amounts (such as attorney's fees and/or damages).

        6.    Waiver of Rights and Claims under the Age Discrimination in Employment Act.    In the event Employee is at least forty (40) years of age, Employee is covered by the provisions of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In conformance with these acts, Employee acknowledges that on                                    , 201            , German American delivered this Agreement to Employee and advised Employee of Employee's right to consult with an attorney prior to executing this Agreement. Employee is also advised that as of the date this Agreement was delivered to Employee, Employee has a period of forty-five (45) days in which to review and execute this Agreement ("Review Period"). Employee is also advised that, after executing this Agreement, Employee has an additional seven (7) days in which to revoke this Agreement ("Revocation Period"). Employee's signature shall constitute and be considered a waiver of any prospective days remaining in the Review Period. The terms of this Agreement will become effective upon the expiration of the Revocation Period. Employee understands that if Employee revokes this Agreement, all consideration agreed to by German American, including but not limited to the Severance Payment, will be forfeited and this Agreement will become null and void and unenforceable by any party.

        7.    Confidentiality.    Employee acknowledges and agrees that he will keep the terms and amounts paid pursuant to this Agreement completely confidential, except as to his attorney, tax advisor, and/or spouse and as required by law or in order to effectuate the terms of this Agreement.

        8.    Miscellaneous Representations and Warranties.    In consideration of German American's willingness to enter into this Agreement, Employee hereby makes the following representations and warranties to German American: Employee is aware, by signing this Agreement, that Employee is giving up the right to initiate a lawsuit or pursue other legal proceedings; Employee agrees to abide by the agreements and covenants contained herein; there are no other promises or representations which have been made to Employee related to the matters covered herein, except those contained in this Agreement; and this Agreement should be construed in accordance with and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

        9.    Section 409A.    This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Code Section 409A.

        Employee acknowledges that Employee has carefully read and reviewed the foregoing Agreement, acknowledges its contents, and agrees to be bound by its terms. Employee further acknowledges that Employee has had the opportunity to consult with an attorney and has been provided reasonable time to consider this Agreement.

SIGNATURE PAGE TO FOLLOW

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives.

EMPLOYEE
Date:
Printed Name:
Signature:
GERMAN AMERICAN BANK
By: Mark A. Schroeder, Chairman and CEO
Date:

Annex B

May 22, 2018

Board of Directors
First Security, Inc.
313 Frederica Street
Owensboro, KY 42301

Members of the Board of Directors:

        We understand that German American Bancorp, Inc. ("German American") and First Security, Inc. (the "Company") propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into German American (the "Transaction") and that, in connection with the Transaction, each outstanding share of common stock, no par value, of the Company (the "Common Shares"), excluding the Common Shares held by the Company's Employee Stock Ownership Plan and 401(k) plan (the "ESOP and 401(k) Common Shares"), will be converted into the right to receive (i) 0.7982 shares of common stock, no par value ("German American Common Stock") of German American and (ii) an estimated $12.00 dollars in cash per Common Share (collectively, the "General Shareholder Transaction Consideration"). Each of the ESOP and 401(k) Common Shares will be converted into the right to receive $40.00 in cash (the "ESOP and 401(k) Transaction Consideration" and collectively with the General Shareholder Transaction Consideration, the "Transaction Consideration"). The Board of Directors of the Company (the "Board") has requested that Raymond James & Associates, Inc. ("Raymond James") provide its opinion (the "Opinion") to the Board as to whether, as of the date hereof, the Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the Transaction Consideration is $40.02 per Common Share.

        In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

  1.
  reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Reorganization by and among German American, German American Bank, the Company and First Security Bank, Inc. dated May 18, 2018 (the "Agreement');

  2.
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the fiscal quarters ending June 30, 2018 through December 31, 2018, and the fiscal years ending December 31, 2019 through December 31, 2022, as approved for our use by the Company (the "Projections");

  3.
  reviewed the Company's recent public filings and certain other publicly available information regarding the Company;

  4.
  reviewed German American's recent public filings and certain other publicly available information regarding German American;

  5.
  reviewed financial, operating and other information regarding the Company and the industry in which it operates;

  6.
  reviewed the financial and operating performance of the Company and those of selected public companies that we deemed to be relevant;

  7.
  considered the publicly available financial terms of certain transactions we deemed to be relevant;

  8.
  reviewed the current and historical market prices and trading volume for German American Common Stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

  9.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

  10.
  discussed with members of the senior management of the Company and German American certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

        With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or German American. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or German American. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or German American, or the combined entity after the Transaction, and we have not reviewed any individual credit files relating to the Company or German American. We have assumed, with your consent, that the respective allowances for loan losses for the Company and German American are adequate to cover such losses and will be, adequate on a pro forma basis for the combined entity. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. For the purposes of our analysis, with your consent, we have assumed the conversion to Common Shares of all of the Company's convertible subordinated debt. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

        We have relied upon, without independent verification, the assessment of the Company's management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 18, 2018 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

        We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of German American Common Stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of German American at that time. Our opinion is limited to the fairness, from a financial point of view, of the Transaction Consideration to be received by the holders of the Common Shares.

        We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction.

        Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

        In formulating our opinion, we have considered only what we understand to be the Transaction Consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company's officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company's or any other party's security holders or other constituencies vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or German American or the ability of the Company or German American to pay their respective obligations when they come due.

        The delivery of this opinion was approved by an opinion committee of Raymond James.

        Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and has or will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business, Raymond James may trade in the securities of German American for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to German American (in the previous two years), including serving as financial advisor to German American in connection with its acquisition of certain assets and liabilities from MainSource Financial Group, Inc. (closed May 2018), for which Raymond James has been paid fees.

        It is understood that this letter is for the information of the Board of Directors of the Company (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction or whether such shareholder should enter into a support agreement or similar voting agreement in connection with the proposed Transaction, nor is this letter intended to confer rights or remedies upon shareholders of the Company. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Annex C

Subtitle 13 of the Kentucky Business Corporation Act, Dissenters' Rights

Right to Dissent and Obtain Payment for Shares

271B.13-010.    Definitions for subtitle.

        As used in this subtitle:

          (1)   "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

          (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

          (3)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

          (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020.    Right to dissent.

        (1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the corporation is a party:

            1.     If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            2.     If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d)   Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

          (e)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            1.     Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

            2.     Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            3.     Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

            4.     Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040; or

            5.     In a public benefit corporation, changes the public benefit provisions;

          (f)    Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2);

          (g)   Any election by a corporation to become a public benefit corporation or pursuant to the merger of a corporation with and into a public benefit corporation; or

          (h)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to the consummation of the corporate action.

271B.13-030.    Dissent by nominees and beneficial owners.

        (1)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (2)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a)   He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Procedure for Exercise of Dissenters' Rights

271B.13-200.    Notice of dissenters' rights.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

        (2)   If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210.    Notice of intent to demand payment.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Shall not vote his shares in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220.    Dissenters' notice.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

        (2)   The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e)   Be accompanied by a copy of this subtitle.

271B.13-230.    Duty to demand payment.

        (1)   A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

        (2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240.    Share restrictions.

        (1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

        (2)   The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250.    Payment.

        (1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (2)   The payment shall be accompanied by:

          (a)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b)   A statement of the corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated; and

          (d)   A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260.    Failure to take action.

        (1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270.    After-acquired shares.

        (1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280.    Procedure if shareholder dissatisfied with payment or offer.

        (1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

        (2)   A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Judicial Appraisal of Shares

271B.13-300.    Court action.

        (1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)   The corporation shall commence the proceeding in the Circuit Court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

        (5)   Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310.    Court costs and counsel fees.

        (1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

        (2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

          (b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

        (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        The Indiana Business Corporation Law ("IBCL"), the provisions of which govern German American, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

        The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

        Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such a committee, or by the shareholders of the corporation.

        In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

        The Restated Bylaws of German American contain provisions pursuant to which the officers and directors of German American are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of German American. Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.

        German American maintains directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of German American and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling German American pursuant to the foregoing provisions, German American has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

        The merger agreement filed as Exhibit 2.1 to this Registration Statement provides for indemnification of the past and present officers and directors of First Security and its subsidiaries, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits:

Number	Description
2.1	Agreement and Plan of Reorganization by and among the Registrant, First Security, Inc., First Security Bank, Inc., and German American Bank, dated May 22, 2018, is included as Annex A to the proxy statement/prospectus included in this registration statement.
3.1
Restatement of the Articles of Incorporation of the Registrant is incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed May 9, 2017.
3.2	Restated Bylaws of German American Bancorp, Inc., as amended and restated July 27, 2009, is incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K filed March 9, 2015.
4.1	Specimen Certificate of the Registrant's Common Shares is incorporated by reference from Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed October 21, 2010.
4.2
Terms of Common Shares and Preferred Shares of the Registrant (included in Restatement of Articles of Incorporation) are incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed May 9, 2017.
4.3
No long-term debt instrument issued by the Registrant exceeds 10% of consolidated total assets or is registered. In accordance with paragraph 4 (iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.
5.1	Opinion of Bingham Greenebaum Doll LLP regarding the validity of the securities registered hereunder.†
8.1	Opinion of Bingham Greenebaum Doll LLP regarding certain tax matters.†
10.1
Voting Agreement, dated as of May 22, 2018, among German American Bancorp, Inc. and each member of the Board of Directors of First Security, Inc. is incorporated by reference from Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed May 22, 2018.

Number	Description
10.2	Voting and Support Agreement, dated as of May 22, 2018, between German American Bancorp, Inc. and Castle Creek Capital Partners V, L.P. is incorporated by reference from Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed May 22, 2018.
10.3
Voting and Support Agreement, dated as of May 22, 2018, among German American Bancorp, Inc., Financial Opportunity Fund LLC (f/k/a FJ Capital Long/Short Equity Fund LLC), Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC and Bridge Equities X, LLC is incorporated by reference from Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed May 22, 2018.
10.4
Form of Transition Retention Agreement between German American Bank and Michael F. Beckwith is incorporated by reference from Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed May 22, 2018 (Exhibit 1.09(a)(ix) to the Agreement and Plan of Reorganization).
21.1	Subsidiaries of the Registrant is incorporated by reference from Exhibit 21 to the Registrant's Annual Report on Form 10-K for its year ended December 31, 2017.
23.1	Consent of Crowe LLP (with respect to German American).
23.2	Consent of Bingham Greenebaum Doll LLP (validity) (included in Exhibit 5.1).
23.3	Consent of Bingham Greenebaum Doll LLP (tax matters) (included in Exhibit 8.1).
23.4	Consent of Raymond James & Associates, Inc.†
24.1	Power of Attorney.
99.1	Form of First Security, Inc. proxy card.

†
Previously filed.

        (b)   Financial Statement Schedules:

        All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on July 13, 2018.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below in the City of Jasper, State of Indiana, on July 13, 2018.

Name	Capacity	Signature

Mark A. Schroeder	Principal Executive Officer; Director	/s/ MARK A. SCHROEDER
Bradley M. Rust	Principal Financial and Accounting Officer	/s/ BRADLEY M. RUST
Lonnie D. Collins	Director	*
Christina M. Ernst	Director	*
Marc D. Fine	Director	*
U. Butch Klem	Director	*
J. David Lett	Director	*
Chris A. Ramsey	Director	*
M. Darren Root	Director	*
Thomas W. Seger	Director	*
Raymond W. Snowden	Director	*

*By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Attorney-in-fact July 13, 2018